Filed Pursuant to Rule 424(b)(3)
Registration No. 333-149609
PROSPECTUS

Exchange Offer and Consent Solicitation

Offer to Exchange
National Oilwell Varco 6 1/8% Senior Notes due 2015
For All Outstanding
Grant Prideco 6 1/8% Senior Notes due 2015

Exchange Offer Expiration: April 21, 2008, unless extended
Consent Payment Deadline: April 3, 2008, unless extended

We are making this exchange offer and consent solicitation in connection with, and subject to the consummation of, the planned acquisition of Grant Prideco, Inc. by National Oilwell Varco, Inc. pursuant to the agreement and plan of merger referred to below.

We are offering to exchange all properly tendered and accepted 6 1/8% Senior Notes due 2015 that were issued by Grant Prideco. In exchange for each Grant Prideco note that is properly tendered and accepted, holders will receive a new National Oilwell Varco note in a principal amount equal to the exchange price of such tendered Grant Prideco note. However, the principal amount of each new National Oilwell Varco note will be rounded down, if necessary, to the nearest whole multiple of $1,000, and we will pay cash equal to the remaining portion, if any, of the exchange price of such Grant Prideco note. The exchange price for each Grant Prideco note will be 100% of its principal amount if it is properly tendered prior to 5:00 p.m., New York City time, on April 3, 2008, and 95% of its principal amount if it is properly tendered after such time and prior to the expiration of the exchange offer. Each new National Oilwell Varco note issued in exchange for a Grant Prideco note will have the same interest rate, interest payment dates, redemption terms and maturity as the Grant Prideco note, and will accrue interest from the most recent interest payment date of the Grant Prideco note. The exchange offer will expire immediately following 9:00 a.m., New York City time, on April 21, 2008, unless extended. You may withdraw tendered notes at any time prior to the expiration of the exchange offer. As of the date of this prospectus, there was $174,585,000 principal amount of Grant Prideco notes outstanding. The CUSIP No. for the Grant Prideco notes is 38821GAH4.

We are also soliciting consents to amend the indenture governing the Grant Prideco notes. In order to give your consent to the proposed amendments, you must validly tender your Grant Prideco notes in the exchange offer. Grant Prideco will pay $2.50 per $1,000 principal amount of Grant Prideco notes to each holder of Grant Prideco notes only if the holder has delivered and not revoked a valid consent by the consent payment deadline and we accept such consent. The consent payment deadline for the consent solicitation will be 5:00 p.m., New York City time, on April 3, 2008, unless extended. You may revoke your consent at any time prior to the consent payment deadline, but you may not do so after that deadline. A holder validly tendering Grant Prideco notes for exchange will, by tendering those notes, consent to the amendments to the indenture under which those notes were issued as described under “The Proposed Amendments”.

Our obligations to complete the exchange offer and to cause Grant Prideco to make the consent payments are conditioned upon, among other things, consummation of the merger referred to below and receipt of valid consents sufficient to effect all of the proposed amendments to the Grant Prideco indenture.

On December 16, 2007, National Oilwell Varco and Grant Prideco entered into an Agreement and Plan of Merger pursuant to which National Oilwell Varco will acquire all of the issued and outstanding shares of common stock of Grant Prideco. Pursuant to the merger agreement, Grant Prideco will merge with and into NOV Sub, Inc., a wholly owned subsidiary of National Oilwell Varco, and NOV Sub will be the surviving company in the merger. In the merger, each stockholder of Grant Prideco will receive 0.4498 of a share of common stock of National Oilwell Varco and $23.20 in cash for each share of common stock of Grant Prideco that the stockholder owns, plus cash in lieu of fractional shares. Stockholders of National Oilwell Varco will continue to own their existing shares, which will not be affected by the merger. Based on the number of outstanding shares of common stock of Grant Prideco and the number of outstanding shares of common stock of National Oilwell Varco on March 14, 2008, we anticipate that stockholders of Grant Prideco will own approximately 14% of the outstanding shares of common stock of National Oilwell Varco immediately following the merger.

In order to consummate the merger, the merger agreement must be adopted by the stockholders of Grant Prideco. The obligations of National Oilwell Varco and Grant Prideco to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger, including receiving approvals from regulatory agencies. If the merger agreement is terminated for any reason, National Oilwell Varco intends promptly to terminate the exchange offer and the consent solicitation.

We plan to issue new National Oilwell Varco notes as soon as practicable after the exchange offer expiration and the consummation of the merger (in exchange for Grant Prideco notes that are properly tendered before the expiration of the exchange offer).

The National Oilwell Varco notes will not be listed on any securities exchange.

This investment involves risks. See the section entitled “Risk Factors” that begins on page 11 for a discussion of the risks that you should consider in connection with your investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of National Oilwell Varco, Grant Prideco, the exchange agent, the information agent, the trustee under the Grant Prideco indenture, the trustee under the National Oilwell Varco indenture or the dealer manager makes any recommendation as to whether holders of Grant Prideco notes should exchange their notes in the exchange offer or consent to the proposed amendments to the Grant Prideco indenture.

The dealer manager for the exchange offer and consent solicitation is:

Goldman, Sachs & Co.

The date of this prospectus is March 20, 2008

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information”.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain various forward-looking statements and information that are based on the beliefs of National Oilwell Varco, as well as assumptions made by National Oilwell Varco and information currently available to us. When used in this prospectus, words such as “anticipate”, “project”, “expect”, “plan”, “goal”, “forecast”, “intend”, “could”, “believe”, “may”, and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Forward-looking statements in this prospectus also include:

•	statements relating to the cost savings, transaction costs or integration costs that National Oilwell Varco anticipates to arise from the merger;

•	statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating National Oilwell Varco and Grant Prideco;

•	statements relating to revenue, income and operations of the combined company after the merger is completed;

•	statements regarding the expected financing available to National Oilwell Varco for the cash portion of the consideration payable in the merger; and

•	statements relating to Grant Prideco’s expected sale of certain tubular business units.

These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the “Risk Factors” section of this prospectus, could cause actual results to differ materially from those described in the forward-looking statements:

•	expected cost savings from the merger may not be fully realized or realized within the expected time frame;

•	revenue of the combined company following the transaction may be lower than expected;

•	costs or difficulties related to obtaining regulatory approvals for completing the merger and, following the transaction, to the integration of the businesses of National Oilwell Varco and Grant Prideco, may be greater than expected;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which National Oilwell Varco or Grant Prideco is doing business, may be less favorable than expected:

•	the potential for rapid and significant changes in technology and their effect on the combined company’s operations;

•	inability to retain key personnel after the merger; and

•	operating, legal and regulatory risks.

Except for its ongoing obligations to disclose material information as required by the federal securities laws, National Oilwell Varco has no intention or obligation to update these forward-looking statements after it distributes this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

National Oilwell Varco has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 that registers the issuance of National Oilwell Varco notes in exchange for Grant Prideco notes. That registration statement, including the attached exhibits and schedules, contains additional relevant information about National Oilwell Varco. The rules and regulations of the Securities and Exchange Commission allow us to omit some of the information included in the registration statement from this prospectus.

In addition, National Oilwell Varco and Grant Prideco file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549
1-800-732-0330

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

The Securities and Exchange Commission also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers, including National Oilwell Varco and Grant Prideco, that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

The Securities and Exchange Commission allows National Oilwell Varco to “incorporate by reference” information into this prospectus. This means that National Oilwell Varco can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus.

This prospectus incorporates by reference the documents listed below that National Oilwell Varco and Grant Prideco have previously filed with the Commission, excluding any information furnished, pursuant to Item 2.02 or Item 7.01 in a Current Report on Form 8-K or other applicable rules of the Commission, rather than filed.

National Oilwell Varco’s Filings (File No. 001-12317)

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 29, 2008 (10-K) and March 13, 2008; and.

•	Current Reports on Form 8-K dated February 20, 2008 and February 21, 2008.

You may request a copy of National Oilwell Varco’s filings at no cost by making written or telephone requests for copies to: National Oilwell Varco, Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036, (713) 375-3700, Attention: Investor Relations.

National Oilwell Varco also makes available free of charge on its Internet website at http://www.nov.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on the web site of National Oilwell Varco is not part of this prospectus.

Grant Prideco’s Filings (File No. 001-15423)

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 29, 2008; and

•	Current Report on Form 8-K dated February 29, 2008.

You may request a copy of Grant Prideco’s filings at no cost by making written or telephone requests for copies to Grant Prideco, Inc., 400 N. Sam Houston Parkway East, Suite 900, Houston, Texas 77060, Telephone: (281) 878-8000, Attention: Investor Relations.

Grant Prideco also makes available free of charge on its Internet website at http://www.grantprideco.com its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Commission. Information contained on the web site of Grant Prideco is not part of this prospectus.

We also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration of the exchange offer. Those documents include periodic reports such as an Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference into this prospectus through National Oilwell Varco or from the Securities and Exchange Commission’s website at http://www.sec.gov. Documents incorporated by reference are available from National Oilwell Varco without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into this prospectus.

We have not authorized anyone to give any information or make any representation about the merger, the exchange offer, the consent solicitation, National Oilwell Varco or Grant Prideco, that is different from, or in addition to, the information contained in this prospectus or in any of the materials that have been incorporated into this prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offer and consent solicitation fully and for a more complete description of the terms of the merger, you should read carefully this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information”. We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary.

Unless otherwise indicated, pro forma financial results presented in this prospectus give effect to the completion of the merger.

The Companies

National Oilwell Varco, Inc.  National Oilwell Varco, Inc. is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production, the provision of oilfield services and supply chain integration services to the upstream oil and gas industry. With over 700 worldwide manufacturing and service center locations across six continents, National Oilwell Varco supplies customer-focused solutions to meet the quality, productivity, safety and environmental requirements of the oil and gas industry.

National Oilwell Varco designs, manufactures, sells and services complete systems for drilling, completion and servicing of oil and gas wells both on land and offshore. It also provides a variety of consumable goods and services used to drill, complete, remediate and workover oil and gas wells and service pipelines, flowlines and other oilfield tubular goods. In addition, National Oilwell Varco provides maintenance, repair and operating supplies and spare parts to drill site and production locations worldwide.

National Oilwell Varco’s principal executive offices are located at 7909 Parkwood Circle Drive, Houston, Texas 77036 and its telephone number is (713) 346-7500.

Grant Prideco, Inc.  Grant Prideco, Inc. is a world leader in drill stem technology development and drill pipe manufacturing, sales and service, as well as a leader in drill bit and specialty tools, manufacturing, sales and service. In addition, Grant Prideco provides an integrated package of large-bore tubular products and services.

Grant Prideco manufactures and sells drill stem products, including drill pipe products, drill collars and heavyweight drill pipe and drill stem accessories, as well as designs, manufactures and distributes drill bits, hole- opening or hole enlarging tools, coring services and other related technology to the oil and gas industry. Grant Prideco also offers an integrated package of large-bore tubular products and services for offshore wells and well-site data transmission services.

Grant Prideco’s principal executive offices are located at 400 N. Sam Houston Parkway East, Suite 900, Houston, Texas 77060 and its telephone number is (281) 878-8000.

The Merger (see page 26)

Pursuant to the merger agreement dated as of December 16, 2007, at the effective time of the merger, Grant Prideco will merge with and into NOV Sub, Inc., a wholly owned subsidiary of National Oilwell Varco, with NOV Sub surviving the merger. As a result of the merger, each stockholder of Grant Prideco will receive 0.4498 of a share of common stock of National Oilwell Varco and $23.20 in cash for each share of common stock of Grant Prideco that the stockholder owns at the effective time of the merger. Based on the number of outstanding shares of common stock of Grant Prideco and National Oilwell Varco as of March 14, 2008, we anticipate that National Oilwell Varco will issue approximately 56.3 million shares of its common stock in the merger and that, upon completion of the merger, stockholders of Grant Prideco will own approximately 14% of National Oilwell Varco and stockholders of National Oilwell Varco will own approximately 86% of National Oilwell Varco. At the effective time of the merger, all debts, liabilities and duties of Grant Prideco and NOV Sub before the merger will become the debts, liabilities and duties of NOV Sub, as the surviving corporation. National Oilwell Varco and Grant Prideco will complete the merger only if the conditions set forth in the merger agreement are satisfied or, in some cases, waived.

Recent Developments

As of the date of this prospectus, National Oilwell Varco and Grant Prideco are aware of five shareholder lawsuits that have been filed in connection with the proposed merger. These lawsuits, each of which has been filed in the District Court of Harris County, Texas, against Grant Prideco, its board of directors and, in one case, National

Oilwell Varco, are as follows: Mark Bornstein, On Behalf of Himself and All Others Similarly Situated vs. Grant Prideco, Inc., et al., Cause No. 2007-76092, In the District Court of Harris County, Texas, 269th Judicial District; Catholic Medical Mission Board, On Behalf of Itself and All Others Similarly Situated vs. Grant Prideco, Inc., et al., Cause No. 2007-76418, In the District Court of Harris County, Texas, 55th Judicial District; Thomas Gray, On Behalf of Himself and All Others Similarly Situated vs. Grant Prideco, Inc., et al., Cause No. 2007-76419, In the District Court of Harris County, Texas, 133rd Judicial District; Roslyn Feder, On Behalf of Herself and All Others Similarly Situated vs. Grant Prideco, Inc., et al., In the District Court of Harris County, Texas, 61st Judicial District; and Kenneth Engberg, On Behalf of Himself and All Others Similarly Situated vs. Grant Prideco, Inc., et al., Cause No. 2008-02244, In the District Court of Harris County, Texas, 281st Judicial District.

Each of the plaintiffs in these five lawsuits alleges that they are stockholders of Grant Prideco and each of these five lawsuits is brought as a putative class action. Each of these lawsuits alleges that the proposed merger consideration is inadequate and that Grant Prideco and its individual directors breached fiduciary duties owed to the stockholders of Grant Prideco in connection with the proposed merger. Additionally, in the Bornstein suit, plaintiff alleges that National Oilwell Varco aided and abetted the alleged breach of fiduciary duty by Grant Prideco and its board of directors. The plaintiffs in each of these actions seek certification of their lawsuits as class actions, seek to enjoin the proposed merger and also ask for other legal and equitable relief, including an award of attorneys’ fees and costs of court. On January 17, 2008, Grant Prideco filed a motion requesting that all of these shareholder actions be consolidated with the Bornstein case in the 269th Judicial District Court of Harris County, Texas. The Court has not yet ruled on this motion to consolidate.

This litigation is in its very early stages; however, National Oilwell Varco and Grant Prideco believe that each of these five lawsuits is without merit and intend to defend them.

Questions and Answers about the Exchange Offer and Consent Solicitation

Q:	Why is National Oilwell Varco making the exchange offer and the consent solicitation?

A:	As a result of the merger of Grant Prideco with Nov Sub, Grant Prideco will become a wholly-owned subsidiary of National Oilwell Varco. The exchange offer and the proposed amendments are intended to provide us with greater operational and financial flexibility, including greater flexibility in our integration efforts, and to allow us to structure our operations and the operations of our subsidiaries in a more efficient manner and allow for potential savings. If the proposed amendments are adopted, certain provisions in the Grant Prideco indenture that differ from the National Oilwell Varco indenture will be eliminated.

Q:	What will I receive if I tender my Grant Prideco notes in the exchange offer and consent solicitation?

In the exchange offer, we are offering in exchange for a holder’s outstanding tendered 6 1/8% Senior Notes due August 15, 2015 of Grant Prideco, 6 1/8% Senior Notes due 2015 of National Oilwell Varco having a principal amount that is equal to the exchange price of such Grant Prideco notes.

The exchange price for the tendered Grant Prideco notes will be 100% of their aggregate principal amount if such notes are properly tendered prior to 5:00 p.m., New York City time on April 3, 2008, and 95% of their aggregate principal amount if such notes are properly tendered after such time and prior to the expiration of the exchange offer.

Notwithstanding the foregoing, the National Oilwell Varco notes will be issued only in denominations of $1,000 and whole multiples of $1,000. See “Description of the National Oilwell Varco Notes — General Terms”. If National Oilwell Varco would otherwise be required to issue a National Oilwell Varco note in a denomination other than $1,000 or a whole multiple of $1,000, National Oilwell Varco will, in lieu of such issuance:

• issue a National Oilwell Varco note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

• pay cash, which we refer to as cash exchange consideration, in an amount equal to:

• the difference between (i) the principal amount yielded by such formula and (ii) the principal amount of the National Oilwell Varco note actually issued in accordance with this paragraph; plus

• accrued and unpaid interest on the principal amount representing such difference to the date of the exchange.

The National Oilwell Varco notes will be issued under and governed by the terms of the National Oilwell Varco indenture described below under “The Exchange offer”. Except as otherwise set forth above, instead of receiving a payment for accrued interest on Grant Prideco notes you exchange, the National Oilwell Varco notes you receive in exchange for those Grant Prideco notes will accrue interest from the most recent date to which interest has been paid on those Grant Prideco notes.

In addition, Grant Prideco will pay an amount in cash equal to $2.50 per $1,000 principal amount outstanding of Grant Prideco notes to each holder of Grant Prideco notes only if the holder has delivered and not revoked a valid consent prior to the consent payment deadline and we accept such consent. The consent payment deadline for the exchange offer (that is, the time by which a holder must have delivered and not revoked a valid consent in order to be eligible to receive the consent payment) will be 5:00 p.m., New York City time, on April 3, 2008, unless extended.

As a holder of Grant Prideco notes, you may give your consent to the proposed amendments to the Grant Prideco indenture only by tendering your Grant Prideco notes in the exchange offer. By tendering your Grant Prideco notes for exchange, you will be deemed to have given a consent with respect to the notes.

Q:	What are the consequences of not consenting in the consent solicitation prior to the consent payment deadline?

A:	If the proposed amendments to the Grant Prideco indenture are adopted, holders that failed to deliver valid and unrevoked consents prior to the consent payment deadline will not receive the consent payment, even though the proposed amendments will become effective with respect to their Grant Prideco notes.

Q:	What are the consequences of not tendering in the exchange offer?

A:	If the proposed amendments to the Grant Prideco indenture have been adopted, the amendments will apply to all Grant Prideco notes not acquired in the exchange offer. Thereafter, all such Grant Prideco notes will be governed by the Grant Prideco indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities compared to those currently in the Grant Prideco indenture. See “Risk Factors — Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes — The proposed amendments to the Grant Prideco indenture will afford reduced protection to remaining holders of Grant Prideco notes”.

Q:	How do the Grant Prideco notes differ from the National Oilwell Varco notes to be issued in the exchange offer?

A:	The Grant Prideco notes are the obligations solely of Grant Prideco and are governed by the Grant Prideco indenture, while the National Oilwell Varco notes will be the obligations solely of National Oilwell Varco and will be governed by the National Oilwell Varco indenture. The Grant Prideco indenture and the National Oilwell Varco indenture differ in certain respects, including as follows:

• The provisions of the Grant Prideco indenture that limit the ability of Grant Prideco and its subsidiaries to incur liens or engage in sale and leaseback transactions are more restrictive than the corresponding provisions of the National Oilwell Varco indenture.

• The Grant Prideco indenture restricts Grant Prideco’s ability to merge or consolidate with, or sell substantially all of its assets to, entities other than corporations organized and existing under the laws of the United States or any state thereof or the District of Columbia.

• The Grant Prideco indenture contains events of default that are inconsistent with those set forth in the National Oilwell Varco indenture, including events of default resulting from specified judgments.

However, if the proposed amendments are adopted, these provisions will be eliminated from the Grant Prideco indenture or modified. Certain covenants in the Grant Prideco indenture would no longer apply once the Grant Prideco notes have an investment grade credit rating, which National Oilwell Varco anticipates may occur after consummation of the merger; however, there can be no assurance that the Grant Prideco notes will have such a credit rating.

See “Description of the Differences Between Grant Prideco Notes and National Oilwell Varco Notes”, “The Exchange offer”, “The Proposed Amendments” and “Description of the National Oilwell Varco Notes”.

The National Oilwell Varco notes offered in the exchange offer will be the general unsecured obligations of National Oilwell Varco. The National Oilwell Varco notes will not be guaranteed by any of our subsidiaries and, accordingly, will be structurally subordinated to all of the debt and other liabilities of our subsidiaries, which, after giving effect to the merger, will include Grant Prideco and its subsidiaries. Accordingly, the National Oilwell Varco notes will be structurally subordinated to any of the Grant Prideco notes that remain outstanding following the exchange offer and any other obligations of Grant Prideco. As of December 31, 2007, our subsidiaries had approximately $5,390.7 million of total balance sheet liabilities, whereas pro forma Grant Prideco had approximately $595.6 million of total balance sheet liabilities (including the Grant Prideco notes). See “Risk Factors — Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes — As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the National Oilwell Varco notes”, “Risk Factors — Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes — The National Oilwell Varco notes will be unsecured general obligations of National Oilwell Varco. As such, the National Oilwell Varco notes will be effectively junior to any secured debt we may have to the extent of the value of the security and to the existing and future debt and other liabilities of our subsidiaries” and “Description of the National Oilwell Varco Notes — Ranking”.

Q:	What are the U.S. federal income tax consequences to holders of Grant Prideco notes in connection with the exchange offer and the consent solicitation?

A:	Holders should consider certain United States federal income tax consequences of the exchange offer and consent solicitation. See “United States Federal Income Tax Consequences”.

Q:	What consents are required to effect the proposed amendments to the Grant Prideco indenture and consummate the exchange offer?

A:	Consents from holders of record of a majority of the total principal amount of Grant Prideco notes outstanding under the Grant Prideco indenture as of the close of business on April 3, 2008 must be received in order to amend the Grant Prideco indenture.

Our obligations to complete the exchange offer and cause Grant Prideco to make the consent payment relating to the exchange offer are conditioned upon, among other things, (i) receipt of valid consents sufficient to effect the amendments with respect to the Grant Prideco notes and (ii) the consummation of the merger with Grant Prideco, although we may, at our option, waive this or any other condition with respect to the exchange offer. For information about other conditions to our obligations to complete the exchange offer and cause Grant Prideco to make the consent payment, see “The Exchange Offer — Conditions to the Exchange Offer and Consent Solicitation”.

Q:	Will National Oilwell Varco accept all tenders of Grant Prideco notes?

A:	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all Grant Prideco notes that (i) have been properly tendered in the exchange offer on or before the expiration date of the exchange offer and (ii) have not been validly withdrawn before the expiration of the exchange offer.

Q:	When will National Oilwell Varco cause consent payments to be made, issue new notes and pay cash exchange consideration (as applicable)?

A:	Assuming the required consents are obtained and the other conditions to the making of the consent payments are satisfied or waived, we will cause Grant Prideco to make the consent payments upon the first acceptance of the Grant Prideco notes for exchange, which is anticipated to occur concurrently with the consummation of the merger.

Assuming the conditions to the exchange offer are satisfied or waived, we will issue new National Oilwell Varco notes in book-entry form and pay cash exchange consideration (as applicable) as soon as practicable after the expiration date of the exchange offer and consummation of the merger (in exchange for Grant Prideco notes that are properly tendered (and not validly withdrawn) before the expiration of the exchange offer and accepted for exchange).

Q:	When will the proposed amendments to the Grant Prideco indenture become effective?

A:	If we receive the requisite consents by the consent payment deadline, the proposed amendments to the Grant Prideco indentures will become effective concurrently with the consummation of the merger.

If the proposed amendments are adopted:

• National Oilwell Varco expects to cause Grant Prideco to pay one or more cash dividends to National Oilwell Varco, which may occur as early as immediately after the merger; a dividend could not be declared at such time if the covenants on restricted payments in the Grant Prideco indenture were still effective; and

• the holders of Grant Prideco notes will no longer have the right to cause Grant Prideco to make an offer to holders of the Grant Prideco notes to repurchase all or any part of such holders’ Grant Prideco notes at an offer price in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, as would otherwise be required by the Grant Prideco indenture as a result of the consummation of the merger.

Q:	When do I need to deliver my consent to be eligible to receive the consent payment?

A:	The consent payment deadline for the exchange offer is 5:00 p.m., New York City time on April 3, 2008, unless extended. The consent payment deadline is the latest date and time on which you may deliver a valid and unrevoked consent and receive the consent payment.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire immediately following 9:00 a.m., New York City time, on April 21, 2008, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer — Consent Payment Deadline; Expiration Date; Extensions; Amendments”.

Q:	What are my rights if I change my mind after I tender my Grant Prideco notes and deliver my consent?

A:	You may withdraw your tendered notes at any time before the expiration of the exchange offer. You may revoke your consent at any time before the consent payment deadline. You may not revoke your consent at any time after the consent payment deadline. A valid withdrawal of tendered Grant Prideco notes prior to the consent payment deadline will constitute the revocation of the related consent to the proposed amendments to the Grant Prideco indenture. You may only revoke your consent by validly withdrawing the Grant Prideco notes prior to the consent payment deadline. If you validly withdraw your Grant Prideco notes following the consent payment deadline, but before the expiration of the exchange offer, your consent will be counted, but you will not receive the consent payment. See “The Exchange offer — Withdrawal of Tenders and Revocation of Corresponding Consents”.

Q:	How do I exchange my Grant Prideco notes if I am a beneficial owner of Grant Prideco notes held of record by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Grant Prideco notes for me?

A:	If your Grant Prideco notes are held by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender the securities in the exchange offer, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange offer — Procedures for Consenting and Tendering — Grant Prideco Notes Held through a Nominee”.

Q:	Do I have the right to dissent from the exchange offer or the consent solicitation or seek appraisal of the Grant Prideco notes I hold?

A:	Holders of Grant Prideco notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Grant Prideco indenture, or under the terms of the Grant Prideco indenture in connection with the exchange offer and consent solicitation.

Q:	Will the National Oilwell Varco notes be eligible for trading on an exchange?

A:	We expect that the National Oilwell Varco notes will be eligible for trading on the OTC Bulletin Board. However, there can be no assurance as to the development or liquidity of any market for the National Oilwell Varco notes. See “Risk Factors — Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes — Your ability to transfer the National Oilwell Varco notes may be limited by the absence of a trading market.”

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offer or the consent solicitation should be directed to the dealer manager; contact information for the dealer manager is set forth on the back cover of this prospectus. Questions concerning tender procedures and requests for additional copies of this prospectus statement should be directed to the information agent. The addresses and telephone numbers of the dealer manager and the information agent are set forth on the back cover page of this prospectus.

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information”.

Risk Factors

An investment in the National Oilwell Varco notes involves risks that a potential investor should carefully evaluate prior to making an investment in the National Oilwell Varco notes. See “Risk Factors” beginning on page 11.

Selected Historical Consolidated Financial Data of National Oilwell Varco

National Oilwell Varco is providing the following information to aid in your analysis of the financial aspects of the exchange offer. The following selected historical financial data for each of the years in the five-year period ended December 31, 2007 has been derived from the audited consolidated financial statements for National Oilwell Varco.

The information is only a summary. You should read it along with the historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for National Oilwell Varco for the year ended December 31, 2007 on file with the Securities and Exchange Commission and incorporated by reference into this prospectus. See “Where You Can Find More Information”.

	Year Ended December 31,
	2007	2006	2005(1)	2004	2003
	(In millions, except per share data)

Operation Data:
Revenue	$9,789.0	$7,025.8	$4,644.5	$2,318.1	$2,004.9
Operating Profit	2,044.4	1,111.1	476.8	176.0	164.1
Income before Taxes and Minority Interest	2,028.9	1,049.2	430.0	138.9	121.8
Net income	$1,337.1	$684.0	$286.9	$115.2	$79.7
Net income per Share(2):
Basic	$3.77	$1.95	$0.92	0.67	$0.47
Diluted	$3.76	$1.93	$0.91	$0.67	$0.47
Balance Sheet Data (at end of period):
Total Assets	$12,114.9	$9,019.3	$6,678.5	$2,576.5	$2,213.1
Long-term debt, less Current Maturities	737.9	834.7	835.6	350.0	594.0
Stockholders’ Equity	6,661.4	5,023.5	4,194.2	1,270.2	1,059.2

(1)	Financial results of Varco International, Inc. (“Varco”) have been included in National Oilwell Varco’s consolidated financial statements beginning March 11, 2005, the date the Varco merger was completed and Varco’s common shares were exchanged for shares of National Oilwell Varco’s common stock. Financial information for prior periods and dates may not be comparable with 2005 due to the impact of this business combination on National Oilwell Varco’s financial position and results of operation. See Note 3 of the Notes to National Oilwell Varco’s Consolidated Financial Statements (incorporated herein by reference to National Oilwell Varco’s annual report on Form 10-K for the year ended December 31, 2006) for a description of the Varco merger and related adjusted financial information. Results for the year ended December 31, 2005 include integration costs associated with the Varco merger of $31.7 million and stock-based compensation costs of $15.6 million related to the amortization expense of options assumed in the Varco merger.

(2)	All periods reflect a two-for-one stock split effected as a stock dividend in September 2007.

Selected Historical Consolidated Financial Data of Grant Prideco

The following information of Grant Prideco is being provided to aid in your analysis of the financial aspects of the exchange offer. The following selected historical financial data for each of the years in the five-year period ended December 31, 2007 has been derived from audited consolidated financial statements for Grant Prideco. This information has been adjusted in all periods to reflect the pending sale of Grant Prideco’s Atlas Bradford Premium Threading and Services, TCA Premium Casing and Tube-Alloy Accessories to Vallourec S.A. and Vallourec & Mannesmann Holdings, Inc., including the disposal of certain other divisions in Canada and Venezuela, and the sale of Grant Prideco’s Texas Arai division in 2004 as discontinued operations.

The information is only a summary. You should read it along with historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Annual Report on Form 10-K for Grant Prideco for the year ended December 31, 2007 on file with the Securities and Exchange Commission. See “Where You Can Find More Information”.

	Year Ended December 31,
	2007(1)	2006(1)(2)	2005(3)	2004(4)	2003(5)
	(In millions, except per share data)
Operation Data:
Revenue	$1,908.6	$1,530.3	$1,089.3	$767.6	$628.5
Operating Income	580.7	470.7	233.9	121.3	36.2
Income (Loss) from Continuing Operations	478.2	404.1	139.6	50.8	(3.4)
Net income	519.2	464.6	189.0	55.3	5.2
Income (Loss) Per Share:
Income (Loss) from Continuing Operations:
Basic	3.73	3.10	1.10	0.41	(0.03)
Diluted	3.69	3.05	1.07	0.40	(0.03)
Net Income:
Basic	4.05	3.56	1.49	0.45	0.04
Diluted	4.01	3.50	1.45	0.44	0.04
Balance Sheet Data (At End of Period):
Total Assets	$2,350.7	$2,022.1	$1,540.3	$1,344.5	$1,262.1
Long-Term Debt	176.1	237.2	217.5	377.8	426.9
Stockholders’ Equity	1,709.8	1,362.9	996.2	705.5	606.1

(1)	See discussion of other operating items related to 2007 and 2006 in Note 6 in Grant Prideco’s consolidated financial statements for the year ended December 31, 2007 that are incorporated by reference to Grant Prideco’s annual report on Form 10-K for the year ended December 31, 2007.

(2)	Includes a license and royalty payment in 2006 of $20.0 million that Grant Prideco received in exchange for the use of ReedHycalog’s patented technology for the shallow leaching of PDC cutters (see Note 5 in Grant Prideco’s consolidated financial statements for the year ended December 31, 2007 that are incorporated by reference to Grant Prideco’s annual report on Form 10-K for the year ended December 31, 2007).

(3)	Includes total refinancing charges of $57.1 million in 2005, which includes $35.4 million related to replacing Grant Prideco’s previous $190 million credit facility with a new $350 million credit facility, and an early redemption of Grant Prideco’s $200 million 9 5/8% Senior Notes due 2007 and $21.7 million related to the repurchase of substantially all of Grant Prideco’s 9% Senior Notes.

(4)	Includes $9.0 million of charges in 2004, which include $3.8 million related to the relocation of Grant Prideco’s corporate offices, $2.0 million due to lease termination, severance and other exit costs related to the Drilling Products rationalization program and $3.2 million of severance costs related to the former Tubular Technology and Services organizational restructuring.

(5)	Includes $37.8 million of charges in 2003, which includes $24.9 million related to fixed asset write-downs, $6.4 million related to inventory reserves for exited product lines, $6.4 million related to asset impairments, $1.5 million related to stock-based compensation expense offset by a benefit of $1.4 million related to the settlement of a contingent liability.

Selected Unaudited Pro Forma Condensed Combined Financial and Other Data

The merger will be accounted for under the purchase method of accounting, which means that the assets and liabilities of Grant Prideco will be recorded, as of the completion of the merger, at their fair values and added to those of National Oilwell Varco.

Presented below are selected unaudited pro forma condensed combined financial information that is intended to provide you with a better picture of what the businesses might have looked like had National Oilwell Varco actually owned Grant Prideco as of December 31, 2007. The unaudited pro forma combined balance sheet combines the audited historical consolidated balance sheet of National Oilwell Varco with the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet (which adjusts Grant Prideco’s historical consolidated balance sheet to reflect the pending disposition of certain Grant Prideco tubular business units as if it occurred on December 31, 2007) and gives effect to the merger as if it also occurred on December 31, 2007. The unaudited pro forma combined statement of operations combine the historical consolidated statement of income of National Oilwell Varco with the historical consolidated statement of operations of Grant Prideco for the year ended December 31, 2007, giving effect to the merger as if it occurred on January 1, 2007. The pending disposition is expected to close in the first half of 2008 subject to customary closing conditions, including regulatory approval. However, there can be no assurance the pending disposition will be completed prior to the closing of the merger or at all. The selected unaudited pro forma condensed combined financial information does not reflect cost savings that may result from the merger.

You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The condensed combined financial information would have been different, perhaps materially, had the companies actually been combined during the period presented. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

Year Ended
December 31,
2007
(In millions, except
per share data)

Statement of Operations Data:
Revenues	$11,646.3
Operating Profit	2,433.9
Income from Continuing Operations	1,629.9
Income from Continuing Operations per Share:
Basic	$3.97
Diluted	$3.95

December 31,
2007
(In millions)
Balance Sheet Data (at end of period):
Cash and Cash Equivalents	$1,000.0
Total Assets	19,437.0
Long-term Debt	2,408.4
Total Stockholders’ Equity	10,860.7

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for National Oilwell Varco for each of the periods indicated below is as follows:

	For the Year Ended December 31,
	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges	22.3x	13.8x	6.8x	4.0x	3.6x

These computations include us and our subsidiaries. For these ratios, “earnings” means:

•	the sum of: pre-tax income from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

•	less: interest capitalized; preference security dividend requirements of consolidated subsidiaries; and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	estimate of interest within rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

RISK FACTORS

In addition to the other information included in this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements”, you should carefully consider the following risks before deciding whether to participate in the exchange offer and consent solicitation. In addition, you should read and consider the risks associated with each of the businesses of National Oilwell Varco and Grant Prideco because these risks will also affect the combined company. These risks can be found in National Oilwell Varco’s and Grant Prideco’s respective Annual Reports on Form 10-K for the year ended December 31, 2007, which reports are filed with the SEC and incorporated by reference into this prospectus.

Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes

You will have little protection under the terms of the National Oilwell Varco notes in the event of a highly leveraged transaction or change of control.

The National Oilwell Varco notes do not contain provisions that will afford you protection in the event of a highly leveraged transaction or change in control, including a takeover, other mergers, recapitalization or similar restructuring, a sale of substantially all of our assets or similar transactions. These types of transactions may adversely affect our financial and operating condition, our creditworthiness and the investment quality of our securities. Consequently, your investment in the National Oilwell Varco notes may be materially adversely affected.

As a holding company, we will depend on our subsidiaries for funds to meet our payment obligations under the National Oilwell Varco notes.

The National Oilwell Varco notes are exclusively our obligations and not obligations of our subsidiaries. As a holding company, we conduct substantially all of our operations exclusively through our subsidiaries and our only significant assets are our investments in these subsidiaries. This means that we are dependent on dividends, other distributions, loans or other payments of funds from our subsidiaries to meet our debt service and other obligations, including our obligations relating to the National Oilwell Varco notes.

Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under the National Oilwell Varco notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

The indenture governing the National Oilwell Varco notes, subject to certain restrictions, permits us to incur additional secured indebtedness and permits our subsidiaries to incur additional secured and unsecured indebtedness, all of which would in effect be senior to the National Oilwell Varco notes. The indenture also permits certain of our subsidiaries to pledge assets in order to secure our indebtedness and to agree with lenders under any secured indebtedness to restrictions or repurchase of the National Oilwell Varco notes and on the ability of those subsidiaries to make distributions, loans, other payments or asset transfers to us. As of December 31, 2007, our subsidiaries had approximately $5,390.7 million of total balance sheet liabilities, whereas pro forma Grant Prideco had approximately $595.6 million of total balance sheet liabilities, including the Grant Prideco notes for which we are making the exchange offer.

The National Oilwell Varco notes will be unsecured general obligations of National Oilwell Varco. As such, the National Oilwell Varco notes will be effectively junior to any secured debt we may have to the extent of the value of the security and to the existing and future debt and other liabilities of our subsidiaries.

The National Oilwell Varco notes will be unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt. The National Oilwell Varco notes will be effectively junior to all our secured debt and to the debt and other liabilities of our subsidiaries, which, after giving effect to the merger, will include Grant Prideco and its subsidiaries. Because our subsidiaries are separate and distinct legal entities, our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the National Oilwell Varco notes to participate in those assets, will be effectively junior to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be junior to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of December 31, 2007, our subsidiaries had approximately $5,390.7 million of total balance sheet liabilities, whereas pro forma Grant Prideco had approximately $595.6 million of total balance sheet liabilities (including the Grant Prideco notes).

The proposed amendments to the Grant Prideco indenture will afford reduced protection to remaining holders of Grant Prideco notes.

If the proposed amendments to the Grant Prideco indenture are adopted, the covenants and some other terms of the Grant Prideco notes will be materially less restrictive and will afford significantly reduced protection to holders of such securities compared to the covenants and other provisions currently contained in the Grant Prideco indenture. The proposed amendments to the Grant Prideco indenture would, among other things:

•	eliminate the covenants requiring Grant Prideco to prepare and file separate periodic reports under the Exchange Act;

•	eliminate the covenants requiring Grant Prideco to deliver compliance certificates;

•	eliminate the covenants requiring Grant Prideco to pay all material taxes;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from making certain restricted payments;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from encumbering the ability of its subsidiaries to pay dividends and other payments or make loans or advances or transfer properties or assets to Grant Prideco or another subsidiary;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from incurring certain indebtedness or issuing preferred stock;

•	eliminate the covenants restricting Grant Prideco and its subsidiaries from engaging in certain transactions with affiliates;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from incurring certain liens securing indebtedness;

•	eliminate the covenants requiring newly acquired or created subsidiaries of Grant Prideco or its subsidiaries to become guarantors under the Grant Prideco indenture;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from consummating certain asset sales;

•	eliminate the covenants requiring Grant Prideco to make certain offers to purchase Grant Prideco notes in the event of a change of control;

•	eliminate the covenants restricting Grant Prideco and its subsidiaries from engaging in certain businesses;

•	eliminate the covenants prohibiting Grant Prideco and its subsidiaries from entering into certain sale and leaseback transactions;

•	eliminate the covenants requiring Grant Prideco and its subsidiaries to pay equal consideration as an inducement to any consent, waiver or amendment of any terms of the Grant Prideco notes or the related indenture;

•	eliminate the suspension of certain covenants if the Grant Prideco notes have an investment grade credit rating;

•	eliminate certain requirements that must be met for Grant Prideco to consolidate, merge or sell all or substantially all of its assets; and

•	eliminate some of the events from the definition of an “event of default” under the Grant Prideco indenture.

If the proposed amendments are adopted with respect to the Grant Prideco notes, each non-exchanging holder of Grant Prideco notes will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. The elimination or modification of the covenants and other provisions in the Grant Prideco indenture contemplated by the proposed amendments would, among other things, permit National Oilwell Varco, Grant Prideco and their respective subsidiaries to take actions that could increase the credit risk with respect to Grant Prideco, and might adversely affect the liquidity, market price and price volatility of the Grant Prideco notes or otherwise be adverse to the interests of the holders of the Grant Prideco notes. See “The Proposed Amendments”.

The liquidity of the Grant Prideco notes that are not exchanged will be reduced.

The current trading market for the Grant Prideco notes is limited. The trading market for unexchanged Grant Prideco notes will become more limited and could cease to exist due to the reduction in the amount of the Grant Prideco notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of these securities. If a market for unexchanged Grant Prideco notes exists or develops, these securities may trade at a discount to the price at which the securities would trade if the amount outstanding were not reduced, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Grant Prideco notes will exist, develop or be maintained or as to the prices at which the unexchanged Grant Prideco notes may be traded.

Your ability to transfer the National Oilwell Varco notes may be limited by the absence of a trading market.

The National Oilwell Varco notes will be new securities for which currently there is no established trading market. We do not currently intend to apply for listing of the National Oilwell Varco notes on any securities exchange. We expect that the National Oilwell Varco notes will be eligible for trading on the OTC Bulletin Board; however, the liquidity of any market for the National Oilwell Varco notes will depend on the number of holders of the National Oilwell Varco notes, our performance, the market for similar securities, the interest of securities dealers in making a market for the National Oilwell Varco notes, prevailing interest rates and other factors. Accordingly, we can provide no assurance as to the development or liquidity of any market for the National Oilwell Varco notes.

The exchange offer and consent solicitation may be cancelled or delayed.

We are not obligated to complete the exchange offer and consent solicitation unless and until we receive valid and unrevoked tenders and consents representing a majority in aggregate principal amount of the Grant Prideco notes outstanding under the Grant Prideco indenture. If the merger agreement is terminated for any reason, National Oilwell Varco intends promptly to terminate the exchange offer and the consent solicitation. Even if the exchange offer and consent solicitation is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer and consent solicitation may have to wait longer than expected to receive their National Oilwell Varco notes and cash exchange consideration, if any, during which time those holders of Grant Prideco notes will not be able to effect transfers of their Grant Prideco notes tendered for exchange.

Risks Related to the Merger and the Related Transactions

We may not be able to successfully integrate the operations of the two companies and realize the anticipated benefits of the merger.

Achieving the benefits we expect from the merger will depend in large part on integrating our technology, operations and personnel in a timely and efficient manner to minimize the impact on customers, employees and management. Integration of the two previously independent companies will be a complex, time consuming and costly process. Failure to timely and successfully integrate these companies may have a material adverse effect on the combined company’s business, financial condition and results of operations. The difficulties of combining the companies will present challenges to the combined company’s management, including:

•	operating a significantly larger combined company with operations in more geographic areas and with more business lines;

•	integrating personnel with diverse backgrounds and organizational cultures;

•	coordinating sales and marketing functions;

•	retaining key employees, customers or suppliers;

•	preserving the research and development, collaboration, distribution, marketing, promotion and other important relationships of National Oilwell Varco and Grant Prideco;

•	integrating the internal controls and procedures that National Oilwell Varco will be required to maintain under the Sarbanes-Oxley Act of 2002; and

•	consolidating other corporate and administrative functions.

The combined company will also be exposed to other risks that are commonly associated with transactions similar to the merger, such as unanticipated liabilities and costs, some of which may be material, and diversion of management’s attention. As a result, we cannot assure you that we will realize any of the anticipated benefits of the merger, including anticipated cost savings, and failure to do so could adversely affect the business of the combined company after the merger.

The costs of the merger could adversely affect combined financial results.

We expect the total merger-related costs, including executive severance but exclusive of other employee benefit costs, to be approximately $110 million, consisting primarily of executive severance, financial advisory, legal and accounting fees, financial printing costs and other related charges. The amount of these expenses is a preliminary estimate and is subject to change. In addition, the combined company will incur certain integration costs, including, but not limited to, costs associated with consolidating administrative and operational functions and the closure of certain facilities. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to the stockholders of both companies resulting from the issuance of shares in connection with the merger, the combined company’s financial results, including earnings per share, could be adversely affected.

Whether or not the merger is completed, the pendency of the transaction could cause disruptions in the businesses of National Oilwell Varco and Grant Prideco, which could have an adverse effect on their businesses and financial results.

In response to the announcement of the merger, National Oilwell Varco’s or Grant Prideco’s customers may delay or defer purchasing decisions. Any delay or deferral of purchasing decisions by customers could negatively affect the business and results of operations of National Oilwell Varco and Grant Prideco, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of National Oilwell Varco and Grant Prideco may experience uncertainty about their future roles with the companies until after the merger is completed or if the merger is not completed. This may adversely affect the ability of National Oilwell Varco and Grant Prideco to attract and retain key management, marketing and technical personnel. In addition, the diversion of the attention of the companies’ respective management teams away from the day-to-day operations during the pendency of the transaction could have an adverse effect on the financial condition and operating results of either company.

National Oilwell Varco and Grant Prideco could be required to divest, hold separate or license assets to complete the merger.

We cannot complete the merger until the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any other applicable waiting period has expired or is otherwise terminated. On February 6, 2008, National Oilwell Varco and Grant Prideco refiled antitrust documents relating to the merger with the FTC and the

DOJ. On March 6, 2008, the parties received early termination of the waiting period from the FTC and the DOJ. National Oilwell Varco and Grant Prideco have also made, or are in the process of making, the required filings relating to the merger with various government authorities in a number of foreign jurisdictions in which one or both companies have sufficient market presence to require filings. We continue to work with these various governmental agencies to obtain regulatory clearance to complete the merger. As a prerequisite to obtaining the expiration or termination of this waiting period, or to avoid an injunction by a governmental entity, whether foreign or domestic, National Oilwell Varco, Grant Prideco or both companies may be required to divest, hold separate or license certain assets. Although each of National Oilwell Varco and Grant Prideco have agreed to use their reasonable best efforts to obtain the expiration or termination of this waiting period and to obtain any other governmental clearance or approvals under federal, state or foreign antitrust laws, neither National Oilwell Varco nor Grant Prideco is required to divest, hold separate or license any of their respective businesses, product lines or assets, take or agree to take any other action or agree to any limitation, that would reasonably be expected to have a material adverse effect on the financial condition, results of operations or prospects of National Oilwell Varco or Grant Prideco or that is not conditioned upon completion of the merger.

Divestitures or licensing of assets can be time consuming and may delay or prevent completion of the proposed merger. Because there may be a limited number of potential buyers or licensees for the assets subject to divestiture or license and because potential buyers will likely be aware of the circumstances of the sale or license, these assets could be sold or licensed at prices or rates lower than their fair market values or the prices National Oilwell Varco or Grant Prideco paid for these assets. Asset divestitures or licenses of National Oilwell Varco’s or Grant Prideco’s assets could also significantly reduce the value of the combined company, eliminate potential cost savings opportunities or lessen the anticipated benefits of the merger.

If National Oilwell Varco or Grant Prideco fails to obtain all required consents and waivers, third parties may terminate or alter existing contracts.

Certain agreements with suppliers, customers, licensors or other business partners may require National Oilwell Varco or Grant Prideco to obtain the approval or waiver of these other parties in connection with the merger. National Oilwell Varco and Grant Prideco have agreed to use reasonable efforts to secure the necessary approvals and waivers. However, we cannot assure you that National Oilwell Varco and/or Grant Prideco will be able to obtain all of the necessary approvals and waivers, and failure to do so could have a material adverse effect on the business of the combined company after the merger.

Certain litigation against Grant Prideco, its directors and National Oilwell Varco has been instituted. This litigation could delay or prevent the merger. Similar litigation could also be instituted in the future.

As of the date of this prospectus, National Oilwell Varco and Grant Prideco are aware of five lawsuits that have been filed in connection with the proposed merger. All five cases were filed in the district court of Harris County, Texas.

The plaintiffs in these lawsuits are stockholders of Grant Prideco. They allege, among other things, breaches of fiduciary duties of the directors of Grant Prideco owed to the stockholders of Grant Prideco in connection with the proposed merger. In one of the complaints, the plaintiffs also allege aiding and abetting by National Oilwell Varco of the alleged breaches. The plaintiffs seek to enjoin the merger and ask for other legal and equitable relief. National Oilwell Varco and Grant Prideco believe that these lawsuits are without merit and intend to defend against them. This litigation could, however, delay or prevent the proposed merger. It is also possible that additional suits seeking to enjoin the proposed merger could be filed. Any such suit could delay or prevent the proposed merger.

Risks Related to the Combined Company’s Business

National Oilwell Varco and Grant Prideco are dependent upon the oil and gas industry, which may be volatile.

The oil and gas industry in which National Oilwell Varco and Grant Prideco participate historically has experienced significant volatility. Demand for our services and products depends primarily upon the number of oil rigs in operation, the number of oil and gas wells being drilled, the depth and drilling conditions of these wells, the volume of production, the number of well completions, capital expenditures of other oilfield service companies and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States and Canada. The willingness of oil and gas operators to make capital expenditures to explore for and produce oil and natural gas and the willingness of oilfield service companies to invest in capital equipment will continue to be influenced by numerous factors over which we have no control, including:

•	the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to maintain price stability through voluntary production limits, the level of production by non-OPEC countries and worldwide demand for oil and gas;

•	level of production from known reserves;

•	cost of exploring for and producing oil and gas;

•	level of drilling activity:

•	worldwide economic activity;

•	national government political requirements;

•	development of alternate energy sources; and

•	environmental regulations.

If there is a significant reduction in demand for drilling services, in cash flows of drilling contractors, well servicing companies or production companies or in drilling or well servicing rig utilization rates, then demand for the products and services of the combined company after the merger will decline, and could lead to cancellations of orders placed with the combined company and a reduction of its backlog.

Volatile oil and gas prices affect demand for our products.

Oil and gas prices have been volatile since 1990. In general, oil prices approximated $18-22 per barrel from 1991 through 1997, experienced a decline into the low teens in 1998 and 1999, and have generally ranged between $25-100 per barrel since 2000. Spot gas prices generally ranged between $1.80-2.60 per mmbtu of gas from 1991 through 1999, then experienced severe spikes into the $10 range in 2001 and 2003. Absent occasional spikes and dips due to imbalances in supply and demand, prices have generally ranged between $5.00-10.00 per mmbtu during the last two years.

Expectations for future oil and gas prices cause many shifts in the strategies and expenditure levels of oil and gas companies and drilling contractors, particularly with respect to decisions to purchase major capital equipment of the type we manufacture. Oil and gas prices, which are determined by the marketplace, may fall below a range that is acceptable to our customers, which could reduce demand for our products.

Competition in our industry could ultimately lead to lower revenues and earnings.

The oilfield products and services industry is highly competitive. National Oilwell Varco and Grant Prideco both compete with regional, national and foreign competitors in each of their current major product lines. These competitors may have greater financial, technical, manufacturing and marketing resources than National Oilwell Varco or Grant Prideco, even on a combined basis, and may be in a better competitive position. The following competitive actions can each affect our revenues and earnings:

•	price changes;

•	new product and technology introductions; and

•	improvements in availability and delivery.

In addition, certain foreign jurisdictions and government-owned petroleum companies located in some of the countries in which National Oilwell Varco and Grant Prideco operate have adopted policies or regulations that may give local nationals in these countries competitive advantages over National Oilwell Varco and Grant Prideco and that could impact the operations of the combined company after the merger.

We cannot assure you that the competitive environment in which National Oilwell Varco and Grant Prideco operate will not have an adverse effect on the combined company after the merger. Competition in our industry could lead to lower revenues and earnings.

Increases in the prices of our raw materials could affect our results of operations.

The combined company of National Oilwell Varco and Grant Prideco is likely to use large amounts of steel and alloy tubulars and bars in the manufacturing of its drilling products. The price of steel and these alloy raw materials has a significant impact on the cost of production. If the combined company is unable to pass future raw material price increases on to customers, its margins and results of operations, stockholders’ equity, cash flows and financial condition could be adversely affected.

Steel and alloy prices have increased significantly during the past several years, caused primarily by significant increases in the prices paid by suppliers for scrap and coke and alloys utilized in their operations.

In addition, rising alloy and steel costs also have the potential to delay increases in demand for Grant Prideco’s drill stem components. As drill stem products are not consumables, Grant Prideco’s customers could elect to defer purchases until such time as they determine that steel prices have stabilized or returned to more normalized conditions. Grant Prideco’s forward-looking statements do not assume that there will be any reduced demand for drill stem products as a result of increased prices caused by the current shortages being experienced in the worldwide steel and alloy markets. Reduced demand could adversely affect the results of operations, stockholders’ equity, cash flows and financial condition of the combined company.

Interruptions in the supply of raw materials could materially adversely affect our results of operations.

The combined company of National Oilwell Varco and Grant Prideco will rely on various suppliers to supply the components utilized to manufacture drilling products. The availability of the raw materials is not only a function of the availability of steel, but also the alloy materials utilized by suppliers in manufacturing component parts that meet the combined company’s proprietary requirements. If material disruptions to the availability of raw materials occurs, it could adversely affect the results of operations, stockholders’ equity, cash flows and financial condition of the combined company, as well as its ability to increase manufacturing operations to help meet its revenue targets.

In this regard, Grant Prideco is party to a green-tube supply agreement with voestalpine Tubulars GmbH & Co. KG, or VAT, a company in which Grant Prideco beneficially owns a 50.01% interest, the term of which expires March 31, 2009. If the combined company is unsuccessful in renewing this agreement with VAT in the future, the pricing terms of the existing agreement result in a material increase in the combined company’s green-tube costs or the combined company or VAT fail to perform under the terms of the contract, it could have an adverse affect on the company’s results of operations, stockholders’ equity, cash flows and financial condition and the company’s ability to increase its manufacturing operations to meet the increased revenues upon which its forward-looking statements are based.

National Oilwell Varco and Grant Prideco have each aggressively expanded their businesses, and the combined company intends to maintain an aggressive growth strategy after the merger.

National Oilwell Varco and Grant Prideco have aggressively expanded and grown their businesses during the past several years, primarily through acquisitions. We anticipate that National Oilwell Varco will continue to pursue an aggressive growth strategy following the merger; however, we cannot assure you that attractive acquisitions will be available after the merger, at reasonable prices or at all. In addition, we cannot assure you that we will successfully integrate the operations and assets of any acquired business with our own or that our management will be able to manage effectively the increased size of the combined company or operate any new lines of business. Any inability on the part of management to integrate and manage acquired businesses and their assumed liabilities could adversely affect our business and financial performance. In addition, after the merger, we may need to incur substantial indebtedness to finance future acquisitions. We cannot assure you that we will be able to obtain this financing on terms acceptable to us or at all. Future acquisitions may result in increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income for the combined company, any of which could cause our business to suffer.

Both National Oilwell Varco’s and Grant Prideco’s operating results have fluctuated during recent years and these fluctuations may continue for the combined company after the merger.

Both National Oilwell Varco and Grant Prideco have experienced in the past, and the combined company may experience in the future, fluctuations in quarterly operating results. We cannot assure you that the combined company will realize expected earnings growth or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors’ expectations. The following factors, in addition to others not listed, may affect the combined company’s quarterly operating results in the future:

•	fluctuations in the oil and gas industry;

•	competition;

•	the ability to effectively and efficiently integrate the operations and businesses of National Oilwell Varco and Grant Prideco;

•	the ability to service the debt obligations of the combined company;

•	the ability to identify strategic acquisitions at reasonable prices;

•	the ability to manage and control operating costs of the combined company;

•	fluctuations in political and economic conditions in the United States and abroad; and

•	the ability to protect National Oilwell Varco’s and Grant Prideco’s intellectual property rights.

In connection with their business operations, National Oilwell Varco and Grant Prideco could be subject to substantial liability claims that adversely affect their results of operations.

Both National Oilwell Varco and Grant Prideco manufacture complex products and equipment and the failure of these products and equipment to operate properly or to meet specifications may greatly increase customers’ costs of drilling a well. In addition, many of these products are used in hazardous drilling and production applications where an accident or product failure can cause personal injury or loss of life, damage to property, equipment or the environment, regulatory investigations and penalties, and the suspension of the end-user’s operations. If National Oilwell Varco’s or Grant Prideco’s products or services fail to meet specifications or are involved in accidents or failures, the combined company could face warranty, contract or other litigation claims for which we may be held responsible and our reputation for providing quality products may suffer.

The insurance carried by National Oilwell Varco and Grant Prideco may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur or for which we may be responsible. Moreover, in the future we may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate or at premiums that are reasonable for us, particularly in the recent environment of significant insurance premium increases. Further, any claims made under our policies will likely cause our premiums to increase.

Any future damages deemed to be caused by the products or services of National Oilwell Varco or Grant Prideco that are assessed against us and that are not covered by insurance, or that are in excess of policy limits or subject to substantial deductibles, could have a material adverse effect on our results of operations and financial condition. Litigation and claims for which we are not insured can occur, including employee claims, intellectual property claims, breach of contract claims and warranty claims. Any forward-looking statements of National Oilwell Varco and Grant Prideco assume that such uninsured claims or issues will not occur. If the combined company accounts for warranty reserves on a specific identification basis, a significant unexpected warranty issue during a particular quarter or year could cause a material reduction in the results of operations, stockholders’ equity, cash flows and financial condition of the combined company in the quarter or year in which the reserve for such warranty is made.

The results of operations for National Oilwell Varco or Grant Prideco could be adversely affected by actions under U.S. trade laws and new foreign entrants into U.S. markets.

Although National Oilwell Varco and Grant Prideco are U.S.-based manufacturing companies, each owns and operates international manufacturing operations that support the U.S.-based businesses. If actions under U.S. trade laws were instituted that limited access to these products, the combined company’s ability to meet customer specifications and delivery requirements would be reduced. Any adverse effects on the ability to import products from foreign subsidiaries could have a material adverse effect on the results of operations, stockholders’ equity, cash flows and financial condition of the combined company.

There are risks associated with National Oilwell Varco and Grant Prideco’s presence in international markets, including political or economic instability and currency restrictions.

Approximately 59% of National Oilwell Varco’s revenues and 42% of Grant Prideco’s revenues in 2007 were derived from operations outside the United States (based on revenue recognition for National Oilwell Varco and based on origination for Grant Prideco). National Oilwell Varco’s foreign operations include significant operations in Canada, Europe, the Middle East, Africa, Southeast Asia, South America and other international markets. Grant Prideco has significant foreign operations in Europe, Canada, Latin America, Southeast Asia and other international markets. Both companies’ revenues and operations are subject to the risks normally associated with conducting business in foreign countries, including uncertain political and economic environments, which may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Government-owned petroleum companies located in some of the countries in which National Oilwell Varco or Grant Prideco operates have adopted policies, or are subject to governmental policies, giving preference to the purchase of goods and services from companies that are majority-owned by local nationals. As a result of these policies, National Oilwell Varco and Grant Prideco rely on joint ventures, license arrangements and other business combinations with local nationals in these countries. In addition, political considerations may disrupt the commercial relationships between National Oilwell Varco and Grant Prideco and government-owned petroleum companies.

Under broad powers granted to the President of Venezuela by the National Assembly on January 31, 2007, the Venezuelan government began asserting closer government control over its oil and gas reserves. National Oilwell Varco generated revenue of $69.6 million from its Venezuelan operations in 2007, and as of December 31, 2007 had a net equity investment in Venezuela of $53.7 million. These political events could adversely affect the combined company’s operations in Venezuela and financial results in the future.

The results of our operations are subject to market risk from changes in foreign currency exchange rates.

National Oilwell Varco and Grant Prideco earn revenues, pay expenses and incur liabilities in countries using currencies other than the U.S. dollar, including the Canadian dollar, the Euro, the British Pound and the Norwegian Kroner. Approximately 59% of National Oilwell Varco’s 2007 revenue and 42% of Grant Prideco’s 2007 revenue was derived from sales outside the United States. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Thus, increases or decreases in the value of the U.S. dollar against other currencies in which our operations are conducted will affect our revenues and operating income. Because of the geographic diversity of our operations, weaknesses in some currencies might be offset by strengths in others over time. We also use derivative financial instruments to further reduce our net exposure to currency exchange fluctuations. National Oilwell Varco had forward contracts with a notional amount of $4,104.1 million (with a fair value of $103.0 million) as of December 31, 2007 to reduce the impact of foreign currency exchange rate movements, but is also subject to risks that the counterparties to these contracts fail to meet the terms of National Oilwell Varco’s foreign currency contracts. We cannot assure you that fluctuations in foreign currency exchange rates would not affect our financial results.

An impairment of goodwill or indefinite-lived intangibles could reduce the combined company’s earnings.

National Oilwell Varco had recorded approximately $2,445.1 million of goodwill on its consolidated balance sheet as of December 31, 2007. National Oilwell Varco currently expects to record approximately $2,670.7 million of goodwill and $752.0 million for the Reed Hycalog and Grant Prideco tradenames which are considered indefinite lived upon completion of the merger, but that estimate is subject to change based upon the final number of shares of common stock of National Oilwell Varco issued at the time of closing of the merger and the final valuation of the identified assets and liabilities of Grant Prideco. Consequently, following the merger, we expect that approximately $5,867.8 million, representing approximately 30.2% of the combined company’s consolidated assets on a pro forma as adjusted basis, may be recorded as goodwill and indefinite-lived intangibles. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles will require the combined company to test goodwill and indefinite-lived intangibles for impairment on an annual basis or when events or circumstances occur indicating that an impairment might exist. If the combined company were to determine that any of its remaining balance of goodwill or indefinite-lived tradenames were impaired, it would record an immediate charge to earnings with a corresponding reduction in stockholders’ equity and increase in balance sheet leverage as measured by debt to total capitalization.

We could be adversely affected if we fail to comply with any of the numerous federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters applicable to our businesses.

The businesses of National Oilwell Varco and Grant Prideco are subject to numerous federal, state and local laws, regulations and policies governing environmental protection, zoning and other matters. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, we may be required to make significant unanticipated capital and operating expenditures. We cannot assure you that our operations will continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to reduce or cease operations or conduct site remediation or other corrective action which could adversely impact our operations and financial condition.

Our businesses expose us to potential environmental liability.

Our businesses expose us to the risk that harmful substances may escape into the environment, which could result in:

•	personal injury or loss of life;

•	severe damage to or destruction of property; or

•	environmental damage and suspension of operations.

Our current and past activities, as well as the activities of our former divisions and subsidiaries, could result in our facing substantial environmental, regulatory and other liabilities. These could include the costs of cleanup of contaminated sites and site closure obligations. These liabilities could also be imposed on the basis of one or more of the following theories:

•	negligence;

•	strict liability;

•	breach of contract with customers; or

•	as a result of our contractual agreement to indemnify our customers in the normal course of our business, which is normally the case.

We may not have adequate insurance for potential environmental liabilities.

While National Oilwell Varco and Grant Prideco maintain liability insurance, this insurance is subject to coverage limits. In addition, certain policies do not provide coverage for damages resulting from environmental contamination. We face the following risks with respect to our insurance coverage:

•	we may not be able to continue to obtain insurance on commercially reasonable terms;

•	we may be faced with types of liabilities that will not be covered by our insurance;

•	our insurance carriers may not be able to meet their obligations under the policies; or

•	the dollar amount of any liabilities may exceed our policy limits.

Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our consolidated financial statements.

There are risks associated with certain contracts for our drilling equipment.

As of December 31, 2007, National Oilwell Varco had a backlog of approximately $9 billion of drilling equipment to be manufactured, assembled, tested and delivered by its Rig Technology group. The following factors, in addition to others not listed, could reduce our margins on these contracts, adversely affect our position in the market and subject us to contractual penalties:

•	our failure to adequately estimate costs for making this drilling equipment;

•	our inability to deliver equipment that meets contracted technical requirements;

•	our inability to maintain our quality standards during the design and manufacturing process;

•	our inability to secure parts made by third party vendors at reasonable costs and within required timeframes;

•	unexpected increases in the costs of raw materials; and

•	our inability to manage unexpected delays due to weather, shipyard access, labor shortages or other factors beyond our control.

Such developments could have a material adverse effect on our consolidated financial statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the National Oilwell Varco notes in connection with the exchange offer. In exchange for issuing the National Oilwell Varco notes and paying the cash exchange consideration (as applicable), we will receive Grant Prideco notes in an aggregate principal amount equal to (i) the aggregate principal amount of such National Oilwell Varco notes plus (ii) the aggregate amount of such cash exchange consideration. The Grant Prideco notes surrendered in connection with the exchange offer will be retired and cancelled and will not be reissued.

THE COMPANIES

National Oilwell Varco’s Business

This section summarizes information from National Oilwell Varco’s Annual Report on Form 10-K for the year ended December 31, 2007. For a more detailed discussion of National Oilwell Varco’s business, please read National Oilwell Varco’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings incorporated into this prospectus by reference.

Business Segments

National Oilwell Varco’s business has three reportable operating segments:

•	Rig Technology;

•	Petroleum Services & Supplies; and

•	Distribution Services.

Rig Technology

National Oilwell Varco’s Rig Technology segment designs, manufactures, sells and services complete systems for the drilling, completion, and servicing of oil and gas wells. The segment offers a comprehensive line of highly-engineered equipment that automates complex well construction and management operations, such as offshore and onshore drilling rigs; derricks; pipe lifting, racking, rotating and assembly systems; coiled tubing equipment and pressure pumping units; well workover rigs; wireline winches; and cranes. Demand for Rig Technology products is primarily dependent on capital spending plans by drilling contractors, oilfield service companies, and oil and gas companies, and secondarily on the overall level of oilfield drilling activity, which drives demand for spare parts for the segment’s large installed base of equipment. National Oilwell Varco has made strategic acquisitions and other investments during the past several years in an effort to expand its product offering and its global manufacturing capabilities, including adding additional operations in the United States, Canada, Norway, the United Kingdom, China, India and Belarus.

Petroleum Services & Supplies

National Oilwell Varco’s Petroleum Services & Supplies segment provides a variety of consumable goods and services used to drill, complete, remediate and workover oil and gas wells and service pipelines, flowlines and other oilfield tubular goods. The segment manufactures, rents and sells a variety of products and equipment used to perform drilling operations, including transfer pumps, solids control systems, drilling motors and other downhole tools, rig instrumentation systems, and mud pump consumables. Demand for these services and supplies is determined principally by the level of oilfield drilling and workover activity by drilling contractors, major and independent oil and gas companies, and national oil companies. Oilfield tubular services include the provision of inspection and internal coating services and equipment for drillpipe, linepipe, tubing, casing and pipelines; and the design, manufacture and sale of coiled tubing pipe and advanced composite pipe for application in highly corrosive environments. The segment sells its tubular goods and services to oil and gas companies; drilling contractors; pipe distributors, processors and manufacturers; and pipeline operators. This segment has benefited from several strategic acquisitions and other investments completed during the past few years, including adding additional operations in the United States, Canada, the United Kingdom, China, the United Arab Emirates, Kazakhstan, Mexico, Russia, Argentina, India, Bolivia, the Netherlands, Singapore, Malaysia and Vietnam.

Distribution Services

National Oilwell Varco’s Distribution Services segment provides maintenance, repair and operating supplies and spare parts to drill site and production locations worldwide. In addition to its comprehensive network of field locations supporting land drilling operations throughout North America, the segment supports major offshore drilling contractors through locations in Mexico, the Middle East, Europe, Southeast Asia and South America. Using its advanced information technology platforms and processes, the Distribution Services segment can provide complete procurement, inventory management, and logistics services to its customers. Demand for the segment’s services are determined primarily by the level of drilling, servicing and oil and gas production activities.

Grant Prideco’s Business

This section summarizes information from Grant Prideco’s Annual Report on Form 10-K for the year ended December 31, 2007. For a more detailed discussion of Grant Prideco’s business, please read Grant Prideco’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings incorporated into this prospectus by reference.

Business Segments

Grant Prideco’s business activities are segregated into four distinct segments:

•	Drilling Products and Services;

•	ReedHycalog;

•	Other (which includes results of IntelliServ, Inc. and XL Systems); and

•	Corporate

For information relating to revenues from external customers, operating income and total assets of each segment, please read the financial statements incorporated by reference into this prospectus.

Drilling Products and Services

Grant Prideco’s Drilling Products and Services segment manufactures and sells a variety of drill stem products used for the drilling of oil and gas wells. The principal products sold by this segment are: (1) drill pipe products, (2) drill collars and heavyweight drill pipe and (3) drill stem accessories. Demand for the segment’s drill stem products is impacted primarily by changes in drilling activity and worldwide rig activity, but also by the level of inventory held by customers and their perceptions as to future activity and the near-term need for new drill stem products. With the increased complexity of drilling activity, demand for the segment’s proprietary line of eXtreme® drilling and other premium drilling products has remained strong. The segment’s premium drilling products are specifically designed for extreme drilling conditions such as extended reach, directional, horizontal, deep gas, offshore and ultra-deepwater drilling, as well as high-temperature, high-pressure and corrosive well conditions. The segment’s drill stem products are sold to a variety of customers, including oil and gas drilling contractors, rental tool companies and major, independent and state-owned oil and gas companies. The principal competitors for our drill stem products include Smith International Inc., Texas Steel Conversion, Vallourec and Mannesmann and various smaller local manufacturers in the U.S. and worldwide.

ReedHycalog

Grant Prideco’s ReedHycalog segment is a leading global designer, manufacturer and distributor of drill bits, hole-opening or hole enlarging tools, coring services and other related technology to the oil and gas industry. This segment services its customer base through a technical sales and marketing network in virtually every significant oil and gas-producing region in the world. All of the products and services are generally sold directly to the upstream oil and gas operators and, to a lesser extent, drilling contractors on turnkey and footage contracts. Competition is based on technical performance, price and service. ReedHycalog manufactures and sells both fixed-cutter bits and roller-cone bits on a global basis. The primary market driver for these bits is worldwide drilling activity or, more specifically, total footage drilled, as well as a function of well depth and complexity; demand for fixed-cutter bits is tied more strongly to offshore, directional or horizontal drilling. This segment provides a complete series of drill bits incorporating advanced materials technology and a range of performance-enhancing features. In addition, the segment provides drill bit selection, well-planning services and vibration monitoring and control through its field sales and engineering organization. Grant Prideco’s principal competitors are Hughes Christensen (a division of Baker Hughes Inc.), Smith Bits (a division of Smith International Inc.), and Security DBS (a division of Halliburton Company) as well as numerous smaller competitors throughout the world.

Other Segment

Grant Prideco’s Other segment primarily includes the operations of IntelliServ, Inc. (Intelliserv) and XL Systems. In September 2005, Grant Prideco acquired full ownership of IntelliServ, a company focused on the provision of well-site data transmission services. IntelliServ’s core product, “The IntelliServ® Network”, was commercialized in 2006 and incorporates various proprietary mechanical and electrical components into its premium drilling tubulars to allow bi-directional data transfer via the drill string. This network functions at speeds several orders of magnitude higher than current mud pulse and electromagnetic transmission systems and will potentially deliver significant improvements in drilling efficiency and well placement. IntelliServ began its commercial operations in the last quarter of 2006 and offers its products and services on a rental basis to oil and gas operators. XL Systems provides integrated packages of large-bore tubular products and services for offshore wells, including a proprietary line of wedge thread marine connections on large-bore tubulars and related engineering and design services. XL Systems provides its product line for drive pipe, jet strings and conductor casing and also offers weld-on connections and service personnel in connection with the installation of these products. In early 2007, XL Systems completed development of its new high-strength Vipertm weld-on connector which Grant Prideco believes will permit it to penetrate traditional markets that do not require the enhanced performance of XL Systems’ proprietary wedge-thread system.

Corporate Segment

Grant Prideco’s Corporate segment includes its general corporate overhead expenses.

THE MERGER

The following summary describes certain provisions of the merger agreement. While the discussion below summarizes many of the material provisions of the merger agreement, it may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

The merger agreement provides that Grant Prideco will be merged with and into NOV Sub, Inc., a wholly- owned subsidiary of National Oilwell Varco, at the effective time of the merger. NOV Sub will continue as the surviving corporation in accordance with the Delaware General Corporation Law, or DGCL, and will remain as a wholly owned subsidiary of National Oilwell Varco. Based on the number of outstanding shares of common stock of Grant Prideco and the number of outstanding shares of common stock of National Oilwell Varco on March 14, 2008, we anticipate that stockholders of Grant Prideco will own approximately 14% of the outstanding shares of common stock of National Oilwell Varco following the merger. At the effective time of the merger, all the property, rights, privileges, powers and franchises of Grant Prideco and NOV Sub before the merger will vest in the surviving corporation, and all debts, liabilities and duties of Grant Prideco and NOV Sub before the merger will become the debts, liabilities and duties of the surviving corporation.

The merger will be completed after all conditions in the merger agreement are met or waived and National Oilwell Varco and Grant Prideco file a certificate of merger with the Secretary of State of the State of Delaware. The merger agreement provides that the closing of the merger will take place at 10:00 a.m., Houston time, on a date specified by National Oilwell Varco and Grant Prideco but not later than the second business day after satisfaction or waiver of the conditions to the merger unless the companies otherwise agree.

Conversion of Shares

The merger agreement provides that each issued and outstanding share of the common stock of Grant Prideco, other than shares owned by Grant Prideco, National Oilwell Varco or NOV Sub, and other than shares held by stockholders effecting their appraisal rights, will be converted into the right to receive 0.4498 of a share of National Oilwell Varco’s common stock, which we refer to as the exchange ratio, and $23.20 of cash consideration. However, if prior to the merger, the outstanding shares of the common stocks of Grant Prideco or National Oilwell Varco are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio and cash consideration will be adjusted accordingly.

Each share of the outstanding common stock of National Oilwell Varco will be unaffected by the merger and will remain outstanding.

No fractional shares of the common stock of National Oilwell Varco will be issued in the merger. Each holder of common stock of Grant Prideco who would have otherwise been entitled to receive a fraction of a share of the common stock of National Oilwell Varco will receive cash in lieu of a fractional share of the common stock of National Oilwell Varco. The amount of cash will be equal to the relevant fraction times the average of the last reported sales price of the common stock of National Oilwell Varco on the New York Stock Exchange Composite Transactions Tape on each of the ten consecutive trading days immediately preceding the date of the effective time of the merger.

Conditions to the Merger

Joint Conditions to the Merger

The merger agreement provides that the obligations of National Oilwell Varco and Grant Prideco to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the stockholders of Grant Prideco must adopt the merger agreement;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated;

•	other than approvals related to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, all governmental consents and approvals must be obtained and all waiting periods imposed by any governmental entity must expire, unless the failure to obtain approval or the continuation of the waiting period of any of these is not reasonably likely to have a material adverse effect;

•	National Oilwell Varco’s registration statement relating to the issuance of shares of common stock of National Oilwell Varco in connection with the merger must be effective under the Securities Act of 1933 and not be the subject of a stop order or proceeding seeking a stop order;

•	the absence of any order, injunction, judgment, decree, statute, rule or regulation that makes the merger illegal or otherwise prohibits the consummation of the merger;

•	the shares of the common stock of National Oilwell Varco to be issued in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	there shall not be pending or threatened any suit, action or proceeding by any governmental entity that has a reasonable likelihood of success that would interfere with the consummation of the merger or that otherwise is reasonably likely to have a material adverse effect on Grant Prideco or National Oilwell Varco.

National Oilwell Varco and NOV Sub’s Conditions to the Merger

In addition, the merger agreement provides that National Oilwell Varco’s and NOV Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Grant Prideco regarding its capital structure and corporate power and authority must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent such representations and warranties were expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of Grant Prideco must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent such representations and warranties were expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Grant Prideco;

•	Grant Prideco must have performed, in all material respects, all of its obligations under the merger agreement prior to the closing of the merger;

•	National Oilwell Varco must receive a written legal opinion of Andrews Kurth LLP to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	since the date of the merger agreement, there shall not have been any event that has had or would reasonably be expected to have a material adverse effect on Grant Prideco’s business, assets, liabilities or obligations, financial condition or results of operations.

Grant Prideco’s Conditions to the Merger

In addition, the merger agreement provides that Grant Prideco’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of National Oilwell Varco regarding its capital structure and corporate power and authority must be true and correct in all material respects as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent such representations and warranties were expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of National Oilwell Varco must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger (except to the extent such representations and warranties were expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on National Oilwell Varco;

•	each of National Oilwell Varco and NOV Sub must have performed, in all material respects, all of its obligations under the merger agreement prior to the date of the closing of the merger;

•	Grant Prideco must receive a written legal opinion of Cravath, Swaine & Moore LLP to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	since the date of the merger agreement, there shall not have been any event that has had or would reasonably be expected to have a material adverse effect on National Oilwell Varco’s business, assets, liabilities or obligations, financial condition or results of operations.

Material Adverse Effect Definition

Certain representations and warranties of National Oilwell Varco and Grant Prideco, and certain other provisions in the merger agreement, are qualified by references to a “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” on a person means a material adverse effect on (i) the business, assets, liabilities or obligations, financial condition or results of operations of such person and its subsidiaries, taken as a whole, (ii) the ability of such person to perform its obligations under the merger agreement or (iii) the ability of such person to consummate the merger. However, a “material adverse effect” does not include changes or conditions relating to:

•	the economy, or financial or capital markets, in the U.S. or elsewhere in which such person or subsidiary has significant operations or sales unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

•	the oilfield services industry in general in the U.S. or in any other country in which the person has significant operations or sales unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

•	any change in such person’s stock price or trading volume, in and of itself;

•	any change after the date of the merger agreement in the law or generally accepted accounting principles;

•	the announcement or pendency of the merger agreement or the merger itself;

•	acts of war, sabotage or terrorism;

•	natural disasters such as earthquakes, hurricanes or tornados unless they have a disproportionate effect on the person relative to other participants in the oilfield services industry;

•	Grant Prideco’s failure in and of itself to meet any internal or published projections, forecasts, or other predictions;

•	any change in the price of oil or natural gas or the number of active drilling rigs operating in the geographic areas where such person and its subsidiaries have significant operations or sales; and

•	any change in the price of steel or other raw materials of the type and grade customarily purchased by such person and its subsidiaries.

Termination; Termination Fees and Expenses

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger, before or after adoption of the merger agreement by the stockholders of Grant Prideco:

•	by mutual written consent of National Oilwell Varco, Grant Prideco and NOV Sub; or

•	by either National Oilwell Varco or Grant Prideco if:

(a) the merger is not consummated on or before August 31, 2008;

(b) the stockholder approval of Grant Prideco has not been obtained at a meeting of such stockholders at which the merger agreement is voted upon; or

(c) a court or other governmental entity has issued an order, decree or ruling that cannot be appealed and that prohibits the completion of the merger;

•	by National Oilwell Varco if:

(a) the Grant Prideco board of directors withdraws or modifies its recommendation of the merger;

(b) the Grant Prideco board of directors recommends an acquisition transaction other than the merger to stockholders of Grant Prideco; or

(c) Grant Prideco has breached a representation, warranty, covenant or agreement contained in the merger agreement, which has not been cured within 10 business days after receiving written notice of the breach.

•	by Grant Prideco, if:

(a) National Oilwell Varco has breached a representation, warranty, covenant or agreement contained in the merger agreement, which has not been cured within 10 business days after receiving written notice of the breach; or

(b) prior to the receipt of approval of stockholders of Grant Prideco, Grant Prideco receives a superior proposal, its board of directors determines to approve and enter into an agreement relating to such superior proposal, Grant Prideco gives National Oilwell Varco four business days’ prior written notice of its intention to terminate the merger agreement, such acquisition proposal continues to constitute a superior proposal after taking into account any revised proposal made by National Oilwell Varco during such period of time and Grant Prideco’s board of directors determines in good faith, following receipt of advice of its outside legal counsel, that the failure to accept such superior proposal would be inconsistent with its fiduciary duties under applicable law; provided, however, that such termination will not be effective until such time as payment of the termination fee shall have been made by Grant Prideco; provided, further, that Grant Prideco’s right to terminate the merger agreement shall not be available if it breached the no solicitation provision of the merger agreement in any material respect in connection with such superior proposal.

“Superior proposal” means any bona fide written proposal made by a third party to acquire substantially all the equity securities or assets of Grant Prideco (including substantially all of the assets of Grant Prideco’s subsidiaries), pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its and its subsidiaries’ assets or otherwise, on terms which the board of directors of Grant Prideco determines in good faith, after consultation with Grant Prideco’s outside legal counsel and financial advisors and after taking into account all material legal, financial, strategic, regulatory and other aspects of such proposal and the party making such proposal, (i) to be more favorable from a financial point of view to the holders of Grant Prideco’s common stock than the merger agreement, taking into account all the terms and conditions of the merger agreement (including any proposal by National Oilwell Varco to amend the terms of the merger or the merger agreement) and (ii) is reasonably likely to he consummated.

If the merger agreement is terminated by either National Oilwell Varco or Grant Prideco as provided above, the merger agreement will become void and National Oilwell Varco, Grant Prideco and NOV Sub will not have any continuing liabilities or obligations under the merger agreement, except for:

•	any obligation to reimburse certain expenses or pay a termination fee under the circumstances described below;

•	the provisions of the confidentiality agreement, which shall remain in full force and effect; and

•	liabilities for any knowing or willful misrepresentation in or breach of a representation, warranty, covenant or agreement contained in the merger agreement.

Amendment and Waiver

The merger agreement may be amended at any time by action taken by the boards of directors of National Oilwell Varco, NOV Sub and Grant Prideco, before or after adoption of the merger agreement by Grant Prideco’s stockholders. However, once the merger agreement is so adopted by the stockholders, no change can be made where further stockholder approval is required by law. National Oilwell Varco and Grant Prideco also may extend the time for performance of the obligations or other acts of the other, may waive inaccuracies in the representations or warranties contained in the merger agreement and may waive compliance with any agreements or conditions contained in the merger agreement.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer and the proposed amendments to the Grant Prideco indenture are intended to provide us with greater operational and financial flexibility, including greater flexibility in our efforts to integrate Grant Prideco, and to allow us to structure our operations and the operations of our subsidiaries in a more efficient manner and allow for potential savings. See “The Proposed Amendments”.

Terms of the Exchange Offer and Consent Solicitation

In the exchange offer, we are offering in exchange for a holder’s outstanding tendered 6 1/8% Senior Notes due August 15, 2015 of Grant Prideco, 6 1/8% Senior Notes due 2015 of National Oilwell Varco having a principal amount that is equal to the exchange price of such Grant Prideco notes.

The exchange price for the tendered Grant Prideco notes will be 100% of their aggregate principal amount if such notes are properly tendered prior to 5:00 p.m., New York City time, on April 3, 2008, and 95% of their aggregate principal amount if such notes are properly tendered after such time and prior to the expiration of the exchange offer.

Notwithstanding the foregoing, the National Oilwell Varco notes will be issued only in denominations of $1,000 and whole multiples of $1,000. See “Description of the National Oilwell Varco Notes — General Terms”. If National Oilwell Varco would otherwise be required to issue an National Oilwell Varco note in a denomination other than $1,000 or a whole multiple of $1,000, National Oilwell Varco will, in lieu of such issuance:

•	issue a National Oilwell Varco note in a principal amount that has been rounded down to the nearest lesser whole multiple of $1,000; and

•	pay cash, which we refer to as cash exchange consideration, in an amount equal to:

•	the difference between (i) the principal amount yielded by such formula and (ii) the principal amount of the National Oilwell Varco note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such difference to the date of the exchange.

The interest rate, redemption terms and payment and maturity dates of the National Oilwell Varco notes offered in the exchange offer are the same as those of the Grant Prideco notes. The National Oilwell Varco notes you receive in exchange for Grant Prideco notes will accrue interest from the most recent date to which interest has been paid on those Grant Prideco notes. Except as otherwise set forth above, you will not receive a payment for accrued interest on Grant Prideco notes you exchange at the time of the exchange.

For the purposes of this prospectus, “National Oilwell Varco indenture” means the indenture governing senior debt securities between National Oilwell Varco and The Bank of New York Trust Company, N.A., to be dated as of the first date on which we exchange National Oilwell Varco notes for Grant Prideco notes pursuant to the exchange offer.

We are also soliciting consents from the holders of the Grant Prideco notes to effect a number of amendments to the Grant Prideco indenture under which those notes were issued. For a description of the proposed amendments, see “The Proposed Amendments”. Our obligations to complete the exchange offer and cause Grant Prideco to make the consent payments are conditioned on, among other things, receipt of valid and unrevoked consents to the amendments from the holders of a majority in principal amount of the Grant Prideco notes outstanding under the Grant Prideco indenture (which we refer to as the required consents), although we may, at our option, waive this or any other condition with respect the exchange offer.

A holder validly tendering Grant Prideco notes for exchange will, by tendering those notes, be deemed to be consenting to the proposed amendments to the Grant Prideco indenture.

In addition to the National Oilwell Varco notes that we will issue, and the cash exchange consideration (as applicable) that we will pay, in exchange for Grant Prideco notes, Grant Prideco will pay an amount in cash equal to $2.50 per $1,000 principal amount outstanding of Grant Prideco notes to each holder of Grant Prideco notes only if the holder has delivered and not revoked a valid consent prior to the consent payment deadline. The consent payment deadline for the consent solicitation (that is, the time by which holders must have delivered and not revoked a valid consent in order to be eligible to receive the consent payment) will be 5:00 p.m., New York City time, on April 3, 2008, unless extended.

As a holder of Grant Prideco notes, you may give your consent to the proposed amendments to the Grant Prideco indenture only by tendering your Grant Prideco notes in the exchange offer. By tendering your Grant Prideco notes for exchange, you will be deemed to have given a consent with respect to the notes.

If the required consents are received and accepted with respect to the Grant Prideco notes, then Grant Prideco and the trustee under the Grant Prideco indenture will execute a supplemental indenture setting forth the proposed amendments in respect of the notes. Under the terms of the supplemental indenture, the amendments will become operative with respect to the Grant Prideco notes concurrently with the consummation of the merger, irrespective of whether the exchange offer with respect to the Grant Prideco notes is consummated. Each non-consenting holder of Grant Prideco notes will be bound by the supplemental indenture.

Conditions to the Exchange Offer and Consent Solicitation

Our obligations to complete the exchange offer and cause Grant Prideco to make the consent payments relating to the exchange offer are subject to the satisfaction or waiver (by us) of the following conditions: (a) the receipt of the required consents described above under “Terms of the Exchange Offer and Consent Solicitation”, (b) the valid tender (and no valid withdrawal) of a majority in principal amount held by nonaffiliates of Grant Prideco of the Grant Prideco notes as of the expiration date of the exchange offer, as may be extended, (c) the merger has been consummated and (d) the following statements being true:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offer, the exchange of Grant Prideco notes under the exchange offer, the consent solicitation or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offer, the exchange of Grant Prideco notes under the exchange offer, the consent solicitation or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer, the exchange of Grant Prideco notes under the exchange offer, the consent solicitation or the proposed amendments, or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of National Oilwell Varco and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to National Oilwell Varco of the exchange offer, the exchange of Grant Prideco notes under the exchange offer, the consent solicitation or the proposed amendments, or might be material to holders of Grant Prideco notes in deciding whether to accept the exchange offer and give their consents;

(2) None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory),

•	a material impairment in the general trading market for debt securities,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory),

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States,

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States,

•	any material adverse change in United States securities or financial markets generally, or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(3) The trustee under the Grant Prideco indenture has executed and delivered a supplemental indenture relating to the proposed amendments and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offer, the exchange of Grant Prideco notes under the exchange offer, the consent solicitation or our ability to effect the proposed amendments, nor has such trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offer, the exchange of the Grant Prideco notes under the exchange offer or the consent solicitation.

All of these conditions are for our sole benefit and may be waived by us, in whole or in part, and with respect to the exchange offer or consent solicitation for the Grant Prideco notes, in our sole discretion. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding.

If any of these conditions are not satisfied with respect to the Grant Prideco notes, we may, at any time before the consummation of the exchange offer or consent solicitation:

(1) terminate the exchange offer or the consent solicitation and return all tendered Grant Prideco notes to the holders thereof (whether or not we terminate the exchange offer or consent solicitation);

(2) modify, extend or otherwise amend the exchange offer or consent solicitation and retain all tendered Grant Prideco notes and consents until the expiration date, as extended, of the exchange offer or consent solicitation, subject, however, to the withdrawal rights of holders (See “The Exchange offer — Withdrawal of Tenders and Revocation of Corresponding Consents” and “— Consent Payment Deadline; Expiration Date; Extensions; Amendments”); or

(3) waive the unsatisfied conditions with respect to the exchange offer or consent solicitation and accept all Grant Prideco notes tendered and not previously validly withdrawn.

If the merger agreement is terminated for any reason, National Oilwell Varco intends promptly to terminate the exchange offer and the consent solicitation.

Consent Payment Deadline; Expiration Date; Extensions; Amendments

For purposes of the consent solicitation, the term “consent payment deadline” means 5:00 p.m., New York City time, on April 3, 2008, subject to our right to extend that date and time in our sole discretion, in which case the consent payment deadline shall be the latest date and time to which that consent payment deadline is extended.

For purposes of the exchange offer, the term “expiration date” means the time immediately following 9:00 a.m., New York City time, on April 21, 2008, subject to our right to extend that date and time for the exchange offer in our sole discretion, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion, to (1) delay accepting any validly tendered Grant Prideco notes, (2) extend the exchange offer, or (3) terminate or amend the exchange offer, by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our sole discretion, to provide a subsequent offering period of between three and 20 business days for the exchange offer. If a subsequent offering period is provided, all Grant Prideco notes that (i) have been validly tendered prior to the expiration date of the initial offering period and (ii) have not been validly withdrawn prior to the expiration of the exchange offer will be accepted and exchanged for National Oilwell Varco notes and, as applicable, cash exchange consideration, and we will make a public announcement of the subsequent offering period no later than 9:00 a.m., New York City time, on the next business day after the expiration date of the initial offering period. Unless otherwise provided in the announcement of the subsequent offering period, all Grant Prideco notes validly tendered during the subsequent offering period will be promptly accepted and exchanged for the National Oilwell Varco notes and, as applicable, cash exchange consideration, as they are tendered. Unless otherwise provided in the announcement of the subsequent offering period, holders of Grant Prideco notes will not have the right to withdraw notes tendered during the subsequent offering period and no consent payment will be made with respect to notes tendered during the subsequent offering period.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a supplement to this prospectus that will be distributed to holders of Grant Prideco notes and we will extend the exchange offer to a date five to ten business days after disclosing the amendment, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise have expired during such five to ten business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer and consent solicitation, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release to any appropriate news agency, including the Dow Jones News Service.

Effect of Tender

Any tender by a holder of Grant Prideco notes prior to the expiration date of the exchange offer that is not validly withdrawn prior to the expiration of the exchange offer will constitute a binding agreement between that holder and National Oilwell Varco and (if not withdrawn prior to the consent payment deadline) a consent to the proposed amendments, upon the terms and subject to the conditions of the exchange offer and the letter of transmittal and consent. The acceptance of the exchange offer by a tendering holder of Grant Prideco notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Grant Prideco notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

Absence of Dissenters’ Rights

Holders of the Grant Prideco notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Grant Prideco indenture and the Grant Prideco notes, or under the terms of the Grant Prideco indenture in connection with the exchange offer and consent solicitation.

Accounting Treatment of the Exchange Offer

The exchange offer will be accounted for by National Oilwell Varco as an exchange of debt under United States generally accepted accounting principles. The National Oilwell Varco notes to be issued in the exchange offer will be recorded at the same carrying value as the Grant Prideco notes. Accordingly, National Oilwell Varco will not recognize significant gain or loss for accounting purposes upon the consummation of the exchange offer. The consent payments will be capitalized and amortized over the term of the National Oilwell Varco notes issued in the exchange offer. The direct costs incurred with third parties will be expensed.

Acceptance of Grant Prideco Notes for Exchange; Delivery of Consent Payments, National Oilwell Varco Notes and Cash Exchange Consideration; Effectiveness of Proposed Amendments

Assuming the required consents are obtained and the other conditions to the making of the consent payments are satisfied or waived, after acceptance thereof, we will cause Grant Prideco to make the consent payments upon the first acceptance of the Grant Prideco Notes for exchange, which is anticipated to occur concurrently with the consummation of the merger.

Assuming the conditions to the exchange offer are satisfied or waived, we will issue new National Oilwell Varco notes in book-entry form and pay any cash exchange consideration (as applicable) in connection with the exchange offer as soon as practicable after the expiration date of the exchange offer and consummation of the merger (in exchange for Grant Prideco notes that are properly tendered (and not validly withdrawn) before the expiration of the exchange offer and accepted for exchange).

We refer to each date on which we exchange National Oilwell Varco notes for Grant Prideco notes pursuant to the exchange offer as an “exchange date”.

We will be deemed to have accepted validly tendered Grant Prideco notes (and will be deemed to have accepted validly delivered consents to the proposed amendments) when, and if, we have given oral or written notice thereof to the exchange agent. Subject to the terms and conditions of the exchange offer, delivery of National Oilwell Varco notes and payment of any cash exchange consideration (as applicable) in connection with the exchange of Grant Prideco notes accepted by us will be made by the exchange agent on the exchange date upon receipt of such notice. Subject to the terms and conditions of the consent solicitation, any consent payments will be made by the exchange agent on the first exchange date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Grant Prideco notes for the purpose of receiving consents and Grant Prideco notes from, and transmitting National Oilwell Varco notes, cash exchange consideration and consent payments to, such holders. If any tendered Grant Prideco notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Grant Prideco notes are withdrawn prior to the expiration of the exchange offer, such unaccepted or withdrawn Grant Prideco notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

If we receive the requisite consents by the consent payment deadline, the proposed amendments to the Grant Prideco indenture will become effective concurrently with the consummation of the merger.

Procedures for Consenting and Tendering

If you hold Grant Prideco notes and wish to have those notes exchanged for National Oilwell Varco notes and, as applicable, cash exchange consideration, you must validly tender (or cause the valid tender of) your Grant Prideco notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Grant Prideco notes will constitute an automatic consent to the proposed amendments to the Grant Prideco indenture.

The procedures by which you may tender or cause to be tendered Grant Prideco notes will depend upon the manner in which you hold the Grant Prideco notes, as described below.

Grant Prideco Notes Held Through a Nominee

If you are a beneficial owner of Grant Prideco notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Grant Prideco notes in the exchange offer, you should contact the record holder promptly and instruct the record holder to tender the Grant Prideco notes and deliver a consent on your behalf using one of the procedures described below.

Grant Prideco Notes Held with DTC

Pursuant to authority granted by The Depository Trust Company, or DTC, if you are a DTC participant that has Grant Prideco notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Grant Prideco notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Grant Prideco notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Grant Prideco notes at DTC for purposes of the exchange offer.

Any participant in DTC may tender Grant Prideco notes and deliver a consent to the proposed amendments to the Grant Prideco indenture by effecting a book-entry transfer of the Grant Prideco notes to be tendered in the exchange offer into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offer through DTC’s Automated Tender Offer Program, or ATOP, procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the exchange offer expires.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Grant Prideco notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that National Oilwell Varco and Grant Prideco may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the expiration date of the exchange offer.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the expiration date of the exchange offer at one of its addresses set forth on the back cover page of this prospectus. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of National Oilwell Varco notes and, as applicable, the payment of cash exchange consideration, in exchange for Grant Prideco notes tendered by a letter of transmittal and consent in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of Grant Prideco notes:

•	irrevocably sells, assigns and transfers to or upon the order of National Oilwell Varco all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of the Grant Prideco notes tendered thereby;

•	waives any and all rights with respect to the Grant Prideco notes (including any existing or past defaults and their consequences in respect of the Grant Prideco notes);

•	releases and discharges National Oilwell Varco, Grant Prideco and the trustee under the Grant Prideco indenture from any and all claims such holder may have, now or in the future, arising out of or related to the Grant Prideco notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the Grant Prideco notes (other than as expressly provided in this document and in the letter of transmittal and consent) or to participate in any redemption or defeasance of the Grant Prideco notes;

•	represents and warrants that the Grant Prideco notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments”; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Grant Prideco notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Grant Prideco notes tendered to be assigned, transferred and exchanged in the exchange offer.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offer and consent solicitation, delivery of your Grant Prideco notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items sufficiently in advance of the expiration date with respect to the exchange offer to allow sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a participant in DTC whose name appears on a security position listing of DTC as the owner of the Grant Prideco notes and the portion entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal and consent has not been completed; or

•	the Grant Prideco notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

Tenders of Grant Prideco notes in connection with the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer. Tenders of Grant Prideco notes may not be withdrawn at any time thereafter. Consents to the proposed amendments in connection with the consent solicitation may be revoked at any time prior to the consent payment deadline. Consents may not be withdrawn at any time thereafter. The valid withdrawal of tendered Grant Prideco notes prior to the consent payment deadline will be deemed to be a concurrent revocation of the related consent to the proposed amendments to the Grant Prideco indenture. You may only revoke a consent by validly withdrawing the related Grant Prideco notes prior to the consent payment deadline. If you validly withdraw your Grant Prideco notes following the consent payment deadline, but before the expiration of the exchange offer, your consent will be counted, but you will not receive the consent payment.

Beneficial owners desiring to withdraw Grant Prideco notes previously tendered should contact the DTC participant through which they hold their Grant Prideco notes. In order to withdraw Grant Prideco notes previously tendered, a DTC participant may, prior to the expiration of the exchange offer, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Grant Prideco notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which such withdrawal relates. A DTC participant may withdraw a tender only if such withdrawal complies with the provisions described in this paragraph.

Withdrawals of tenders of Grant Prideco notes may not be rescinded and any Grant Prideco notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offer. Properly withdrawn Grant Prideco notes, however, may be retendered by following the procedures described above at any time prior to expiration of the exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Grant Prideco notes in connection with the exchange offer will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Grant Prideco notes in the exchange offer, and our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of National Oilwell Varco, Grant Prideco, the exchange agent, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Grant Prideco notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Grant Prideco notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the DTC participant who delivered such Grant Prideco notes by crediting an account maintained at DTC designated by such DTC participant as promptly as practicable after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Grant Prideco notes to us in the exchange offer. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder. Other reasons transfer taxes could be imposed include:

•	if National Oilwell Varco notes in book-entry form are to be registered in the name of any person other than the person signing the letter of transmittal and consent; or

•	if tendered Grant Prideco notes are registered in the name of any person other than the person signing the letter of transmittal and consent.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Grant Prideco notes tendered by such holder.

U.S. Federal Backup Withholding; Withholding on Consent Payments to Non-U.S. Holders

U.S. federal income tax law requires that a holder of Grant Prideco notes, whose notes are accepted for exchange, provide the exchange agent, as payer, with the holder’s correct taxpayer identification number or otherwise establish a basis for an exemption from backup withholding. This information should be provided on Internal Revenue Service, or IRS, Form W-9. In the case of a holder who is an individual, other than a resident alien, this identification number is his or her social security number. For holders other than individuals, the identification number is an employer identification number. Exempt holders, including, among others, all corporations and certain foreign individuals, are not subject to these backup withholding and reporting requirements, but must establish that they are so exempt. If you do not provide the exchange agent with your correct taxpayer identification number or an adequate basis for an exemption or a completed IRS Form W-8BEN (“Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding”), you may be subject to backup withholding on payments made in exchange for any Grant Prideco notes and a penalty imposed by the IRS. Backup withholding is not an additional federal income tax. Rather, the amount of tax withheld will be credited against the federal income tax liability of the holder subject to backup withholding. If backup withholding results in an overpayment of taxes, you may obtain a refund from the IRS. You should consult with a tax advisor regarding qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

To prevent backup withholding, you must either (1) provide a completed IRS Form W-9 and indicate either (a) your correct taxpayer identification number or (b) an adequate basis for an exemption, or (2) provide a completed Form W-8BEN.

In compliance with U.S. federal withholding tax requirements applicable to payments of certain U.S. source income to foreign persons, Grant Prideco intends to withhold tax at the rate of 30% on consent payments made to non-U.S. holders, unless the holder establishes an exemption or a reduced rate. See “United States Federal Income Tax Consequences — Non-U.S. Holders — Consent Payments”.

Exchange Agent

Global Bondholder Services Corporation has been appointed the exchange agent for the exchange offer and consent solicitation. Letters of transmittal and consent and all correspondence in connection with the exchange offer should be sent or delivered by each holder of Grant Prideco notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the addresses and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and the consent solicitation, and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of Grant Prideco notes may also contact their custodian bank, depositary, broker, trust company or other nominee for assistance concerning the exchange offer.

Dealer Manager

We have retained Goldman, Sachs & Co. to act as dealer manager in connection with the exchange offer and consent solicitation and will pay the dealer manager for soliciting tenders in the exchange offer and consents in the consent solicitation a customary percentage of the total principal amount outstanding of each series of Grant Prideco notes if the required consents are received and the exchange offer is completed. We will also reimburse the dealer manager for certain expenses. The obligations of the dealer manager to perform such function are subject to certain conditions. We have agreed to indemnify the dealer manager against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offer or the consent solicitation may be directed to the dealer manager at the address and telephone number set forth on the back cover page of this prospectus.

From time to time, the dealer manager has provided, and may provide in the future, investment banking and other services for National Oilwell Varco and Grant Prideco for customary compensation. The dealer merger is acting as a financial advisor to National Oilwell Varco with respect to the merger.

The dealer manager in the ordinary course of its business purchases and/or sells securities, including the National Oilwell Varco notes, for its own account and for the account of its customers. As a result, the dealer managers at any time may own certain of our debt securities, including the National Oilwell Varco notes. In addition the dealer manager may tender the National Oilwell Varco notes into the tender offer for its own account.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Grant Prideco notes will be borne by us. The principal solicitation is being made by mail; however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer manager and the information agent, as well as by officers and other employees of National Oilwell Varco and its affiliates.

Tendering holders of Grant Prideco notes will not be required to pay any fee or commission to the dealer manager. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE GRANT
PRIDECO NOTES AND THE NATIONAL OILWELL VARCO NOTES

The following is a summary comparison of the material terms of the Grant Prideco notes and the National Oilwell Varco notes. The National Oilwell Varco notes issued in the exchange offer will be governed by the National Oilwell Varco indenture. The summary does not purport to be complete and is qualified in its entirety by reference to the Grant Prideco indenture and the National Oilwell Varco indenture. Copies of those indentures are available from the information agent upon request.

The Grant Prideco notes represent, as of the date of this prospectus, the only debt securities issued under the Grant Prideco indenture.

Terms used in the descriptions of the Grant Prideco notes and the National Oilwell Varco notes below and not otherwise defined in this prospectus have the meanings given to such terms in the Grant Prideco indenture and the National Oilwell Varco indenture, respectively. Article and section references in the descriptions of the notes below are references to the applicable indenture under which the notes were or will be issued.

The description of the Grant Prideco notes reflects the Grant Prideco notes as currently constituted and does not reflect any changes to the covenants and other terms of the Grant Prideco notes or the Grant Prideco indenture that may be effected following the consent solicitation as described under “The Proposed Amendments”.

Grant Prideco Notes	National Oilwell Varco Notes

Reports	Section 4.03
(a) Whether or not Grant Prideco is required to do so by the rules and regulations of the SEC, so long as any notes are outstanding, Grant Prideco will file with the SEC within the time periods specified in the SEC’s rules and regulations, all reports, statements and other information as Grant Prideco would be required to file with the SEC by Section 13(a) or 15(d) of the Exchange Act. Grant Prideco will deliver to the trustee and furnish each holder of Grant Prideco notes, without cost to such holder, copies of such reports and other information.	Section 4.5
(a) National Oilwell Varco will file with the trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing) as the SEC may by rules and regulations prescribe that National Oilwell Varco is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. National Oilwell Varco will also comply with the provisions of Section 314(a) of the Trust Indenture Act.

(b) For so long as any notes remain outstanding, Grant Prideco will furnish to the holders and to securities analysts and prospective purchasers of Grant Prideco notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Whether or not required by the rules and regulations of the SEC, Grant Prideco will file a copy of all of the information and reports required to be delivered pursuant to clause (a) of Section 4.03 with the SEC for public availability, unless the SEC will not accept such a filing, and from and after the date of the Grant Prideco indenture will make this information available to securities analysts and prospective investors upon request. In addition, for so long as any notes remain outstanding, Grant Prideco will file with the trustee and the SEC (unless the SEC will not accept such filing) the information required to be delivered pursuant to clause (a) of this Section 4.03 within the time periods specified in the SEC’s rules and regulations and furnish that information to holders of the notes, securities analysts and prospective investors upon their request.

(d) In the event that the SEC will not accept those reports for filing, Grant Prideco will nonetheless furnish to the holders of the notes within the same time period: (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Grant Prideco were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Grant Prideco’s certified independent accountants; and (2) all current reports that would be required to be filed with the SEC on Form 8-K if Grant Prideco were required to file such reports.

Grant Prideco Notes	National Oilwell Varco Notes

(e) If Grant Prideco has designated any subsidiaries as unrestricted subsidiaries, then the quarterly and annual financial information required by Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operation of Grant Prideco and its restricted subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries, if materially different.

Compliance Certificate	Section 4.04
(a) Grant Prideco will deliver to the trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Grant Prideco and its restricted subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether each of Grant Prideco and its restricted subsidiaries has kept, observed, performed and fulfilled its obligations under the Grant Prideco indenture, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge Grant Prideco has kept, observed, performed and fulfilled each and every covenant contained in the Grant Prideco indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Grant Prideco indenture (or, if a default or event of default shall have occurred, describing all such defaults or events of default of which he or she may have knowledge and what action Grant Prideco is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the notes is prohibited or if such event has occurred, a description of the event and what action Grant Prideco is taking or proposes to take with respect thereto.	Section 4.3
 National Oilwell Varco will deliver to the trustee, within 120 days after the end of each fiscal year of National Oilwell Varco, an Officers’ Certificate, stating whether or not to the knowledge of the signers thereof a default or event of default has occurred during that fiscal year, specifying all such defaults or events of defaults (as applicable) and the nature and status thereof.

National Oilwell Varco will deliver to the trustee, as soon as possible and in any event within five days after National Oilwell Varco becomes aware of the occurrence of any event of default or default, an Officers’ Certificate setting forth the details of such event of default or default and the action that National Oilwell Varco proposes to take with respect thereto.

(b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to the provisions of the Grant Prideco indenture will be accompanied by a written statement of Grant Prideco’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Grant Prideco has violated specified provisions of the Grant Prideco indenture, if any such violation has occurred, specifying the nature

	Grant Prideco Notes	National Oilwell Varco Notes

and period of existence thereof, it being understood that such accountants will not be liable directly or indirectly to any person for any failure to obtain knowledge of any such violation.

(c) Grant Prideco will, so long as any of the notes are outstanding, deliver to the trustee, forthwith upon any officer becoming aware of any default or event of default, an Officers’ Certificate specifying such default or event of default and what action Grant Prideco is taking or proposes to take with respect thereto.

Taxes	Section 4.05
	Grant Prideco will pay, and shall cause each of its subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the holders of the notes.	There is no comparable provision under the National Oilwell Varco indenture.

Restricted Payments	Section 4.07 (a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, directly or indirectly:	There is no comparable provision under the National Oilwell Varco indenture.

(i) declare or pay any dividend or make any other payment or distribution on account of Grant Prideco’s or any of its restricted subsidiaries’ equity interests, including, without limitation, any payment in connection with any merger or consolidation involving Grant Prideco or any of its restricted subsidiaries, or to the direct or indirect holders of Grant Prideco or any of its restricted subsidiaries’ equity interests in their capacity as such, except for dividends or distributions that are payable in Grant Prideco’s equity interests (other than disqualified stock) or payable to Grant Prideco or any of its restricted subsidiaries;

(ii) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Grant Prideco, any of Grant Prideco’s equity interests;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or repurchase or scheduled sinking fund payment, any indebtedness that is subordinated to the notes or the subsidiary guarantees; or

Grant Prideco Notes	National Oilwell Varco Notes

(iv) make any restricted investment; all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “restricted payments”.

(b) Notwithstanding clause (a) of Section 4.07, Grant Prideco is permitted to engage in, and to cause or allow any of its restricted subsidiaries to engage in, a restricted payment, so long as, at the time of and after giving effect to such restricted payment:

(i) no default or event of default has occurred and is continuing or would occur as a consequence of such restricted payment;

(ii) Grant Prideco would, at the time of such restricted payment and after giving pro forma effect thereto as if such restricted payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the Grant Prideco indenture; and

(iii) the aggregate amount of that restricted payment and all other restricted payments made by Grant Prideco and its restricted subsidiaries after the issue date, excluding restricted payments permitted by clauses (ii), (iii), (iv), (vi) and (vii) of Section 4.07(c), is less than or equal to the sum, without duplication, of:

(A) 50% of Grant Prideco’s consolidated net income for the period (taken as one accounting period) from January 1, 2005 to the end of Grant Prideco’s most recently ended fiscal quarter for which Grant Prideco has filed financial statements with the SEC (or, if such consolidated net income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds received by Grant Prideco since the issue date as a contribution to Grant Prideco’s common equity capital or from the issue or sale (other than to a subsidiary) of Grant Prideco’s or any of its restricted subsidiaries’ equity interests (other than disqualified stock) or from the issue or sale (other than to a subsidiary) of Grant Prideco’s convertible or exchangeable disqualified stock or Grant Prideco’s convertible or exchangeable debt securities that have been converted into or exchanged for equity interests (other than disqualified stock), plus

Grant Prideco Notes	National Oilwell Varco Notes

(C) to the extent that any restricted investment that Grant Prideco or any of its restricted subsidiaries makes after the issue date is sold for cash or otherwise liquidated or repaid for cash, an amount equal to the lesser of (1) the cash return of capital with respect to any such restricted investment (less the cost of disposition, if any) and (2) the initial amount of such restricted investment, plus

(D) if Grant Prideco redesignates any unrestricted subsidiary as a restricted subsidiary after the issue date, an amount equal to the lesser of (1) the net book value of Grant Prideco’s investment in the unrestricted subsidiary at the time the unrestricted subsidiary was designated as such and (2) the fair market value of Grant Prideco’s investment in the unrestricted subsidiary at the time of the redesignation.

(c) Notwithstanding clauses (a) and (b) of Section 4.07, Grant Prideco is permitted to effect, and to cause or allow any of its restricted subsidiaries to effect:

(i) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Grant Prideco indenture;

(ii) the redemption, repurchase, retirement, defeasance or other acquisition of any of (a) Grant Prideco’s indebtedness or any indebtedness of any guarantor that is subordinated to the notes or the subsidiary guarantees, or (b) Grant Prideco’s equity interests or any equity interests of any of Grant Prideco’s restricted subsidiaries, in either case in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of Grant Prideco’s subsidiaries) of, Grant Prideco’s equity interests (other than disqualified stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (c)(iii)(B) of Section 4.07;

(iii) the defeasance, redemption, repurchase or other acquisition of Grant Prideco’s indebtedness or indebtedness of any guarantor that is subordinated to the notes or the subsidiary guarantees with the net cash proceeds from an incurrence of permitted refinancing indebtedness;

Grant Prideco Notes	National Oilwell Varco Notes

(iv) the payment of any dividend by one of Grant Prideco’s restricted subsidiaries to the holders of that restricted subsidiary’s common equity interests on a pro rata basis, so long as Grant Prideco or one of its restricted subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common equity interests;

(v) the repurchase, redemption or other acquisition or retirement for value of any of Grant Prideco’s or any of its restricted subsidiaries’ equity interests held by any member of Grant Prideco’s or any of its restricted subsidiaries’ management pursuant to any management equity subscription agreement, stock option agreement or similar agreement, provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired equity interests may not exceed $5.0 million in any twelve-month period;

(vi) in connection with an acquisition by Grant Prideco or any of its restricted subsidiaries, the return to Grant Prideco or such restricted subsidiary of equity interests of Grant Prideco or such restricted subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

(vii) the purchase by Grant Prideco of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(viii) repurchases of equity interests deemed to occur upon exercise of stock options or warrants if such equity interests represent a portion of the exercise price of such options or warrants or the payment of withholding taxes through the issuance of equity interests;

(ix) the acquisition in open-market purchases of Grant Prideco’s common equity interests for matching contributions to Grant Prideco’s employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices; or

(x) other restricted payments in an aggregate amount since the issue date not to exceed $35.0 million, provided, however, that, with respect to clauses (ii), (iii), (v), (ix) and (x) above, no default or event of default shall have occurred and be continuing immediately after such transaction.

Grant Prideco Notes	National Oilwell Varco Notes

(d) For the avoidance of doubt, any cash payment on any indebtedness convertible into capital stock (other than disqualified stock) in an amount not in excess of the aggregate principal amount thereof will not be deemed a “restricted payment” under Section 4.07; provided that such payment was a scheduled payment included in the instrument relating to such indebtedness upon original issuance thereof. The amount of all restricted payments (other than cash) will be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued by Grant Prideco or a restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by Section 4.07 will be determined by Grant Prideco’s board of directors whose resolution with respect thereto will be delivered to the trustee. The board of directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $20.0 million. Not later than the date of making any restricted payment, Grant Prideco will deliver to the trustee an Officers’ Certificate stating that such restricted payment is permitted and setting forth the basis upon which the calculations required by Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by the Grant Prideco indenture.

Dividend and Other Payment Restrictions Affecting Subsidiaries	Section 4.08
(a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary of Grant Prideco to (i)(A) pay dividends or make any other distributions on any capital stock of such restricted subsidiary to Grant Prideco or any other restricted subsidiary, or with respect to any other interest or participation in, or measured by, the profits of such restricted subsidiary, or (B) pay any indebtedness owed to Grant Prideco or any other restricted subsidiary, (ii) make loans or advances to Grant Prideco or any other restricted subsidiary, or (iii) transfer any of its properties or assets to Grant Prideco or any other restricted subsidiary.	There is no comparable provision under the National Oilwell Varco indenture.

(b) The provisions of Section 4.08(a) above will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing existing indebtedness, or any credit facilities, as in effect on the issue date and any amendments, modifications, restatements, renewals, increases, supplements, refundings,

Grant Prideco Notes	National Oilwell Varco Notes

replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of any of the foregoing are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date hereof;

(ii) the Grant Prideco indenture, the notes and the subsidiary guarantees, or any other indenture governing debt securities that are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the Grant Prideco indenture and the notes;

(iii) applicable law or any applicable rule, regulation or order;

(iv) any instrument governing indebtedness or capital stock of a person acquired by Grant Prideco or any of its restricted subsidiaries as in effect at the time of such acquisition (except to the extent such indebtedness or capital stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of indebtedness, such indebtedness was permitted by the terms of the Grant Prideco indenture to be incurred;

(v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (a)(iii) of Section 4.08; (vii) any agreement (A) for the sale or other disposition of all of the equity interests in or all or substantially all of the assets of one of Grant Prideco’s restricted subsidiaries that restricts distributions or asset transfers by that restricted subsidiary pending that sale or other disposition or (B) for the sale of a particular asset or line of business of a restricted subsidiary that imposes restrictions on the property subject to an agreement of the nature described in clause (a)(iii) of Section 4.08;

(viii) permitted refinancing indebtedness, provided that any restrictions contained in the agreements governing such permitted

Grant Prideco Notes	National Oilwell Varco Notes

refinancing indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the indebtedness being refinanced and that such permitted refinancing indebtedness was permitted to be incurred under specified provisions of the Grant Prideco indenture;

(ix) any instrument governing indebtedness of a foreign restricted subsidiary permitted to be incurred pursuant specified provisions of the Grant Prideco indenture;

(x) liens securing indebtedness otherwise permitted to be incurred under specified provisions of the Grant Prideco indenture that limit the right of the debtor to dispose of the assets subject to such liens; and

(xi) provisions with respect to the disposition of specific assets or property in asset sale agreements entered into in the ordinary course of business.

Incurrence of Indebtedness and Issuance of Preferred Stock	Section 4.09
(a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, incur any indebtedness (including acquired debt), and Grant Prideco will not issue any disqualified stock, and will not permit any of its restricted subsidiaries to issue any shares of preferred stock; provided, however, that (1) Grant Prideco and any guarantor may incur indebtedness (including acquired debt) and (2) Grant Prideco may issue disqualified stock, if, in each case, the fixed charge coverage ratio for Grant Prideco’s most recently ended fiscal four full fiscal quarters for which Grant Prideco has filed financial statements with the SEC preceding the date on which such additional indebtedness is incurred or such disqualified stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional indebtedness had been incurred or the disqualified stock had been issued, as the case may be, at the beginning of such four-quarter period.	There is no comparable provision under the National Oilwell Varco indenture.

(b) In addition to the foregoing, Grant Prideco and any restricted subsidiary (except as specified below) may incur the following types of indebtedness (collectively, “permitted debt”):

(i) the incurrence by Grant Prideco or any restricted subsidiary of additional indebtedness and letters of credit under one or more credit facilities and guarantees thereof by the guarantors; provided, however,

Grant Prideco Notes	National Oilwell Varco Notes

that the aggregate principal amount of all indebtedness incurred by Grant Prideco and its restricted subsidiaries pursuant to this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Grant Prideco and its restricted subsidiaries thereunder) outstanding at any one time does not exceed $400.0 million;

(ii) the incurrence by Grant Prideco and the restricted subsidiaries of the indebtedness existing when Grant Prideco first issued the Grant Prideco notes;

(iii) the incurrence by Grant Prideco of indebtedness represented by the Grant Prideco notes and the incurrence by the guarantors of the subsidiary guarantees of those notes;

(iv) the incurrence by Grant Prideco, or by any restricted subsidiary that is a guarantor, of indebtedness represented by capital lease obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in Grant Prideco’s business or the business of that restricted subsidiary, in an aggregate principal amount not to exceed the greater of (x) $30.0 million at any time outstanding and (y) 3.5% of total assets at the time of such incurrence of such indebtedness;

(v) the incurrence by Grant Prideco or any of its restricted subsidiaries of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace indebtedness (other than intercompany indebtedness) that was incurred under clause (a) of Section 4.09 or clauses (ii), (iii) or (iv) of Section 4.09(b); provided, however, that no restricted subsidiary that is not a guarantor may refund, refinance or replace indebtedness previously incurred by Grant Prideco or by any restricted subsidiary that is a guarantor;

(vi) the incurrence by Grant Prideco or any of its restricted subsidiaries of intercompany indebtedness between or among Grant Prideco and any of its restricted subsidiaries; provided, however, that:

(A) if Grant Prideco or a guarantor is the obligor on such intercompany indebtedness, such intercompany indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations

Grant Prideco Notes	National Oilwell Varco Notes

with respect to, in the case of Grant Prideco, the notes, and, in the case of a guarantor, the subsidiary guarantees; and

(B) (1) any subsequent issuance or transfer of equity interests that results in any such indebtedness being held by a person other than Grant Prideco or a restricted subsidiary that is a guarantor and (2) any sale or other transfer of any such indebtedness to a person that is not either Grant Prideco or a restricted subsidiary that is a guarantor will be deemed, in each case, to constitute an incurrence of such indebtedness by Grant Prideco or such restricted subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by Grant Prideco or any of its restricted subsidiaries of hedging obligations;

(viii) indebtedness of the foreign restricted subsidiaries that are not guarantors in an aggregate principal amount not to exceed the greater of (x) $75.0 million and (y) 7.5% of total assets at the time of incurrence of such indebtedness;

(ix) the guarantee by Grant Prideco or any of the guarantors of indebtedness of Grant Prideco or of any of the guarantors that was permitted to be incurred by another provision of Section 4.09; and

(x) the incurrence by Grant Prideco or a restricted subsidiary of additional indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause (x), not to exceed $50.0 million.

(c) The maximum amount of indebtedness that Grant Prideco or a restricted subsidiary may incur pursuant to Section 4.09 will not be deemed to be exceeded, with respect to any outstanding indebtedness, due solely to fluctuations in the exchange rates of currencies.

(d) For purposes of determining compliance with this covenant, in the event that an item of proposed indebtedness, including acquired debt, meets the criteria of more than one of the categories of permitted debt described in clauses (b)(i) through (x) of Section 4.09 as of the date of incurrence thereof, or is entitled to be incurred pursuant to clause (a) of Section 4.09 as of the date of incurrence thereof or pursuant to any

Grant Prideco Notes	National Oilwell Varco Notes

combination of the foregoing as of the date of incurrence thereof, Grant Prideco will, in its sole discretion, classify (or later classify or reclassify) in whole or in part, in Grant Prideco’s sole discretion, such item of indebtedness in any manner that complies with Section 4.09. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional indebtedness or disqualified stock will not be deemed to be an incurrence of indebtedness or an issuance of disqualified stock for purposes of Section 4.09.

Transactions with Affiliates	Section 4.10
(a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each, an “affiliate transaction”), unless:	There is no comparable provision under the National Oilwell Varco indenture.

(i) the affiliate transaction is on terms that are no less favorable to Grant Prideco or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by Grant Prideco or such restricted subsidiary with an unrelated person; and

(ii) Grant Prideco delivers to the trustee:

(A) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, a resolution of Grant Prideco’s board of directors set forth in an officers’ certificate certifying that such affiliate transaction complies with Section 4.10 and that such affiliate transaction has been approved by a majority of the disinterested members of Grant Prideco’s board of directors; and

(B) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Grant Prideco Notes	National Oilwell Varco Notes

(b) The following items will not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of clause (a) of Section 4.10:

(i) any employment agreement entered into by Grant Prideco or a restricted subsidiary in the ordinary course of business and consistent with the past practice of Grant Prideco or such restricted subsidiary;

(ii) transactions between or among Grant Prideco and/or its restricted subsidiaries;

(iii) transactions with a person that is an affiliate of Grant Prideco solely because Grant Prideco owns an equity interest in such person;

(iv) payment of reasonable directors fees and reasonable indemnitees to persons who are not otherwise affiliates of Grant Prideco;

(v) sales of equity interests (other than disqualified stock) to affiliates of Grant Prideco;

(vi) restricted payments or permitted investments that are permitted by Section 4.07; or

(vii) transactions in the ordinary courses of business consistent with the past practices with persons that one of Grant Prideco’s directors serves as an officer or director of such person.

Liens	Section 4.11
Grant Prideco will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind securing indebtedness, attributable debt or trade payables, except permitted liens, upon any of Grant Prideco’s, or a restricted subsidiary’s, property or assets, now owned or acquired after the issue date, unless all payments due under the Grant Prideco indenture and the notes, or the subsidiary guarantees, as applicable, are secured on an equal and ratable basis with (or if the obligations being secured rank junior in right of payment to the notes, on a senior basis to) the obligations so secured until such time as such obligations are no longer secured by a lien.	Section 4.6
So long as any of the notes are outstanding, National Oilwell Varco will not at any time create, incur, issue, assume or guarantee, and will not cause, suffer or permit a restricted subsidiary to create, incur, issue, assume or guarantee, any secured debt without making effective provision (and National Oilwell Varco covenants that in such case it will make or cause to be made such effective provision) whereby the notes then outstanding and any other indebtedness of or guaranteed by National Oilwell Varco or any restricted subsidiary then entitled thereto, subject to applicable priorities of payment, will be secured, by a lien equally and ratably with any and all other obligations and indebtedness thereby secured, so long as such other obligations and indebtedness will be so secured; provided, that if any such lien securing such secured debt ceases to exist, such equal and ratable security for the benefit of the holders of notes will automatically cease to exist

	Grant Prideco Notes	National Oilwell Varco Notes

without any further action; provided, further, that if such secured debt is expressly subordinated to the notes, the lien securing such subordinated secured debt will be subordinate and junior to the lien securing the notes with the same relative priority as such secured debt will have with respect to the notes; and provided further, that the foregoing covenants will not be applicable to the secured debt that is secured by permitted liens.

Notwithstanding the foregoing, National Oilwell Varco and its restricted subsidiaries may, without equally and ratably securing the notes, create, incur, issue, assume or guarantee secured debt not otherwise permitted or excepted if the sum of (a) the amount of such secured debt plus (b) the aggregate value of sale and leaseback transactions (excluding sale and leaseback transactions identified in (a) through (d) of Section 4.7), does not exceed 10% of consolidated net tangible assets (as shown in the quarterly consolidated balance sheet of National Oilwell Varco most recently published prior to the date of creation, incurrence, issuance, assumption or guarantee).

Additional Subsidiary Guarantees	Section 4.12 On the issue date of the Grant Prideco notes, each of Grant Prideco’s domestic subsidiaries executed a subsidiary guarantee.	There is no comparable provision under the National Oilwell Varco indenture.

If Grant Prideco or any of its restricted subsidiaries acquires or creates another domestic subsidiary on or after the issue date, then that newly acquired or created domestic subsidiary will become a guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created; provided, however, that the foregoing will not apply to subsidiaries that have been properly designated as unrestricted subsidiaries in accordance with the Grant Prideco indenture for so long as they continue to constitute unrestricted subsidiaries; provided further, however, that if a subsidiary that is not a guarantor guarantees any of Grant Prideco’s or a guarantor’s indebtedness, that subsidiary will be required to provide Grant Prideco with a guarantee that ranks pari passu with (or, if that indebtedness is subordinated indebtedness, prior to) that indebtedness.

Corporate Existence	Section 4.14
Subject to specified exceptions, Grant Prideco will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its restricted subsidiaries, in accordance with	Section 4.4
Subject to specified exceptions, National Oilwell Varco will do or cause to be done all things necessary to preserve and keep in full force and effect (i) National Oilwell Varco’s corporate existence, and the corporate, partnership or other existence of each of its restricted

	Grant Prideco Notes	National Oilwell Varco Notes

	the respective organizational documents (as the same may be amended from time to time) of Grant Prideco or any such restricted subsidiary and (ii) the rights (charter and statutory), licenses and franchises of Grant Prideco and its restricted subsidiaries; provided, however, that Grant Prideco will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its restricted subsidiaries, if the board of directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Grant Prideco and its restricted subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the notes.	subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of National Oilwell Varco or any such restricted subsidiary and (ii) the rights (charter and statutory), licenses and franchises of National Oilwell Varco and its restricted subsidiaries; provided, however, that National Oilwell Varco will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its restricted subsidiaries, if the board of directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of National Oilwell Varco and its restricted subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the holders of the notes.

Asset Sales	Section 4.15 a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, consummate an asset sale unless:	There is no comparable provision under the National Oilwell Varco indenture.

(i) Grant Prideco, or the restricted subsidiary, as the case may be, receives consideration at the time of the asset sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of;

(ii) in the case of asset sales for consideration exceeding $5.0 million, the fair market value is determined by Grant Prideco’s board of directors and evidenced by a resolution of Grant Prideco’s board of directors set forth in an officer’s certificate delivered to the trustee; and

(iii) at least 75% of the consideration received in the asset sale by Grant Prideco or such subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(A) any secured indebtedness of Grant Prideco or a guarantor and any indebtedness of a restricted subsidiary that is not a guarantor that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Grant Prideco or such restricted subsidiary from further liability;

(B) any securities, notes or other obligations received by Grant Prideco or any restricted subsidiary from such transferee that Grant Prideco or such restricted subsidiary within 180 days of receipt thereof, converts into cash, to the extent of the cash received, in that conversion;

Grant Prideco Notes	National Oilwell Varco Notes

(C) any designated non-cash consideration received by Grant Prideco or any restricted subsidiary in such asset sale having an aggregate fair market value (as determined in good faith by Grant Prideco’s board of directors), taken together with all other designated non-cash consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 5.0% of total assets at the time of the receipt of such designated non- cash consideration (with the fair market value of each item of designated non-cash consideration being measured at the time received without giving effect to subsequent changes in value); and

(D) liquid securities.

(b) Within 365 days after the receipt of any net proceeds from an asset sale, Grant Prideco may apply those net proceeds at its option:

(i) to permanently repay any secured indebtedness of Grant Prideco or a guarantor, or any indebtedness of a restricted subsidiary that is not a guarantor and, if any indebtedness repaid under this clause (i) is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto; provided, however, that for purposes of this clause (i) only, indebtedness will include accrued but unpaid interest thereon;

(ii) to acquire all or substantially all of the assets of, or a majority of the voting stock of, another permitted business;

(iii) to make a capital expenditure;

(iv) to acquire other long-term assets that are used or useful in a permitted business; or

(v) make a permitted investment.

Pending the final application of any net proceeds, Grant Prideco may temporarily reduce revolving credit borrowings or otherwise invest the net proceeds in any manner that is not prohibited by the Grant Prideco indenture.

(c) Any net proceeds from asset sales that are not applied or invested as provided in the preceding paragraph will constitute “excess proceeds”. When the aggregate amount of excess proceeds exceeds $20.0 million,

Grant Prideco Notes	National Oilwell Varco Notes

Grant Prideco will make a pro rata offer to purchase (an “asset sale offer”) to all holders of Grant Prideco notes and all holders of other indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Grant Prideco indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu indebtedness that may be purchased out of the excess proceeds. The offer price in any asset sale offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any excess proceeds remain after consummation of an asset sale offer, Grant Prideco may use those excess proceeds for any purpose not otherwise prohibited by the Grant Prideco indenture. If the aggregate principal amount of notes and other pari passu indebtedness tendered into such asset sale offer exceeds the amount of excess proceeds, the trustee will select the Grant Prideco notes and such other pari passu indebtedness to be purchased on a pro rata basis (based upon the aggregate principal amount of the notes and such other pari passu indebtedness tendered). Upon completion of each asset sale offer, the amount of excess proceeds will be deemed to have been reset at zero.

(d) Grant Prideco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with repurchases of Grant Prideco notes pursuant to an asset sale offer. To the extent that the provisions of any securities laws or regulations conflict with Section 4.15, Grant Prideco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.15 by virtue of that conflict.

Offer to Repurchase upon Change of Control	Section 4.16
(a) Upon the occurrence of a change of control triggering event, each holder will have the right to require Grant Prideco to make an offer (a “change of control offer”) to each holder to repurchase all or any part, equal to $1,000 or an integral multiple of $1,000, of such holder’s Grant Prideco notes at an offer price in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and liquidated damages, if any, on notes repurchased to the date fixed for repurchase (the “change of control payment”).	There is no comparable provision under the National Oilwell Varco indenture.

(b) Within 15 business days following a change of control triggering event, Grant Prideco will mail a notice to each holder describing the

Grant Prideco Notes	National Oilwell Varco Notes

transaction or transactions that constitute the change of control triggering event and offering to repurchase the Grant Prideco notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed (the “change of control payment date”) pursuant to the procedures set forth in specified provisions of the Grant Prideco indenture and described in the notice. Grant Prideco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the repurchase of the Grant Prideco notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with Section 4.16, Grant Prideco will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 4.16 by virtue of such conflict.

(c) On the change of control payment date, Grant Prideco will, to the extent lawful, (i) accept for payment all Grant Prideco notes or portions of notes properly tendered under the change of control offer; (ii) deposit with the paying agent an amount equal to the change of control payment in respect of all Grant Prideco notes or portions of the notes properly tendered; and (iii) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the Grant Prideco notes being purchased by Grant Prideco.

(d) The paying agent will deliver promptly to each holder of Grant Prideco notes properly tendered the change of control payment for such notes, and, upon receipt of an authentication order in accordance with specified provisions of the Grant Prideco indenture with respect to such notes, the trustee will promptly authenticate and deliver, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each new note shall be in a principal amount of $1,000 or an integral multiple of $1,000.

(e) The change of control provisions described in Section 4.16 will be applicable whether or not any other provisions of the Grant Prideco indenture are applicable.

(f) Grant Prideco will not be required to make a change of control offer following a change of control triggering event if a third party makes the change of control offer in the manner, at the times and otherwise in

Grant Prideco Notes	National Oilwell Varco Notes

compliance with the requirements set forth in Section 4.16 and purchases all notes properly tendered and not withdrawn under the change of control offer.

Limitations on Line of Business	Section 4.17
Grant Prideco will not, and will not permit any restricted subsidiary to, engage in any business other than a permitted business, except to such extent as is not material to Grant Prideco and its restricted subsidiaries, taken as a whole.	There is no comparable provision under the National Oilwell Varco indenture.

Sale and Leaseback Transactions	Section 4.18
 (a) Grant Prideco will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction; provided that Grant Prideco and its restricted subsidiaries may enter into a sale and leaseback transaction if:

(i) Grant Prideco or the relevant restricted subsidiary, as the case may be, could have (A) incurred indebtedness in an amount equal to the attributable debt relating to such sale and leaseback transaction under the fixed charge coverage ratio test set forth in the Grant Prideco indenture and (B) incurred a lien to secure such indebtedness pursuant to specified provisions; provided, however, that clause (A) of this clause (a)(i) will not be applicable at any time after the date that the Grant Prideco notes have an investment grade credit rating and no default has occurred and is continuing under the indenture (a “fall-away event”);

(ii) the gross cash proceeds of the sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by Grant Prideco and set forth in an Officers’ Certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; provided, however, that in the case of any sale and leaseback transaction for consideration exceeding $10.0 million, the fair market value will be determined by Grant Prideco’s board of directors and set forth in an Officers’ Certificate delivered to the trustee; and

(iii) the transfer of assets in the sale and leaseback transaction is permitted by, and Grant Prideco or the relevant restricted subsidiary applies the proceeds of the transaction in compliance with, specified provisions of the Grant Prideco indenture; provided, however, that, in the event that Grant Prideco or any of its restricted subsidiaries consummates a sale and leaseback transaction at any time after the occurrence of a fall-away event, within 12 months of that sale and	Section 4.7
 National Oilwell Varco will not, nor will it permit any of its restricted subsidiaries to, engage in a sale and leaseback transaction, unless: (a) such sale and leaseback transaction occurs within one year from the date of completion of the acquisition of the principal property subject thereto or the date of the completion of construction, development or substantial repair or improvements, or commencement of full operations, on such principal property, whichever is later, (b) the sale and leaseback transaction involves a lease for a period, including renewals, of not more than three years, (c) National Oilwell Varco or such restricted subsidiary would be entitled to incur secured debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale and leaseback transaction without equally and ratably securing the notes pursuant to Section 4.6, or (d) National Oilwell Varco or such restricted subsidiary, within a one-year period after the sale and leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale and leaseback transaction to (i) the redemption of the National Oilwell Varco notes or the prepayment, repayment, reduction or retirement of any indebtedness of National Oilwell Varco that ranks pari passu with the National Oilwell Varco notes or (ii) the expenditure or expenditures for principal property used or to be used in the ordinary course of business of National Oilwell Varco or any of its restricted subsidiaries.

Notwithstanding the foregoing, National Oilwell Varco may, and may permit each of its restricted subsidiaries, to, effect any sale and leaseback transaction that is not excepted by clauses (a) through (d) (inclusive) of the above paragraph, provided that, after giving effect thereto and the application of proceeds, if any, received by National Oilwell Varco or any its restricted subsidiaries as a result thereof, the net sale proceeds from such sale and leaseback transaction, together with the aggregate principal amount of all secured debt then outstanding (other than the notes) secured by liens upon principal

Grant Prideco Notes	National Oilwell Varco Notes

leaseback transaction, Grant Prideco will apply the net cash proceeds thereof to permanently repay secured indebtedness of Grant Prideco or a guarantor, or any indebtedness of any of Grant Prideco’s restricted subsidiaries that is not a guarantor, and if any indebtedness repaid under this clause (a)(iii) is revolving credit indebtedness, to correspondingly reduce commitments with respect thereto.	property (which are not permitted liens) would not exceed 10% of the consolidated net tangible assets (as shown in the quarterly consolidated balance sheet of National Oilwell Varco most recently published prior to the date the sale and leaseback transaction is effected).

Payments for Consent	Section 4.19
Neither Grant Prideco nor any of its restricted subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Grant Prideco indenture or the Grant Prideco notes unless such consideration is offered to be paid or is paid to all holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.	There is no comparable provision under the National Oilwell Varco indenture.

Suspension of Covenants	Section 4.20
If on any date following the issue date the Grant Prideco notes have an investment grade rating from two specified rating agencies and no default has occurred and is continuing under the Grant Prideco indenture (a “fall-away event”), Grant Prideco and its restricted subsidiaries will not be subject to Sections 4.07, 4.08, 4.09, 4.10, 4.15, 4.17, 4.18(a)(i)(A) and 5.01(a)(iv) (collectively, the “fall-away covenants”) and such fall-away covenants will not thereafter be reinstated.	There is no comparable provision under the National Oilwell Varco indenture.

Merger, Consolidation, or Sale of Assets	Section 5.01
 (a) Grant Prideco will not, directly or indirectly, consolidate or merge with or into another person (whether or not Grant Prideco is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Grant Prideco and its restricted subsidiaries taken as a whole, in one or more related transactions, to another person unless:

(i) either: (A) Grant Prideco is the surviving corporation or (B) the person formed by or surviving any such consolidation or merger (if other than Grant Prideco) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii) the person formed by or surviving any such consolidation or merger	Section 5.01
National Oilwell Varco may (a) consolidate with or merge into, or (b) sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to, any person, provided that (i) in the case of any such consolidation or merger, National Oilwell Varco is the continuing entity or, if National Oilwell Varco is not the continuing entity, the continuing entity is a person organized and validly existing under the laws of the United States, any political subdivision thereof or any State thereof and assumes by supplemental indenture all of National Oilwell Varco’s obligations on the notes and under the National Oilwell Varco indenture, and (ii) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall exist. Upon a disposition of assets described in clause (b) of the preceding sentence, National Oilwell Varco will be released from any further

	Grant Prideco Notes	National Oilwell Varco Notes

	(if other than Grant Prideco) or the person to which such sale, assignment, transfer, conveyance or other Grant Prideco disposition has been made assumes all of Grant Prideco’s obligations under the Grant Prideco notes and the Grant Prideco indenture pursuant to agreements reasonably satisfactory to the trustee;	liability under the National Oilwell Varco notes and the National Oilwell Varco indenture.

(iii) immediately before and after giving effect to such transaction, no default or event of default exists; and

(iv) Grant Prideco or the person formed by or surviving any such consolidation or merger (if other than Grant Prideco), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the Grant Prideco indenture; provided, however, that Grant Prideco delivers to the trustee an Officers’ Certificate, attaching the arithmetic computations to demonstrate compliance with this clause (a)(iv), and an opinion of counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and provided further, that this clause (a)(iv) will not apply (A) pursuant to specified provisions of the Grant Prideco indenture, after a fall- away event has occurred, and (B) if, in the good faith determination of the board of directors, the principal purpose of the transaction is to change Grant Prideco’s state of incorporation and the transaction does not have as one of its purposes the evasion of the foregoing limitations.

(b) Grant Prideco will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person.

Events of Default	Section 6.01 “Event of default” when used in the Grant Prideco indenture, with respect to the Grant Prideco notes, means any of the following:	Section 6.01 “Event of default” when used in the National Oilwell Varco indenture with respect to the National Oilwell Varco notes, means any of the following:

	(a) default in the payment when due of interest on, or liquidated damages with respect to, any Grant Prideco note, and such default continues for a period of 30 days;	(a) National Oilwell Varco defaults in the payment when due of principal of or make- whole premium, if any, on, the National Oilwell Varco notes;

Grant Prideco Notes	National Oilwell Varco Notes

(b) default in the payment when due of principal of or premium, if any, on any Grant Prideco note when the same becomes due and payable at maturity, upon acceleration, upon redemption or otherwise;	(b) National Oilwell Varco defaults in payment when due of interest on the National Oilwell Varco notes and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions by Grant Prideco or any of its restricted subsidiaries of specified provisions of the Grant Prideco indenture;

(d) default in the performance by Grant Prideco or any of its restricted subsidiaries of specified provisions of the Grant Prideco indenture, and such default continues for a period of 30 days after written notice;	(c) National Oilwell Varco or any of its restricted subsidiaries fails to observe or perform any covenant of National Oilwell Varco (other than the covenants described in clauses (a) or (b) above) in the National Oilwell Varco notes or the indenture for 60 days after notice to National Oilwell Varco by the trustee or the holders of at least 25% in aggregate principal amount of the National Oilwell Varco notes then outstanding;

(e) default in the performance of or breaches of any other covenant or agreement of Grant Prideco in the Grant Prideco indenture or under the Grant Prideco notes (other than a default specified in clause (a), (b), (c) or (d) above) by Grant Prideco or any of its restricted subsidiaries, and such default or breach continues for a period of 60 days after written notice by the trustee to Grant Prideco or by the holders of 25% or more in aggregate principal amount of the notes to Grant Prideco and the trustee;

(f) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Grant Prideco or any of its restricted subsidiaries (or the payment of which is guaranteed by Grant Prideco or any of its restricted subsidiaries) whether such indebtedness or guarantee then existed, or was created after the date of the Grant Prideco indenture, if that default: (i) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “payment default “); or (ii) results in the acceleration of such indebtedness prior to its express maturity, and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(g) default by Grant Prideco or any of its subsidiaries in the payment of final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;	(d) indebtedness of National Oilwell Varco or any subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated indebtedness exceeds $20 million;

(e) National Oilwell Varco or any of its significant subsidiaries or any group of subsidiaries that, when taken together, would constitute a significant subsidiary: (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or (iv) makes a general assignment for the benefit of its creditors;

(f) a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that: (i) is for relief against National Oilwell Varco or any of its significant subsidiaries or any group of subsidiaries that, when taken together, would constitute a significant subsidiary, in an involuntary case; (ii) appoints a custodian of National Oilwell Varco or any of its significant subsidiaries or any group of subsidiaries that, when taken together, would constitute a significant subsidiary, or for all or substantially all of the property of National Oilwell Varco or any group of subsidiaries that, when taken together, would constitute a significant subsidiary; or (iii) orders the liquidation of National Oilwell Varco or any of its significant subsidiaries or any group of subsidiaries that, when taken together, would constitute a significant subsidiary; and the order or decree remains unstayed and in effect for 60 consecutive days.

(h) except as permitted by the Grant Prideco indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any

	Grant Prideco Notes	National Oilwell Varco Notes

guarantor, or any person acting on behalf of any guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee;

(i) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of Grant Prideco or any of its restricted subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Grant Prideco or any of its restricted subsidiaries or for all or substantially all of the property and assets of Grant Prideco or any of its restricted subsidiaries, or (iii) the winding up or liquidation of the affairs of Grant Prideco or any of its restricted subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

(j) Grant Prideco or any of its restricted subsidiaries: (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Grant Prideco or such restricted subsidiary or for all or substantially all of the property and assets of Grant Prideco or such restricted subsidiary, or (iii) effects any general assignment for the benefit of creditors.

Amendment, Supplement and Waiver	Section 10.01 & 10.02	Sections 9.01 & 9.02
	Section 10.01 — Without Consent of Holders of Notes:	Section 9.01 — Without Consent of Holders of Notes:

	Notwithstanding Section 10.02, Grant Prideco, the guarantors and the trustee may amend or supplement the Grant Prideco indenture or the notes without the consent of any holder of a Grant Prideco note:	Notwithstanding Section 9.2, National Oilwell Varco and the trustee may amend or supplement the National Oilwell Varco indenture or the notes without the consent of holders of the National Oilwell Varco notes:

	(a) to cure any ambiguity, defect or inconsistency;	(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Grant Prideco notes in addition to or in place of certificated Grant Prideco notes;

	(c) to provide for the assumption of Grant Prideco’s obligations to the holders of the Grant Prideco notes by a successor to Grant Prideco pursuant to specified provisions of the Grant Prideco indenture;	(b) to provide for uncertificated National Oilwell Varco notes in addition to or in place of certificated National Oilwell Varco notes or to alter specified provisions of the National Oilwell Varco indenture (including the related definitions) in a manner that does not materially adversely affect any holder;

Grant Prideco Notes	National Oilwell Varco Notes

(d) to make any change that would provide any additional rights or benefits to the holders of the Grant Prideco notes or that does not adversely affect the legal rights hereunder of any holder of the Grant Prideco note; or

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of the Grant Prideco indenture under the Trust Indenture Act.

Upon the request of Grant Prideco accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the trustee of the documents described in specified provisions of the Grant Prideco indenture, the trustee will join with Grant Prideco in the execution of any amended or supplemental indenture authorized or permitted by the terms of the Grant Prideco indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under the Grant Prideco indenture or otherwise.

Section 10.02 — With Consent of Holders of Notes:

(a) Except as provided below in Section 10.02, the Grant Prideco indenture and the Grant Prideco notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Grant Prideco notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and, subject to specified provisions of the Grant Prideco indenture, any existing default or event of default (other than a default or event of default in the payment of the principal of, premium, if any, or interest on the Grant Prideco notes, except a payment default resulting solely from an acceleration that has been rescinded) or compliance with any provision of the Grant Prideco indenture or the Grant Prideco notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Grant Prideco notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes). However, without the consent of each holder affected, an amendment or waiver under Section 10.02 may not (with respect to any notes held by a non-consenting holder):

(i) reduce the principal amount of Grant Prideco notes whose holders must consent to an amendment, supplement or waiver;

(c) to provide for the assumption of National Oilwell Varco’s obligations to the holders of any of the National Oilwell Varco notes in the case of a merger, consolidation or sale of assets of National Oilwell Varco pursuant to specified provisions of the National Oilwell Varco indenture;

(d) to make any change that would provide any additional rights or benefits to the holders of the National Oilwell Varco notes or that does not adversely affect the legal rights hereunder of any such holder in any material respect;

(e) to conform the text of the National Oilwell Varco indenture or the National Oilwell Varco notes to any provision of the “Description of the National Oilwell Varco Notes” section of this prospectus to the extent such provision was intended to be a verbatim recitation of a provision of such indenture or the National Oilwell Varco notes;

(f) to comply with requirements of the SEC in order to effect or maintain the qualification of the National Oilwell Varco indenture under the Trust Indenture Act; or

(g) to allow any guarantor to guarantee the National Oilwell Varco notes.

Upon the request of National Oilwell Varco accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the trustee of the documents described in specified provisions of the National Oilwell Varco indenture, the trustee will join with National Oilwell Varco in the execution of any amended or supplemental indenture authorized or permitted by the terms of the National Oilwell Varco indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties, liabilities or immunities under the National Oilwell Varco indenture or otherwise.

Section 9.02 — With Consent of Holders of Notes:

Except as provided below in Section 9.02, National Oilwell Varco and the trustee may amend or supplement the National Oilwell Varco indenture and the National Oilwell Varco notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the National Oilwell Varco notes then outstanding (including, without limitation, consents obtained in connection with

Grant Prideco Notes	National Oilwell Varco Notes

(ii) reduce the principal of or change the fixed maturity of any Grant Prideco note or alter the provisions with respect to the redemption of the Grant Prideco notes, other than specified provisions of the Grant Prideco indenture;

(iii) reduce the rate of or change the time for payment of interest on any Grant Prideco note;

(iv) waive a default or event of default in the payment of principal of, or interest or premium, if any, on the Grant Prideco notes (except a rescission of acceleration of the Grant Prideco notes by the holders of at least a majority in aggregate principal amount of the Grant Prideco notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Grant Prideco note payable in money other than that stated in the Grant Prideco notes;

(vi) make any change in the provisions of the Grant Prideco indenture relating to waivers of past defaults, including specified provisions of the Grant Prideco indenture, or the rights of holders of Grant Prideco notes to receive payments of principal of, or interest or premium, if any, on, the Grant Prideco notes;

(vii) waive a redemption payment with respect to any Grant Prideco note, other than a payment required under specified provisions of the Grant Prideco indenture;

(viii) release any guarantor from any of its obligations under its subsidiary guarantee or the Grant Prideco indenture, except in accordance with the terms of the Grant Prideco indenture; or

(ix) make any change in the preceding amendment and waiver provisions.

(b) Upon the request of Grant Prideco accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the trustee of evidence satisfactory to the trustee of the consent of the holders of notes as aforesaid, and upon receipt by the trustee of the documents described in specified provisions of the Grant Prideco indenture, the trustee will join with Grant Prideco in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the trustee’s own rights, duties or immunities under the Grant Prideco indenture or otherwise, in which case the trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.
a tender offer or exchange offer for the National Oilwell Varco notes), and, subject to specified provisions of the National Oilwell Varco indenture, any existing default or event of default (other than a default or event of default in the payment of the principal of, or premium, if any, or interest on, the National Oilwell Varco notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the National Oilwell Varco indenture or the National Oilwell Varco notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding National Oilwell Varco notes (including consents obtained in connection with a tender offer or exchange offer for the National Oilwell Varco notes).

Upon the request of National Oilwell Varco accompanied by a resolution of its board of directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the trustee of evidence satisfactory to the trustee of the consent of the holders of National Oilwell Varco notes as aforesaid, and upon receipt by a responsible officer of the trustee of the documents described in specified provisions of the National Oilwell Varco indenture, the trustee will join with National Oilwell Varco in the execution of such amended or supplemental indenture. It is not necessary for the consent of the holders of National Oilwell Varco notes under Section 9.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under Section 9.02 becomes effective, National Oilwell Varco will mail to the holders of notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of National Oilwell Varco to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to specified provisions of the National Oilwell Varco indenture, the holders of a majority in aggregate principal amount of the National Oilwell Varco notes then outstanding may waive compliance in a particular instance by National Oilwell Varco with any provision of the National Oilwell Varco indenture or the National Oilwell Varco notes. However, without the consent of each holder affected, an amendment or waiver may not (with respect to any National Oilwell Varco notes held by a nonconsenting holder):

(a) change the stated maturity of the principal of, or any installment of principal of or interest on, any such National Oilwell Varco note;

Grant Prideco Notes	National Oilwell Varco Notes

(c) It shall not be necessary for the consent of the holders of Grant Prideco notes under Section 10.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under Section 10.02 becomes effective, Grant Prideco will mail to the holders of Grant Prideco notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of Grant Prideco to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to specified provisions of the Grant Prideco indenture, the holders of a majority in aggregate principal amount of the Grant Prideco notes then outstanding voting as a single class may waive compliance in a particular instance by Grant Prideco with any provision of the Grant Prideco indenture or the Grant Prideco notes.	(b) reduce the principal amount of, or any interest on, any such National Oilwell Varco note;

(c) reduce the amount of principal of any such National Oilwell Varco note payable upon acceleration of the stated maturity thereof;

(d) change the place or currency of payment of principal of, or interest on, any such National Oilwell Varco note;

(e) impair the right to institute suit for the enforcement of any payment on or with respect to any such National Oilwell Varco note;

(f) reduce the percentage in principal amount of such National Oilwell Varco note, the consent of whose holders is required for modification or amendment of the National Oilwell Varco indenture;

(g) reduce the percentage in principal amount of such National Oilwell Varco note necessary for waiver of compliance with certain provisions of the National Oilwell Varco indenture or for waiver of certain defaults;

(h) modify such provisions with respect to modification and waiver;

(i) waive, reduce or modify a make-whole premium payable with respect to any National Oilwell Varco note called for redemption; or

(j) make any change in specified provisions of the National Oilwell Varco indenture or in the foregoing amendment and waiver provisions.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Grant Prideco notes to (1) eliminate many covenants in the Grant Prideco indenture, (2) eliminate the restrictions on Grant Prideco’s ability to consolidate, merge or sell all or substantially all of its assets and (3) eliminate some events of default under the Grant Prideco indenture. If the proposed amendments described below are adopted, the amendments will apply to all Grant Prideco notes not acquired in the exchange offer. Thereafter, all such Grant Prideco notes will be governed by the Grant Prideco indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of such securities compared to those currently in the Grant Prideco indenture. See “Risk Factors — Risks Related to the Exchange Offer, the Consent Solicitation and the National Oilwell Varco Notes — The proposed amendments to the Grant Prideco indenture will afford reduced protection to remaining holders of Grant Prideco notes”.

The descriptions below of the provisions of the Grant Prideco indenture to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Grant Prideco indenture and the form of supplemental indenture to the Grant Prideco indenture that contains the proposed amendments with respect to the Grant Prideco notes (and that is to be executed by Grant Prideco and the trustee under the Grant Prideco indenture in the event the required consents are obtained). The form of supplemental indenture is included in this prospectus as Annex A.

The proposed amendments constitute a single proposal and a consenting holder of Grant Prideco notes must consent to the proposed amendments in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the terms of the Grant Prideco Indenture, the proposed amendments require the consent of the holders of at least a majority in principal amount of the Grant Prideco notes outstanding. As of the date of this prospectus, the aggregate principal amount of the Grant Prideco notes outstanding is $174,585,000.

The valid tender of a holder’s Grant Prideco notes will constitute the consent of such tendering holder to the proposed amendments.

If the requisite consents are received, all of the sections or provisions of the Grant Prideco indenture listed below will be deleted. For a description of these covenants, see “Description of the Differences Between Grant Prideco Notes and National Oilwell Varco Notes”.

•	Section 4.03 — Reports

•	Section 4.04 — Compliance Certificate

•	Section 4.05 — Taxes

•	Section 4.07 — Restricted Payments (1)

•	Section 4.08 — Dividend and Other Payment Restrictions Affecting Subsidiaries (1)

•	Section 4.09 — Incurrence of Indebtedness and Issuance of Preferred Stock (1)

•	Section 4.10 — Transactions with Affiliates (1)

•	Section 4.11 — Liens

•	Section 4.12 — Additional Subsidiary Guarantees

•	Section 4.15 — Asset Sales (1)

•	Section 4.16 — Offer to Repurchase upon Change of Control

•	Section 4.17 — Limitations on Line of Business (1)

•	Section 4.18 — Sales and Leaseback Transactions (1)

•	Section 4.19 — Payments for Consent

•	Section 4.20 — Suspension of Covenants

•	Section 5.01 — Merger, Consolidation or Sale of Assets

(1)	Section 4.20 of the Grant Prideco indenture provides for the suspension of all or a portion of these covenants on any date the Grant Prideco notes have an investment grade rating from two specified rating agencies and no default has occurred and is continuing under that indenture. As a result of the merger and assumed capitalization of Grant Prideco, we believe that the rating agencies may give the Grant Prideco notes an investment grade rating.

In addition, clauses (c) and (d) (default of certain specified covenants), (f) (cross-acceleration) and (g) (judgment defaults) of Section 6.01 (Events of Default) would be deleted.

Conforming Changes, etc.  The proposed amendments would amend the Grant Prideco indenture to make certain conforming or other changes to the Grant Prideco indenture, including modification or deletion of certain definitions and cross-references.

By consenting to the proposed amendments to the Grant Prideco indenture, you will be deemed to have waived any default, event of default or other consequence under such indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the amendments described above).

Effectiveness of Proposed Amendments

If we receive the requisite consents by the consent payment deadline, the proposed amendments to the Grant Prideco indenture will become effective concurrently with the consummation of the merger.

If the proposed amendments become so effective:

•	National Oilwell Varco expects to cause Grant Prideco to pay one or more cash dividends to National Oilwell Varco, which may occur as early as immediately after the merger; a dividend could not be declared at such time if the covenants on restricted payments in Section 4.07 of the Grant Prideco indenture were still effective; and

•	the holders of Grant Prideco notes will no longer have the right to cause Grant Prideco to make an offer to holders of the Grant Prideco notes to repurchase all or any part of such holders’ Grant Prideco notes at an offer price in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, as would otherwise be required by Section 4.16 of the Grant Prideco indenture as a result of the consummation of the merger.

DESCRIPTION OF THE NATIONAL OILWELL VARCO NOTES

General

The National Oilwell Varco notes are to be issued under an indenture to be dated as of the first date on which we exchange National Oilwell Varco notes for Grant Prideco notes pursuant to the exchange offer. The indenture will be a contract between National Oilwell Varco and The Bank of New York Trust Company, N.A., which will act as trustee. By its terms, the indenture will incorporate certain provisions of the Trust Indenture Act and, upon consummation of the exchange offer, the National Oilwell Varco indenture will be subject to and governed by the Trust Indenture Act. The National Oilwell Varco indenture and the National Oilwell Varco notes will contain the full legal text of the matters described in this section. The National Oilwell Varco indenture and the National Oilwell Varco notes are governed by New York law. We have filed a form of the National Oilwell Varco indenture as an exhibit to the registration statement of which this prospectus is a part.

The following is a description of the material provisions of the National Oilwell Varco notes and the related indenture and is a summary only. Because this section is a summary, it does not describe every aspect of those documents. This summary is subject to and qualified in its entirety by reference to all the provisions of those documents, including definitions of terms referenced in this prospectus.

The notes are direct, unsecured and senior obligations of National Oilwell Varco. The National Oilwell Varco indenture does not limit our ability to incur additional indebtedness.

Principal and Maturity

The National Oilwell Varco notes will mature on August 15, 2015, unless sooner redeemed. Although only up to $174,585,000 in aggregate principal amount of National Oilwell Varco notes would be issued in the exchange offer, we may, so long as no Event of Default under the National Oilwell Varco indenture has occurred and is continuing, issue and sell additional principal amounts of the National Oilwell Varco notes in the future without the consent of the holders of the National Oilwell Varco notes. The National Oilwell Varco notes, together with any additional notes subsequently issued, will constitute a single series of National Oilwell Varco notes under the National Oilwell Varco indenture.

The National Oilwell Varco notes are not entitled to the benefits of a sinking fund.

All of the National Oilwell Varco notes will be held initially in the form of one or more global notes. See “— Legal Ownership — Global Notes” for a general description of the global notes.

Interest

The National Oilwell Varco notes bear interest at the annual rate of 6.125%, payable semi-annually in arrears on February 15, and August 15 of each year to noteholders in whose name the National Oilwell Varco notes are registered at the close of business on February 1 or August 1 (whether or not a business day) preceding the applicable interest payment date. We refer to each of those payment days as an interest payment date. If an interest payment date or a redemption date occurs on a date that is not a business day, payment will be made on the next business day and no additional interest will accrue. Interest payments will commence on August 15, 2008.

Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

The National Oilwell Varco notes rank equally with all of our existing and future unsecured senior indebtedness and senior to all of our existing and future subordinated debt. The indenture does not limit our ability to incur additional indebtedness. Because we are a holding company that conducts all our operations through subsidiaries, the notes will be effectively subordinated to all obligations of our subsidiaries, which, after giving effect to the merger, will include Grant Prideco and its subsidiaries. Consequently, our right to receive assets of any subsidiary (and thus the ability of noteholders to benefit indirectly from these assets) is subject to the prior claims of creditors of that subsidiary. As of December 31, 2007, our subsidiaries had approximately $5,390.7 million of total balance sheet liabilities, whereas pro forma Grant Prideco had approximately $595.6 million of total balance sheet liabilities (including the Grant Prideco notes).

The indenture governing the National Oilwell Varco notes permits us to incur an unlimited amount of indebtedness. Our subsidiaries may also incur an unlimited amount of indebtedness. The National Oilwell Varco notes are not guaranteed by any of our subsidiaries.

Redemption

Optional Redemption.  Except as described below, the National Oilwell Varco notes are not redeemable before August 15, 2010. Thereafter, we may redeem the National Oilwell Varco notes at our option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing August 15 of the years set forth below:

Year	Percentage

2010	103.063%
2011	102.042%
2012	101.021%
2013 and thereafter	100.000%

In addition, we must pay accrued and unpaid interest on the National Oilwell Varco notes redeemed.

Optional Redemption Upon Equity Offerings.  From time to time, on or prior to August 15, 2008, we may, at our option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the National Oilwell Varco notes issued under the National Oilwell Varco indenture at a redemption price of 106.125% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of National Oilwell Varco notes issued under the National Oilwell Varco indenture remains outstanding immediately after any such redemption; and

(2) we make such redemption not more than 90 days after the consummation of any such Equity Offering.

“Disqualified Stock” means any of our corporate stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the corporate stock), or upon the happening of any event (other than upon an optional redemption by us), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the corporate stock, in whole or in part, on or prior to the date that is 91 days after the date on which the National Oilwell Varco notes mature.

“Equity Offering” means any public or private sale of our corporate stock, including all warrants, options or other rights to acquire our corporate stock (but excluding any debt security that is convertible into, or exchangeable for, our corporate stock), but other than Disqualified Stock.

Selection and Notice.  If less than all of the National Oilwell Varco notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the National Oilwell Varco notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the National Oilwell Varco notes are listed; or

(2) if the National Oilwell Varco notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No National Oilwell Varco notes of $1,000 or less can be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any National Oilwell Varco note is to be redeemed in part only, the notice of redemption that relates to that National Oilwell Varco note will state the portion of the principal amount of that note that is to be redeemed. A new National Oilwell Varco note in principal amount equal to the unredeemed portion of the original National Oilwell Varco note will be issued in the name of the holder of notes upon cancellation of the original note. National Oilwell

Varco notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on National Oilwell Varco notes or portions of them called for redemption unless we default in our obligation to redeem the National Oilwell Varco notes.

Same Day Settlement

The National Oilwell Varco notes will trade in The Depository Trust Company’s settlement system until maturity. As a result, The Depository Trust Company will require secondary trading activity in the notes to be settled in immediately available funds. So long as the notes continue to trade in The Depository Trust Company’s settlement system, all payments of principal and interest on the global notes will be made by us in immediately available funds.

Certain Definitions

The following definitions are applicable to the discussion of the National Oilwell Varco indenture in this summary.

“Consolidated Net Tangible Assets” means the aggregate amount of assets included on our consolidated balance sheet, less applicable reserves and other properly deductible items and after deducting therefrom (a) all current liabilities (other than liabilities that, by their terms, are extendable or renewable at the option of the obligor to a date that is 12 months or more after the date on which such current liabilities are determined) and (b) all goodwill, trade names, trademarks, patents, copyrights, unamortized debt discount and expense and other like intangibles, all in accordance with generally accepted accounting principles consistently applied.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantees or obligations the full faith and credit of the United States is pledged.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance, charge or security interest of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, but excluding agreements to refrain from granting Liens.

“Permitted Liens” means:

•	certain purchase money Liens;

•	statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings;

•	Liens existing on property at the time we or a Restricted Subsidiary acquire it;

•	Liens on the property or on the outstanding shares or indebtedness of any Person at the time it becomes a Restricted Subsidiary;

•	Liens on property of a Person existing at the time such Person is merged or consolidated with us or a Restricted Subsidiary;

•	Liens in favor of governmental bodies to secure certain progress or advance payments;

•	Liens existing on property we or any of our Subsidiaries own on the date of the indenture or provided for pursuant to agreements existing on the date of the indenture;

•	Liens created pursuant to the creation of trusts or other arrangements funded solely with cash or securities of the type customarily subject to such arrangements in customary financial practice with respect to long-term or medium-term indebtedness for borrowed money, the sole purpose of which is to make provision for the retirement or defeasance, without prepayment of indebtedness; or

•	any extensions, renewals or replacements in whole or in part of a Lien enumerated in any of the foregoing.

“Person” means (a) any form of business entity, association, grouping, trust or other form now or hereafter permitted by the laws of any state of the United States of America or any foreign government or utilized by businesses in the conduct of their activities and (b) a natural person, as the context may require.

“Principal Property” means (a) any real property, manufacturing plant, office building, warehouse or other physical facility, or any other like depreciable asset of us or any Restricted Subsidiary, whether owned at the date of the indenture or thereafter acquired that in the opinion of our Board of Directors is of material importance to the total business we and our Restricted Subsidiaries conduct, as a whole; provided, however, that any such property shall not be deemed a Principal Property if such property does not have a fair value in excess of 5% of the total assets included on our consolidated balance sheet prepared in accordance with generally accepted accounting principles consistently applied.

“Restricted Subsidiary” means (a) any currently existing Subsidiary whose principal assets and business are located in the United States or Canada and (b) any Subsidiary that we designate to be a Restricted Subsidiary.

“Sale and Leaseback Transaction” means the sale or transfer by us or a Restricted Subsidiary of any Principal Property owned by us or it with the intention of taking back a lease on such property.

“Secured Debt” means indebtedness for money we or a Restricted Subsidiary borrow and any other indebtedness of us or a Restricted Subsidiary on which interest is paid or payable (other than indebtedness owed by a Restricted Subsidiary to us, by a Restricted Subsidiary to another Restricted Subsidiary or by us to a Restricted Subsidiary), that in any such case is secured by (a) any Lien on any Principal Property of us or a Restricted Subsidiary or (b) a Lien on any shares of stock or indebtedness of a Restricted Subsidiary that owns a Principal Property. The amount of Secured Debt at any time outstanding shall be the amount we or a Restricted Subsidiary then owe thereon.

“Significant Subsidiary” means a subsidiary that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (a) any corporation of which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own voting securities entitling any one or more of us and our Subsidiaries to elect a majority of the directors, either at all times, or so long as there is no default or contingency which permits the holders of any other class or classes of securities to vote for the election of one or more directors, (b) any partnership of which we, or we and one or more of our Subsidiaries, or any one or more Subsidiaries, is at the date of determination, a general or limited partner of such partnership, but only if we and our Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon dissolution or more than 50% of the profits of such partnership, or (c) any other Person (other than a corporation or partnership) in which we, or we and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

Important Covenants

Limitation on Liens

The National Oilwell Varco indenture provides that we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Secured Debt without making effective provision whereby the notes and any other indebtedness of or guaranteed by us or any of our Restricted Subsidiaries then entitled thereto, subject to applicable priorities of payment, shall be secured by a Lien equally and ratably with any and all other obligations and indebtedness thereby secured, so long as any of the other obligations and indebtedness shall be so secured; provided, that if any such Lien securing such Secured Debt ceases to exist, such equal and ratable security for the benefit of the noteholders shall automatically cease to exist without any further action; provided, further, that if the Secured Debt is expressly subordinated to the notes, the Lien securing such subordinated Secured Debt shall be subordinate and junior to the Lien securing the notes with the same relative priority as such Secured Debt shall have with respect to the notes. These provisions do not apply to Secured Debt that is secured by Permitted Liens.

Notwithstanding these restrictions, we and our Restricted Subsidiaries may, without equally and ratably securing the notes, create, incur, issue, assume or guarantee Secured Debt not otherwise permitted or excepted if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Leaseback Transactions (excluding Sale and Leaseback Transactions described in clauses (1) through (4) of “Limitation of Sale and Leaseback Transactions”), does not exceed 10% of Consolidated Net Tangible Assets (as shown in our quarterly consolidated balance sheet most recently published prior to the date of the creation, incurrence, issuance, assumption or guarantee).

Limitation on Sale and Leaseback Transactions

The indenture provides that we will not, and we will not permit any of our Restricted Subsidiaries to, engage in a Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvements, or commencement of full operations, on such Principal Property, whichever is later;

(2) the Sale and Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) we or a Restricted Subsidiary would be entitled to incur Secured Debt secured by a Lien on the Principal Property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the covenant “Limitation on Liens” described above; or

(4) we or a Restricted Subsidiary, within a one-year period after such Sale and Leaseback Transaction, apply or cause to be applied an amount not less than the net sale proceeds from such Sale and Leaseback Transaction to:

•	the redemption of the notes or the prepayment, repayment, reduction or retirement of any of our indebtedness that ranks pari passu with the notes; or

•	the expenditure or expenditures for Principal Property used or to be used in the ordinary course of our business or the business of any of our Restricted Subsidiaries.

Notwithstanding the foregoing, the National Oilwell Varco indenture provides that we may, and may permit each of our Restricted Subsidiaries to, effect any Sale and Leaseback Transaction that is not excepted by clauses (1) through (4) (inclusive) of the above paragraph, provided that, after giving effect thereto and the application of proceeds, if any, received by us or any Restricted Subsidiaries as a result thereof, the net sale proceeds from such Sale and Leaseback Transaction, together with the aggregate principal amount of all Secured Debt then outstanding (other than the notes) secured by Liens upon Principal Property that are not Permitted Liens would not exceed 10% of the Consolidated Net Tangible Assets (as shown in our quarterly consolidated balance sheet most recently published prior to the date such Sale and Leaseback Transaction is effected).

Consolidation, Merger And Sale Of Assets

The National Oilwell Varco indenture provides that we may (a) consolidate with or merge into or (b) sell, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to, any Person, provided that (i) the Person surviving such consolidation or merger (if we are not the continuing entity) is a Person organized and validly existing under the laws of the United States, any political subdivision thereof or any State thereof and assumes by supplemental indenture all of our obligations on the notes and under the indenture, and (ii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists. Upon a disposition of assets as described in clause (b) of the preceding sentence, we will be released from any further liability under the notes and the indenture.

Events Of Default

In the National Oilwell Varco indenture, an Event of Default will mean any of the following:

•	failure to pay principal of, or any make-whole premium on, any note when due;

•	failure to pay any interest on any note when due, and the continuance of that failure for 30 days;

•	failure to perform or observe any other covenant in the notes or indenture, and the continuance of such default for 60 days after written notice has been given by the trustee, or the holders of at least 25% in principal amount of the notes, as provided in the indenture;

•	our indebtedness or the indebtedness of any Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of the unpaid or accelerated indebtedness exceeds $20 million; or

•	the bankruptcy, insolvency or reorganization of us or a Significant Subsidiary.

If an Event of Default (other than an Event of Default, as a result of the bankruptcy, insolvency or reorganization of us or a Significant Subsidiary) occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding, by notice to us, may declare the principal amount of all notes to be due and payable immediately. If an Event of Default occurs as a result of the bankruptcy, insolvency or reorganization of us or a Significant Subsidiary, the principal amount of all the notes will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any acceleration, but before a judgment or decree for the payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the notes outstanding, by written notice to the trustee, may rescind and annul the acceleration and its consequences if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “Modification and Waiver” below.

Other than its duties in case of a default that is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders, unless the holders furnish the trustee reasonable indemnity. Subject to these provisions to indemnify the trustee, the holders of a majority in aggregate principal amount of the notes outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, for the notes.

No holder of any National Oilwell Varco note has the right to institute any proceeding with respect to the National Oilwell Varco indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	the holder has previously given written notice of a continuing Event of Default to the trustee;

•	the holders of at least 25% in aggregate principal amount of the notes outstanding have made written request, and have furnished reasonable indemnity to the trustee, to institute proceedings in respect to such Event of Default; and

•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the notes outstanding a direction inconsistent with such request, within 60 days after notice, request and offer.

These limitations do not apply if a holder institutes a proceeding for the enforcement or payment of the principal of, or the premium or interest on, any note on or after the applicable due date specified in such note.

We are required to furnish the trustee with an annual statement from our officers as to whether or not, to our knowledge, we are in default in the performance or observance of any of the terms, provisions or conditions of the indenture and, if so, specifying all such known defaults. We are also required to deliver to the Trustee a certificate, as soon as possible, but in no event later than 5 days, after we become aware that a Default or Event of Default has occurred. If a Default or Event of Default occurs and is continuing and if it is actually known to a responsible officer of the trustee, the trustee must mail to the noteholders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal, interest or premium, if any, on any note, the trustee may withhold the notice, if and so long as, a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the noteholders.

Modification And Waiver

Under the National Oilwell Varco indenture, generally we and the trustee may modify our rights and obligations with the consent of the holders of a majority in principal amount of the notes. We may not modify or amend the National Oilwell Varco indenture, without the consent of the holder of each note affected thereby, if the amendment or modification would (with respect to any notes held by a nonconsenting holder):

•	change the maturity date of the principal of, or any installment of principal of or interest on, any note;

•	reduce the principal amount of, or any interest on, any note;

•	reduce the amount of principal of any note payable upon acceleration of the maturity date;

•	change the place or currency of payment of principal of, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the percentage in principal amount of the notes, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of the notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification and waiver;

•	waive, reduce or modify a make-whole premium with respect to any note called for redemption; or

•	make changes to the amendment and waiver provisions of the indenture, or to the provisions relating to waivers of past defaults or institution of proceedings for payment of principal, any premium or interest.

Without the consent of any noteholder, we and the trustee may amend the National Oilwell Varco indenture:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions relating to the form, issuance, delivery, transfer, exchange, replacement and other limited matters with respect to the notes in a manner that does not materially adversely affect any holder;

•	to provide for the assumption of our obligations to noteholders in the case of a merger, consolidation or sale of all or substantially all of our assets;

•	to make any change that would provide any additional rights or benefits to the noteholders or that does not adversely affect the legal rights of any noteholder in any material respect;

•	to conform the text of the indenture or the notes to any provision of this Description of the National Oilwell Varco notes to the extent such provision was intended to be a verbatim recitation of a provision of the indenture or the notes; or

•	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to allow any guarantor to guarantee the notes.

Holders of a majority in principal amount of the National Oilwell Varco notes may waive our compliance with certain restrictive provisions of the National Oilwell Varco indenture or waive any past default or event of default under the indenture, except a continuing default in the payment of principal of any premium or interest on the notes and covenants and provisions of the indenture that require the consent of the holder of each note affected thereby.

Except in certain limited circumstances, we are entitled to set any day as a record date for the purpose of determining the noteholders entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee may be entitled to set a record date for noteholder action or for payments if there is a default. If a record date is set for action to be taken by the noteholders, the action may be taken only by Persons who are noteholders on the record date. To be effective, action must be taken by holders of the requisite principal amount of the notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Discharging Our Obligations; Defeasance

Satisfaction and Discharge

We may satisfy and discharge certain of our obligations with respect to notes which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year by:

•	depositing or causing to be deposited with the trustee money or Government Securities in an amount sufficient to pay the principal and any premium and interest to the date of such deposit (in case of the notes which have become due and payable) or to the maturity date, as the case may be;

•	paying or causing to be paid all other sums payable under the indenture with respect to the notes; and

•	delivering to the trustee an Officer’s Certificate relating to our satisfaction and discharge.

Defeasance and Discharge

We may discharge all of our indebtedness and obligations with respect to the National Oilwell Varco notes (except for obligations to exchange or register the transfer of the notes, to replace stolen, lost or mutilated outstanding notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the noteholders of money or Government Securities, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on the notes on the maturity date in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the noteholders will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

Defeasance of Certain Covenants

The National Oilwell Varco indenture provides that we may omit to comply with certain restrictive covenants, including the covenants described under “Limitation on Liens”, “Limitation on Sale and Leaseback Transactions” and “Consolidation, Merger and Sale of Assets”, in which event certain Events of Default, which are described above (with respect to such respective covenants) under “Events of Default”, will no longer constitute Events of Default. In order to exercise such option to defease such covenants, we will be required to deposit, in trust for the benefit of the noteholders, money or Government Securities, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on the notes on the maturity date in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that noteholders will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur.

If subsequent to the completion of a defeasance of certain covenants as described in the immediately preceding paragraph, the notes are declared due and payable because of the occurrence of any remaining Event of Default, the amount of money and Government Securities we deposit in trust would be sufficient to pay amounts due on the notes on the maturity date but may not be sufficient to pay amounts due on the notes upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Concerning The Trustee

The Bank of New York Trust Company, N.A. is the trustee under the National Oilwell Varco indenture.

Legal Ownership

Street Name and Other Indirect Holders

Investors who hold National Oilwell Varco notes in accounts at banks, brokers and other financial institutions will generally not be recognized by us as legal holders of notes. This is called holding in street name. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the National Oilwell Varco notes, either because they agree to do so in their customer agreements or because they are legally required to do so. If you will hold National Oilwell Varco notes in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting, if required; and

•	how it would pursue rights under the National Oilwell Varco notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

National Oilwell Varco’s obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, extend only to Persons who are registered as holders of National Oilwell Varco notes. We do not have any responsibility for any aspect of the records relating to or payments made on account of beneficial ownership interest in a global note, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by DTC or any participant because the notes are issued in the form of global notes as described below. For example, once we make a payment to the registered holder, we have no further responsibility for the payment, even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Notes

A global note is a special type of indirectly held note. Because we will issue the National Oilwell Varco notes only in the form of global notes, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global notes be registered in the name of a financial institution we select and by requiring that the National Oilwell Varco notes included in the global notes not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global note is called the depositary. Any Person wishing to own a note must do so indirectly by virtue of an account with a bank, broker or other financial institution that in turn has an account with the depositary.

Special Investor Considerations for Global Notes

As an indirect holder, an investor’s rights relating to the global notes will be governed by the account rules of the investor’s bank, broker or other financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global notes.

If you are an investor, you should be aware that:

•	you cannot get National Oilwell Varco notes registered in your own name;

•	you cannot receive physical certificates for your interest in the notes;

•	you will be a street name holder and must look to your own bank, broker or other financial institution for payments on the notes and protection of your legal rights relating to the notes; see “— Street Name and Other Indirect Holders”;

•	you may not be able to sell or pledge your interest in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global notes. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interest in the global notes. We and the trustee also do not supervise the depositary in any way;

•	so long as the depositary, or its nominee, is the registered owner or holder of a global note, the depositary, or its nominee, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture, the notes and applicable law, including having the right to sue for nonpayment of principal and interest; and

•	as an indirect owner, you will not be able to transfer the interest in the global note, except in accordance with the depositary’s applicable procedures (in addition to those under the indenture referred to herein).

Special Situations When Global Notes Will Be Terminated

In a few special situations described in the next paragraph, the global notes will terminate and interests in them will be exchanged for physical certificates representing the notes. After that exchange, the choice of whether to hold notes directly or in street name will be up to you. You must consult your own bank, broker or other financial institution to find out how to have your interests in the notes transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the notes have been previously described in the subsections entitled “Street Name and Other Indirect Holders” and “Direct Holders”.

The special situations for termination of the global notes are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary; and

•	when we notify the trustee that we wish to terminate the global notes.

Additional Mechanics

The following discussion only applies if the global notes are terminated as described above under “— Legal Ownership — Global Notes — Special Situations When Global Notes Will Be Terminated” and the notes are issued in the form of physical certificates.

The notes will be issued:

•	only in registered form;

•	without interest coupons; and

•	in denominations that are even multiples of $1,000.

You may have your notes divided into more notes of smaller denominations (but not less than $1,000) or combined into fewer notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

You may exchange or transfer notes at the office of the trustee. The trustee acts as our agent for registering notes in the names of holders and transferring notes. We may change this appointment to another entity or perform these functions ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. You will not be required to pay a service charge to transfer or exchange the notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been prepared assuming the merger of National Oilwell Varco and Grant Prideco is accounted for as a purchase under U.S. generally accepted accounting principles, and are based on the historical consolidated financial statements of each company which include, in the opinion of management of both companies, all adjustments necessary to present fairly the results for such periods. The unaudited pro forma condensed combined financial statements reflect the pending disposition of certain Grant Prideco tubular business units as further discussed in Note F to the Unaudited Pro Forma Condensed Combined Financial Statements. The disposition is expected to close in the first half of 2008 subject to customary closing conditions, including regulatory approval. However, there can be no assurance the pending disposition will be completed prior to the closing of the merger or at all. The Pro Forma Financial Statements do not reflect cost savings that may result from the merger. The following unaudited pro forma condensed combined balance sheet as of December 31, 2007, and unaudited pro forma condensed combined statement of operations for the year ended December 31, 2007, should be read in conjunction with the historical financial statements of National Oilwell Varco and Grant Prideco and the related notes which are incorporated by reference into this document. The unaudited pro forma condensed combined balance sheet was prepared as if the merger occurred on December 31, 2007 and the unaudited pro forma condensed income statement was prepared as if the merger occurred on January 1, 2007.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of results of operations or financial position that would have occurred had the merger been consummated earlier, nor are they necessarily indicative of future results.

National Oilwell Varco estimates that it will incur fees and expenses totaling approximately $110 million in connection with the acquisition of Grant Prideco, and it has included these costs in calculating the purchase price. After the acquisition is completed, National Oilwell Varco expects to incur additional charges and expenses relating to restructuring overhead functions and certain operations. The amount of these charges has not yet been determined. In addition, the pro forma information assumes a write-up in inventory to fair market value of $112.7 million. National Oilwell Varco expects that the majority of this write-up will flow out to costs of goods sold during the 12-month period following the closing date of the acquisition. The allocation of purchase price to the assets and liabilities of Grant Prideco is subject to change based on the final valuation by National Oilwell Varco’s independent third-party valuation firm.

NATIONAL OILWELL VARCO, INC. AND GRANT PRIDECO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In millions)

	December 31, 2007
	Historical
	National	Pro Forma			Pro Forma
	Oilwell Varco	Grant Prideco (F)	Adjustments		Combined

ASSETS
Current assets:
			$(3,032.4	) (A)
Cash and cash equivalents	$1,841.8	$696.2	1,494.4	(B)	$1,000.0
Receivables, net	2,099.8	415.5	(10.4	) (D)	2,504.9
Inventories, net	2,574.7	471.4	112.7	(A)	3,158.8
Costs in excess of billings	643.5	—	—		643.5
Prepaid and other current assets	434,0	86.3	—		520.3

Total current assets	7,593.8	1,669.4	(1,435.7)		7,827.5

Property, plant and equipment, net	1,197.3	328.9	142.1	(A)	1,668.3
Goodwill	2,445.1	458.8	2,211.9	(A)	5,115.8
Intangibles, net	774.1	81.2	3,503.8	(A)	4,359.1
Investment in unconsolidated affiliate	—	134.7	203.0	(A)	337.7
Other assets	104.6	24.0	—		128.6

Total assets	$12,114.9	$2,697.0	$4,625.1		$19,437.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$152.8	$0.5	$—		$153.3
Accounts payable	604.0	127.5	(10.4	) (D)	721.1
Billings in excess of costs	1,396.1	—	—		1,396.1
Accrued income taxes	112.4	77.9	—		190.3
Other accrued liabilities	1,761.4	118.9	—		1,880.3

Total current liabilities	4,026.7	324.8	(10.4)		4,341.1

Long-term debt	737.9	176.1	1,494.4	(B)	2,408.4
Deferred income taxes	564.3	65.5	1,022.3	(A)	1,652.1
Other liabilities	61.8	29.2	—		91.0

Total liabilities	5,390.7	595.6	2,506.3		8,492.6

Minority interest	62.8	20.9	—		83.7

Commitments and contingencies

Stockholders’ equity:
			(1.3	) (A)
Common stock	3.6	1.3	0.6	(A)	4.2
			(750.0	) (A)
Additional paid-in-capital	3,617.2	750.0	4,198.7	(A)	7,815.9
Retained earnings	2,845.6	1,733.4	(1,733.4	) (A)	2,845.6
Treasury stock	—	(426.6)	426.6	(A)	—
Deferred compensation obligation	—	10.6	(10.6	) (A)	—
Accumulated other comprehensive income	195.0	11.8	(11.8	) (A)	195.0

Total stockholders’ equity	6,661.4	2,080.5	2,118.8		10,860.7

Total liabilities and stockholders’ equity	$12,114.9	$2,697.0	$4,625.1		$19,437.0

NATIONAL OILWELL VARCO, INC. AND GRANT PRIDECO, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
(In millions, except per share data)

	Year Ended December 31, 2007
	Historical
	National	Historical			Pro Forma
	Oilwell Varco	Grant Prideco	Adjustments		Combined

Revenues	$9,789.0	$1,908.6	$(51.3	)(D)	$11,646.3
			191.2	(C)
Cost of products and services sold	6,958.8	975.4	(51.3	)(D)	8,074.1

Gross profit	2,830.2	933.2	(191.2)		3,572.2
Selling, general and administrative	785.8	352.5	—		1,138.3

Operating profit	2,044.4	580.7	(191.2)		2,433.9
Interest and financial costs	(50.3)	(14.2)	(89.7	)(B)	(154.2)
Other income (expense), net	34.8	(1.6)	—		33.2
Equity income in unconsolidated affiliate	—	124.3	—		124.3

Income from continuing operations before income taxes and minority interest	2,028.9	689.2	(280.8)		2,437.2
			(30.5	)(B)
Provision for income taxes	675.8	201.1	(65.0	)(C)	781.4

Income from continuing operations before minority interest	1,353.1	488.1	(185.4)		1,655.8
Minority interest in income of consolidated subsidiaries	16.0	9.9	—		25.9

Income from continuing operations	$1,337.1	$478.2	$(185.4)		$1,629.9

Income from continuing operations per share:
Basic	$3.77	$3.73	$—		$3.97

Diluted	$3.76	$3.69	$—		$3.95

Weighted average shares outstanding:
			(128.1	)(A)
Basic	354.4	128.1	56.3	(A)	410.7

			1.1	(E)
			(129.6	)(A)
Dilutive	355.4	129.6	56.3	(A)	412.8

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(A)	To record the issuance of: (i) 56,293,781 shares of National Oilwell Varco common stock, at an assumed market price of $72.74 per share, and an assumed cash payment of $2,903.5 million to acquire all of the 125,152,915 outstanding shares of Grant Prideco common stock at December 12, 2007 at the agreed exchange ratio of 0.4498 per share plus cash paid per outstanding Grant Prideco share of $23.20 per share; and (ii) options to purchase 1,708,919 shares of National Oilwell Varco common stock at an average price of $27.19 per share, in exchange for all of the outstanding options to purchase shares of Grant Prideco common stock at an average price of $20.89 per share. This also reflects the exchange of 365,971 shares of National Oilwell Varco common stock, at an assumed market price of $72.74 per share, and cash of $18.9 million in exchange for outstanding Grant Prideco restricted stock awards. The estimated initial transaction costs of $110.0 million include one-time professional and advisory fees, and change of control costs. The following table summarizes the estimated purchase price (in millions).

	Estimated		Estimated
	Non-Cash Fair Value	Estimated	Total
	of NOV Stock and	Cash to	Purchase
	Options to be Issued	be Paid	Price

Outstanding Grant Prideco Stock	$4,094.8	$2,903.5	$6,998.3
Fair Value of Grant Prideco Options	77.9	—	77.9
Outstanding Grant Prideco Restricted Stock	26.6	18.9	45.5
Estimated Initial Transaction Costs	—	110.0	110.0

Total Purchase Price	$4,199.3	$3,032.4	$7,231.7

Based on preliminary independent valuation estimates, the transaction is assumed to result in the write up of Grant Prideco’s inventory by $112.7 million and fixed assets by $142.1 million, the identification of additional Grant Prideco intangible assets of $3,503.8 million, the write up of other assets of $203.0 million, and related deferred taxes of $1,022.3 million. The identified intangibles include patents, customer relationships and tradenames, with lives ranging from 10 to 30 years, except for the Reed Hycalog and Grant Prideco tradenames, valued at $752.0 million, which are considered indefinite lived. The asset and liability valuations and estimated lives used to calculate the depreciation and amortization identified in (C) below are preliminary and are subject to change based on the final valuation by National Oilwell Varco’s independent valuation experts. The excess of the purchase price over the net assets acquired of $2,670.7 million is included in goodwill.

(B)	To record estimated debt issued of $1,494.4 million and related cash proceeds as a result of the transaction and to reflect cash balance required to meet working capital needs. The related interest costs on the incremental debt is $89.7 million for the year ended December 31, 2007, calculated at an estimated annual interest rate of 6.0%. The pro forma tax benefit on the additional estimated interest costs is $30.5 million for the year ended December 31, 2007, calculated at an estimated tax rate of 34%. If the pending disposition of certain Grant Prideco tubular business units were not to occur, National Oilwell Varco would expect to have an additional $535.9 million in long-term debt. This would increase pro forma interest expense by $32.2 million on a pre-tax basis and $21.2 million on an after-tax basis and would increase pro forma long-term debt from $2,408.4 million to $2,944.3 million. National Oilwell Varco expects that substantially all of the $1,494.4 million of estimated debt issued will be under new unsecured credit facilities for an aggregate of $3.0 billion that will close concurrent with the merger closing. These facilities, which are expected to consist of a $2.0 billion, five-year revolving credit facility and a $1.0 billion, 364-day revolving credit facility, will replace National Oilwell Varco’s existing $500 million credit facility. National Oilwell Varco is also making an exchange offer of new 6 1/8% Senior Notes due 2015 of National Oilwell Varco to holders of Grant Prideco’s existing $174.6 million outstanding principal amount of 6 1/8% Senior Notes due 2015. No additional pro forma net debt would be issued by National Oilwell Varco as a result of this exchange offer.

(C)	To record the increased depreciation and amortization expense of $191.2 million for the year ended December 31, 2007, associated with the write up of fixed assets and identified intangibles, as noted in

(A) above. The pro forma tax benefit on the additional depreciation and amortization costs is $65.0 million for the year ended December 31, 2007, calculated at an estimated tax rate of 34%.

(D)	To eliminate (i) revenue and costs of goods sold of $51.3 million for the year ended December 31, 2007, associated with sales between National Oilwell Varco and Grant Prideco on the Pro Forma Statement of Operations and (ii) accounts receivable and accounts payable balances of $10.4 million between National Oilwell Varco and Grant Prideco on the Pro Forma Balance Sheet at December 31, 2007.

(E)	To record additional dilution of 1,119,416 National Oilwell Varco shares related to the estimated exchange of the Grant Prideco stock options and restricted stock awards pursuant to the merger agreement.

(F)	The Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet includes the historical consolidated balance sheet of Grant Prideco, adjusted to reflect the pending disposition of certain Grant Prideco tubular business units that are expected to be divested prior to the close of the merger. Atlas Bradford Premium Connections and Services, Tube-Alloy Accessories and TCA Premium Casing are being sold pursuant to an October 2007 purchase and sale agreement between Grant Prideco and Vallourec S.A. and Vallourec & Mannesmann Holdings, Inc. (collectivity referred to as “Vallourec”). In addition to the businesses being sold to Vallourec above, a tubular business located in Venezuela is being otherwise sold or discontinued by Grant Prideco. The related historical balances for all of the businesses not expected to be acquired by National Oilwell Varco have been excluded in the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet. In addition, the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet has been adjusted to reflect the sale of the three business units to Vallourec and the estimated net cash proceeds of $535.9 million (net of estimated transaction costs and income taxes) received in that disposition. The Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet is based on preliminary estimates of transaction costs and net cash proceeds received that could differ following consummation of these transactions. Additionally, there can be no assurance the sales will be completed prior to the closing of the merger or at all.

Following are details related to Grant Prideco’s Unaudited Pro Forma Condensed Consolidated Balance Sheet.

GRANT PRIDECO, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
(in millions)

	As of December 31, 2007
	Historical		Pro Forma
	Grant Prideco	Adjustments(1)	Grant Prideco

Current Assets:
Cash and cash equivalents	$161.0	$535.2 (2)	$696.2
Receivables, net	415.5	—	415.5
Inventories, net	471.4	—	471.4
Assets held for sale	186.5	(184.8)	1.7
Prepaids and other current assets	86.2	(1.6)	84.6

Total Current Assets	1,320.6	348.8	1,669.4
Property, Plant and Equipment, net	329.5	(0.6)	328.9
Goodwill	458.8	—	458.8
Intangibles, net	82.0	(0.8)	81.2
Investment in unconsolidated affiliate	134.7	—	134.7
Other assets	25.1	(1.1)	24.0

Total assets	$2,350.7	$346.3	$2,697.0

Current liabilities:
Current portion of long-term debt and short-term borrowings	$0.5	$—	$0.5
Accounts payable	127.5	—	127.5
Accrued income taxes	77.9	—	77.9
Liabilities held for sale	16.5	(16.5)	—
Other accrued liabilities	119.6	(0.7)	118.9

Total current liabilities	342.0	(17.2)	324.8
Long-term debt	176.1	—	176.1
Deferred income taxes	72.7	(7.2)	65.5
Other liabilities	29.2	—	29.2

Total Liabilities	620.0	(24.4)	595.6
Minority interests	20.9	—	20.9
Commitments and contingencies
Stockholders’ equity:
Common stock	1.3	—	1.3
Additional paid-in-capital	748.4	1.6	750.0
Retained earnings	1,364.3	369.1 (3)	1,733.4
Treasury stock	(426.6)	—	(426.6)
Deferred compensation obligation	10.6	—	10.6
Accumulated other comprehensive income	11.8	—	11.8

Total stockholders’ equity	1,709.8	370.7	2,080.5

Total liabilities and stockholders’ equity	$2,350.7	$346.3	$2,697.0

(1)	Represents adjustments to reflect the historical balances of certain tubular businesses that are expected to be disposed of prior to the merger involving National Oilwell Varco and Grant Prideco. Atlas Bradford Premium Connections and Services, Tube-Alloy Accessories and TCA Premium Casing are being sold pursuant to an October 2007 purchase and sale agreement between Grant Prideco and Vallourec S.A. and Vallourec & Mannesmann Holdings, Inc. (collectively, referred to as “Vallourec” ). In addition to the businesses being sold to Vallourec above, a tubular business located in Venezuela is being otherwise sold or discontinued by Grant Prideco. The related historical balances for all of the businesses not being acquired by National Oilwell have been eliminated in the Grant Prideco Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(2)	Adjustment reflects the estimated cash proceeds of $535.9 million, net of tax, related to the sale of certain tubular businesses to Vallourec which is based on preliminary estimates of remaining transaction costs of $12.2 million and income taxes of $242.8 million that could differ following the consummation of the transaction with Vallourec, partially offset by cash paid of $0.7 million related to certain employee liabilities not being acquired by Vallourec.

(3)	Adjustment reflects the estimated gain of $369.1 million, net of tax, on the sale of certain tubular businesses to Vallourec which is based on preliminary estimates of transaction costs and income taxes that could differ following the consummation of the transaction with Vallourec.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations relating to the exchange offer and consent solicitation and to the ownership and disposition of the National Oilwell Varco notes to initial holders of these securities. This discussion only addresses tax considerations relevant to holders that hold Grant Prideco notes, and will hold National Oilwell Varco notes, as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies; and

•	entities that are tax-exempt for U.S. federal income tax purposes.

This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Grant Prideco notes or will hold National Oilwell Varco notes as a result of the exchange offer, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. We urge partners of partnerships holding notes to consult their tax advisors. This discussion is limited to holders of National Oilwell Varco notes who acquire these securities in connection with the exchange offer. In addition, this discussion does not address any state, local or foreign income or other tax consequences.

This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury Regulations, administrative rulings and judicial authority, all as in effect as of the date of this document. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of notes as described in this discussion. We cannot assure you that the Internal Revenue Service, or IRS, will not challenge one or more of the tax results described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of the exchange offer and consent solicitation and of the ownership and disposition of National Oilwell Varco notes.

We urge you to consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of the exchange offer and consent solicitation and of owning and disposing of National Oilwell Varco notes that may be applicable to you in your particular circumstances.

U.S. Holders

You are a U.S. holder for purposes of this discussion if you are a beneficial owner of Grant Prideco notes or National Oilwell Varco notes received upon the exchange of Grant Prideco notes pursuant to the exchange offer that is, for U.S. federal income tax law purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Exchange Offer

Under general principles of tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under the Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., a modification upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations that govern the determination of whether a modification is a significant modification provide that a change in the obligor of a recourse debt instrument is treated as a significant modification unless certain exceptions apply. Because the exchange offer will result in a change in obligor of the Grant Prideco notes and none of the enumerated exceptions applies, the modification will be treated as significant and thus a taxable exchange, unless, as discussed below, the exchange offer is treated as a tax-free exchange pursuant to a tax-free reorganization.

The consummation of the merger is conditioned on the receipt by each of National Oilwell Varco and Grant Prideco of opinions from their respective counsel to the effect that the merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger qualifies as a reorganization under the Internal Revenue Code, the tender of Grant Prideco notes pursuant to the exchange offer in exchange for National Oilwell Varco notes should be treated as a tax-free exchange for federal income tax purposes if the Grant Prideco notes and National Oilwell Varco notes both constitute “securities” for federal income tax purposes and the exchange is in pursuance of the “plan of reorganization”. It is not clear what is required for the exchange offer to be considered in pursuance of a plan of reorganization. In general, the Treasury Regulations governing tax-free reorganizations provide that the plan must be adopted by each of the corporations that are parties thereto. Since the exchange offer and the proposed amendments will not be adopted by the Grant Prideco board of directors, the exchange may not be considered in pursuance of a plan of reorganization. However, the courts have taken a more expansive view of the meaning of “plan of reorganization.” The exchange offer is contingent on consummation of the merger, which supports the determination that the exchange offer is in pursuance of the plan of reorganization. Thus, the determination of whether the exchange is pursuant to a plan of reorganization is not clear.

The term “security” is not defined in the Internal Revenue Code or in any applicable Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a “security” generally depends on an overall evaluation of the nature of the original debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The IRS has ruled in the context of a transaction that otherwise constituted a tax-free merger that where new debt instruments were issued by the acquiring company in exchange for debt securities of the merged company and such new debt instruments bore the same terms (except for adjustments to the interest rate to reflect differences in credit worthiness) as such old debt securities, such new debt instruments themselves constituted debt securities even though the remaining term was only two years. Because the Grant Prideco notes had a weighted average maturity at issuance of ten years, Grant Prideco notes and National Oilwell Varco notes should constitute “securities” for purposes of the Internal Revenue Code, although the IRS could take a contrary position.

If the tender of Grant Prideco notes pursuant to the exchange offer is treated as a tax-free exchange for federal income tax purposes, you should not recognize any loss in respect of the exchange of Grant Prideco notes for National Oilwell Varco notes, and you should recognize gain, if any, equal to the lesser of (i) the amount of any cash treated as exchange consideration (less any portion of the cash exchange consideration attributable to accrued but unpaid interest) you receive in the exchange offer and (ii) the amount of gain “realized” in the exchange offer. You will also be required to recognize ordinary income equal to any cash treated as exchange consideration that is attributable to accrued but unpaid interest on Grant Prideco notes not previously included in income. In addition, upon the receipt of National Oilwell Varco notes, you may also be required to recognize ordinary income equal to the accrued but unpaid interest not previously included in income on the Grant Prideco notes exchanged for such National Oilwell Varco notes, although such amount will not be again included in your income when actually paid.

In that case, the amount of gain “realized” should equal the excess, if any, of the sum of the amount of any cash treated as exchange consideration (less any portion of the cash exchange consideration attributable to accrued but unpaid interest) plus the issue price, as defined below, of the National Oilwell Varco notes you receive over your adjusted tax basis in your Grant Prideco notes. Subject to the application of the market discount rules with respect to any Grant Prideco note the basis of which in your hands is less than the note’s adjusted issue price, any gain you recognize should be capital gain, and would be long-term capital gain if at the time of the exchange you held the Grant Prideco notes for more than one year. You should continue to have the same tax basis in the National Oilwell Varco notes as the tax basis of the Grant Prideco notes exchanged therefor, increased by any gain you recognize and reduced by the amount of any cash treated as exchange consideration (less any portion of the cash exchange consideration attributable to accrued but unpaid interest) you receive in the exchange offer. The holding period for the National Oilwell Varco notes should include the holding period during which the Grant Prideco notes were held by you. Special rules governing the treatment of discount and premium are discussed below.

In general, if the tender of Grant Prideco notes pursuant to the exchange offer is treated as a taxable exchange for federal income tax purposes either because the Grant Prideco notes or the National Oilwell Varco notes are not securities or because the exchange is not pursuant to a plan of reorganization, you should generally recognize gain or loss equal to the difference between (i) the sum of the issue price, as defined below, of the National Oilwell Varco notes and the amount of any cash treated as exchange consideration (less any portion of the cash exchange consideration attributable to accrued but unpaid interest) which you receive and (ii) your adjusted basis in the Grant Prideco notes. This gain or loss will generally be capital gain or loss except for gain attributable to accrued but unrecognized market discount, if any, which will be ordinary income. In addition, you will recognize ordinary interest income on the amount of accrued and unpaid interest on the Grant Prideco notes which you have not previously included in income, although such amount will not be again included in income when actually paid. The deductibility of capital losses is subject to limitations. Your initial tax basis in a National Oilwell Varco note will generally equal its issue price. The holding period for the National Oilwell Varco notes will begin the day after the exchange.

Consent Payments

The U.S. federal income tax treatment of the consent payments is unclear. The receipt of consent payments by an exchanging U.S. holder may be treated either as additional consideration received in the exchange or as separate consideration for consenting to the proposed amendments to the Grant Prideco notes. We intend to take the position that the payments represent separate consideration for consenting to the proposed amendments and will represent ordinary income to holders in the full amount of the payments, without reduction by any portion of a holder’s basis in the Grant Prideco notes. We urge you to consult your own tax advisor as to possible alternative treatments of the consent payments.

Taxation of Interest, Discount and Premium on National Oilwell Varco Notes

Generally, interest on the National Oilwell Varco notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with your regular method of accounting for federal income tax purposes. Special rules governing the treatment of discount and premium described below apply to the exchange offer.

If the face amount of any National Oilwell Varco note exceeds the issue price (as defined below) of the note by more than a de minimis amount (which is generally 1/4 of one percent of the face amount multiplied by the number of complete years to maturity), the excess will constitute original issue discount for federal income tax purposes. Each holder of a National Oilwell Varco note that is issued with original issue discount would be required to include the discount in ordinary income as interest for federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest (subject to reduction in the case of acquisition premium), before receiving cash to which that interest income is attributable, in addition to being required to report as income for federal income tax purposes stated interest earned on the National Oilwell Varco note in accordance with the holder’s method of accounting for tax purposes. Under this method, you will be required to include in income increasingly greater amounts of discount in successive periods. Your tax basis in the National Oilwell Varco notes will be increased by the amount of original issue discount includible in your gross income as it accrues.

If the National Oilwell Varco notes are publicly traded, within the meaning of the applicable Treasury Regulations, or the National Oilwell Varco notes are not publicly traded but the Grant Prideco notes are publicly traded, the issue price of the National Oilwell Varco notes will be the fair market value of such publicly traded notes excluding the amount of pre-issuance accrued interest on the National Oilwell Varco notes. If neither the National Oilwell Varco notes nor the Grant Prideco notes are publicly traded, the issue price of the National Oilwell Varco notes will equal their principal amount. We believe that the requisite public trading will exist and intend to take this position for all relevant reporting and other purposes.

Because we intend to determine the issue price of the National Oilwell Varco notes by reference to the fair market value of either the Grant Prideco notes or the National Oilwell Varco notes on the applicable exchange date, we cannot know before the applicable exchange date whether the National Oilwell Varco notes will have original issue discount.

If the Grant Prideco notes you exchange have market discount and you have not made the election to include such market discount in income currently as it accrues, then any accrued market discount will be (i) treated as accrued market discount with respect to the National Oilwell Varco notes received in the exchange, if such National Oilwell Varco notes have market discount, or (ii) treated as ordinary income on the disposition of the National Oilwell Varco notes received in the exchange, if such National Oilwell Varco notes do not have market discount. Whether the National Oilwell Varco notes you receive in the exchange offer will be treated as having market discount will depend on your basis in the National Oilwell Varco notes, immediately after the exchange, and the issue price of the National Oilwell Varco notes.

If your tax basis in a National Oilwell Varco note immediately after the exchange is less than or equal to its face amount, but exceeds the issue price of the note, that excess will be considered “acquisition premium.” In such case, you may reduce any original issue discount inclusions with respect to a National Oilwell Varco note by an amount equal to the amount of original issue discount you would otherwise include in gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the face amount of the note over the issue price of the note. Alternatively, you may elect to accrue original issue discount on the note on a constant yield basis as if the issue price of the note were equal to your tax basis in the National Oilwell Varco note immediately after the exchange.

If your tax basis in a National Oilwell Varco note immediately after the exchange exceeds its face amount, you will be considered to have acquired the National Oilwell Varco note with “amortizable bond premium” equal in amount to that excess. You may elect to amortize the premium by offsetting against the interest otherwise required to be included in income in respect of the National Oilwell Varco note during any taxable year the allocable portion of such premium, determined under the constant yield method over the remaining term. In that case, your basis in the National Oilwell Varco note will be reduced by the amount of bond premium offset against interest. An election to amortize bond premium will apply to all taxable debt obligations that you then own and thereafter acquire, and may be revoked only with the consent of the Internal Revenue Service.

The rules concerning discounts and premiums are complex, and we urge you to consult your own tax advisor to determine how, and to what extent, any discount or premium will be included in your income or amortized, and as to the desirability, mechanics and consequences of making any elections in connection therewith in connection with your particular circumstances.

Sale or Other Disposition of National Oilwell Varco Notes

When you sell or otherwise dispose of a National Oilwell Varco note (including a retirement or redemption) in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable in the manner described under “— U.S. Holders — Taxation of Interest, Discount and Premium on National Oilwell Varco Notes”; and

•	your adjusted tax basis in a National Oilwell Varco note.

Gain or loss realized on the sale or other disposition of a National Oilwell Varco note will generally be capital gain or loss (except for gain attributable to accrued market discount not previously taken into income) and will be long-term capital gain or loss if the note is held for more than one year. You are urged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are individuals, and losses, the deductibility of which is subject to limitations.

Non-U.S. Holders

You generally are a non-U.S. holder for purposes of this discussion if you are a beneficial owner (other than a partnership) of Grant Prideco notes or National Oilwell Varco notes that is not a U.S. holder, as described above.

Exchange Offer

You generally will not be subject to U.S. federal income and withholding tax on any gain recognized on the exchange of Grant Prideco notes for National Oilwell Varco notes pursuant to the exchange offer unless:

•	you are an individual present in the United States for 183 days or more in the year of such exchange and specific other conditions are present, or

•	the gain from the exchange is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain. Please read “— Non-U.S. Holders — Income Effectively Connected with U.S. Trade or Business.”

However, to the extent that cash treated as exchange consideration represents interest on the Grant Prideco notes accruing between interest payment dates, you will be required to establish an exemption from United States federal income tax.

Consent Payments

In compliance with U.S. federal withholding tax requirements applicable to payments of certain U.S. source income to foreign persons, Grant Prideco intends to withhold tax at the rate of 30% on consent payments made to non-U.S. holders, unless the holder establishes an exemption or a reduced rate. An exemption will apply to a consent payment which represents effectively connected income to the holder (in which case the non-U.S. holder should provide IRS Form W-8ECI), and an exemption or reduced rate may apply to a consent payment when the non-U.S. holder is entitled to the benefits of a tax treaty (in which case the non-U.S. holder should provide IRS Form W-8BEN).

The proper treatment of the consent payments is unclear. Notwithstanding that Grant Prideco will withhold tax on the consent payments in the absence of an exemption, it is possible that such withholding is not in fact required, in which case you would be entitled to a refund of the tax withheld. You are urged to consult your own tax advisor on this matter.

Taxation of Interest

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments of interest on the National Oilwell Varco notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares,

•	you are not a controlled foreign corporation that is related to us within the meaning of the Internal Revenue Code, and

•	the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) the beneficial owner of the National Oilwell Varco note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on IRS Form W-8BEN (or a suitable substitute form) or (2) a securities clearing organization, bank or other financial institution, that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the National Oilwell Varco note, certifies under penalties of perjury that a IRS Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with Treasury Regulations.

Payments made to a non-U.S. holder which are attributable to original issue discount will generally be treated in the same manner as payments of interest, as just described.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a rate of 30%, unless you provide a properly executed IRS Form W-8BEN or successor form claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States. If such interest is effectively connected with a U.S. trade or business of yours, please read “— Non-U.S. Holders — Income Effectively Connected with U.S. Trade or Business.”

A portion of the first payment of stated interest made by us on the National Oilwell Varco notes will represent pre-issuance interest in the amount of interest on the Grant Prideco notes which was accrued and unpaid on the date of the exchange. This payment will be treated as a payment by us and subject to the same U.S. federal withholding tax rules and exemptions applicable to interest payments, as described above.

Gain on Disposition of the National Oilwell Varco Notes

You generally will not be subject to U.S. federal income and withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a National Oilwell Varco note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and specific other conditions are present, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain. Please read “— Non-U.S. Holders — Income Effectively Connected with U.S. Trade or Business”.

However, to the extent that disposition proceeds represent either interest accruing between interest payment dates or original issue discount accruing while you held the National Oilwell Varco note, you may be required to establish an exemption from United States federal income and withholding tax. Please read “— Non-U.S. Holders — Taxation of Interest.”

Income Effectively Connected with U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest, gain or any other income regarding a National Oilwell Varco note or Grant Prideco note is effectively connected with the conduct of your trade or business, or, if a U.S. income tax treaty applies and you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you may be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the U.S. withholding tax discussed under the caption “— Non-U.S. Holders — Taxation of Interest”, if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to the payor on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

U.S. Holders

Consent payments and interest payments made on, or the proceeds of the sale or other disposition of, Grant Prideco notes or National Oilwell Varco notes will be subject to information reporting. Additionally, the receipt of these payments will be subject to U.S. federal backup withholding tax if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to establish an exemption or comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the U.S. holder’s federal income tax, provided that the required information is furnished to the IRS.

Non-U.S. Holders

In general, backup withholding and information reporting will not apply to consent payments and interest payments made on, or the proceeds of the sale or other disposition of, the Grant Prideco notes or National Oilwell Varco notes if the holder establishes by providing a certificate or, in some cases, by providing other evidence, that the holder is not a U.S. person or the holder otherwise establishes an exemption. Additional exemptions are available for specific payments made outside the United States. Non-U.S. holders of Grant Prideco notes or National Oilwell Varco notes are urged to consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished to the IRS.

Holders Not Tendering in the Exchange Offer

Under general principles of tax law, the modification of a debt instrument creates a deemed exchange upon which gain or loss is realized if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. Under the Treasury Regulations, the modification of a debt instrument is a “significant” modification (i.e., a modification upon which gain or loss is realized) if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Whether holders that do not tender their Grant Prideco notes in the exchange offer are treated as exchanging, for U.S. federal income tax purposes, their Grant Prideco notes for new Grant Prideco notes as a result of the merger or the adoption of the proposed modifications to the Grant Prideco notes (see “the Proposed Amendments”) depends on whether these transactions result in a “significant” modification of the existing Grant Prideco notes. The Treasury Regulations generally provide that a change in obligor on a recourse debt instrument is a significant modification. Although the merger will result in a change in obligor of the Grant Prideco notes, a change in obligor resulting from a reorganization or an acquisition where the new obligor acquires substantially all the assets of the original obligor, in each case that does not result in a “change in payment expectations” or a “significant alteration” of the notes, is not a significant modification for these purposes. The merger will not result in a significant alteration of the Grant Prideco notes and National Oilwell Varco does not believe that the merger will cause a change in payment expectations. The Treasury Regulations also provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” In the case of the adoption of the proposed amendments, although the issue is not free from doubt, National Oilwell Varco intends to take the position that the adoption of such amendments should not constitute a significant modification of the terms of the Grant Prideco notes for federal income tax purposes, in which case a U.S. holder would not recognize any gain or loss and such U.S. holder should continue to have the same tax basis and holding period with respect to such notes as it had before the adoption.

If the adoption of the proposed amendments were treated as a significant modification of the terms of the Grant Prideco notes, however, a non-tendering U.S. holder of such notes would be treated, for federal income tax purposes, as having exchanged its Grant Prideco notes for new Grant Prideco notes.

If both the Grant Prideco notes and the new Grant Prideco notes as modified by the proposed amendments were treated as “securities” for federal income tax purposes, such exchange could be treated as a tax-free recapitalization, in which case such non-tendering U.S. holders should not recognize any gain or loss, except that a non-tendering U.S. holder may be required to recognize ordinary income equal to the accrued but unpaid interest in the Grant Prideco notes not previously included in income, although such amount will not be again included in income when actually paid. The non-tendering U.S. holder’s holding period in the new Grant Prideco notes would include such holder’s holding period in the Grant Prideco notes prior to modification by the proposed amendments, and such holder’s basis in the new Grant Prideco notes as modified by the proposed amendments would equal such holder’s previous basis in the Grant Prideco notes.

If the Grant Prideco notes or the new Grant Prideco notes were not treated as “securities” for federal income tax purposes, a non-tendering U.S. holder would recognize capital gain or loss in an amount equal to the difference between the U.S. holder’s adjusted tax basis in the Grant Prideco notes and the issue price of the new Grant Prideco notes deemed received in exchange therefor, provided that any such gain attributable to accrued but unrecognized market discount would be subject to tax as ordinary income. The deductibility of capital losses is subject to limitations. In addition, a non-tendering U.S. holder would recognize ordinary interest income on the amount of accrued and unpaid interest on such Grant Prideco notes that such holder has not previously included in income, although such amount will not be again included in income when actually paid. The non-tendering U.S. holder’s holding period in such new Grant Prideco notes would begin the day after the effective date of the proposed amendments and the non-tendering U.S. holder’s basis in the new Grant Prideco notes would generally equal their issue price.

Holders are urged to consult their tax advisors as to the amount, timing and character of any income, gain or loss that would be recognized for federal income tax purposes in the case of a deemed exchange and the possibility of the new Grant Prideco notes being issued with original issue discount or premium.

A non-U.S. holder who does not tender the Grant Prideco notes in the exchange offer will be subject to the same rules as those discussed above with respect to non-tendering U.S. holders for purposes of determining whether the proposed amendments give rise to a deemed exchange or a tax-free recapitalization. In the event that such proposed amendments are considered to result in a deemed exchange that does not qualify as a tax-free recapitalization, a non-U.S. holder will generally be taxed on any gain realized on the exchange in the same manner as tendering non-U.S. holders.

ERISA CONSIDERATIONS

The National Oilwell Varco notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or by an individual retirement account or other plan subject to Section 4975 of the Code. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of a National Oilwell Varco note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of National Oilwell Varco notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or similar law. Each purchaser and transferee of a National Oilwell Varco note who is subject to ERISA and/or Section 4975 of the Code or a similar law will be deemed to have represented by its acquisition and holding of the National Oilwell Varco note that its acquisition and holding of the National Oilwell Varco note does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

LEGAL MATTERS

Certain legal matters with respect to the National Oilwell Varco notes offered in the exchange offer will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and schedule of National Oilwell Varco, Inc. at December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of National Oilwell Varco’s internal control over financial reporting as of December 31, 2007, incorporated by reference into this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Grant Prideco, Inc. as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, and the effectiveness of Grant Prideco’s internal control over financial reporting incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph regarding the Company’s adoption of Statement of Financial Accounting Standard No. 123(R), Share-based Payment, on January 1, 2006 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ANNEX A

FORM OF SUPPLEMENTAL INDENTURE
TO GRANT PRIDECO INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of April     , 2008 (this “Supplemental Indenture”), between Grant Prideco, Inc., a Delaware corporation (the “Company’’), and Wells Fargo Bank, N.A., a national banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of July 27, 2005 (the “Original Indenture”), such Original Indenture, as amended and supplemented from time to time (including, without limitation, pursuant to this Supplemental Indenture), being referred to herein as the “Indenture”; and

WHEREAS, pursuant to Section 10.02 of the Indenture, the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in principal amount of the Notes outstanding; and

WHEREAS, National Oilwell Varco, Inc., a Delaware corporation (“National Oilwell Varco”), has offered to exchange all of the outstanding Notes, upon the terms and subject to the conditions set forth in its Prospectus, dated          , 2008, and in the related Letter of Transmittal and Consent (the “Exchange Offer”); and

WHEREAS, in connection with the Exchange Offer, National Oilwell Varco has been soliciting written consents of the Holders to the amendments to the Original Indenture set forth herein (and to the execution of this Supplemental Indenture), and National Oilwell Varco has now obtained such written consents from the Holders of a majority in aggregate principal amount of the outstanding Notes; and

WHEREAS, accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 10.02 of the Original Indenture; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken; and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1.
RELATION TO INDENTURE; DEFINITIONS

Section 1.01.  Relation to Indenture.

With respect to the Notes, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02.  Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Original Indenture.

Section 1.03.  General References.

All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Supplemental Indenture.

ARTICLE 2.
AMENDMENTS TO INDENTURE

Section 2.01.  Amendments.

With respect to all outstanding Notes:

(a) Sections 4.03, 4.04, 4,05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 5.01 and 6.01(c), (d), (f) and (g) of the Original Indenture are hereby deleted and the Company is hereby released from its obligations thereunder;

(b) any failure by the Company to comply with the terms of any of the foregoing Sections of the Original Indenture (whether before or after the execution of this Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

Section 2.02.  Deleted Defined Terms.

In conjunction with the amendments identified in Section 2.01 above, the following defined terms used in the Indenture are hereby deleted:

“Acquired Debt”, “Affiliate Transaction”, “Asset Sale Offer”, “Attributable Debt”, “Change of Control Offer”, “Change of Control Payment”, “Change of Control Payment Date”, “Change of Control Triggering Event”, “Consolidated Cash Flow”, “Consolidated Net Income”, “Credit Facilities”, “Designated Non-cash Consideration”, “Domestic Subsidiary”, “Excess Proceeds”, “Existing Indebtedness”, “Fall-away Covenants”, “Fall-away Event”, “Fixed Charge Coverage Ratio”, “Fixed Charges”, “Foreign Restricted Subsidiary”, “Investment Grade Rating”, “Liquid Securities”, “Net Income”, “Permitted Debt”, “Permitted Liens”, “Permitted Refinancing Indebtedness”, “Rating Agency”, “Rating Category”, “Rating Decline”, “Restricted Investment”, “sale and leaseback transaction”, and “Total Assets”.

Section 2.03.  Effectiveness; Operation.

This Supplemental Indenture shall be effective as of the date hereof. However, the amendments and other changes to the Original Indenture contemplated hereby shall become operative upon the first acceptance of the Notes for exchange in the Exchange Offer and the delivery of the consideration therefor to the Exchange Agent for the Exchange Offer.

ARTICLE 3.
MISCELLANEOUS

Section 3.01.  Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.

The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or due execution thereof by the Company.

Section 3.02.  Continued Effect.

Except as expressly supplemented and amended by this Supplemental Indenture, the Original Indenture (as supplemented and amended to date) shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as so supplemented and amended, and as further supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.03.  Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.04.  Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

**********

$174,585,000

OFFER TO EXCHANGE
ALL OUTSTANDING 6 1/8% SENIOR NOTES OF GRANT PRIDECO, INC.

PROSPECTUS

The Exchange Agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation

By Facsimile (Eligible Institutions Only):	By Mail or Hand:
(212) 430-3775 Attention: Corporate Actions For Information or Confirmation by Telephone: (212) 430-3774	65 Broadway - Suite 723 New York, New York 10006 Attention: Corporate Actions

Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth below. Requests for additional copies of this Prospectus and the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their custodian for assistance concerning the Exchange Offer and the Consent Solicitation.

The Information Agent for the Exchange Offer and the Consent Solicitation is:

Global Bondholder Services Corporation
65 Broadway - Suite 723
New York, New York 10006
Attn: Corporate Actions
Bank and Brokers Call Collect: (212) 430-3774
All Others Please Call Toll-Free: (866) 470-3700

The Dealer Manager for the Exchange Offer and the Consent Solicitation is:

Goldman, Sachs & Co.
Credit Liability Management Group
1 New York Plaza
New York, New York 10004
Collect: (212) 902-9077
Toll-Free: (800) 828-3182